As filed with the Securities and Exchange Commission on October 6, 2010

Registration No. 333-166758

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

PRE-EFFECTIVE AMENDMENT NO. 2 TO

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

RONGFU AQUACULTURE, INC.
(Exact name of registrant as specified in its charter)

Nevada	0273	98-0655634
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

Dongdu Room 321, No. 475 Huanshidong Road, Guangzhou City, PRC 510075
011- 86-10-5170-9287
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Vcorp Services, LLC
20 Robert Pitt Drive, Suite 214
Monsey, New York 10952
(845)425-0077
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Darren Ofsink, Esq.
Guzov Ofsink, LLC
600 Madison Avenue 14th Floor
New York, New York 10022
(212) 371-8008

Approximate date of commencement of proposed sale to public: as soon as practicable after this Registration Statement is declared effective.

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐ __________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐_________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.  ☐ __________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer (Do not check if a smaller reporting company)	☐	Smaller reporting company	☒

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

7,940,370 Shares of Common Stock

RONGFU AQUACULTURE, INC.

Common Stock

PROSPECTUS

__, 2010

The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 6, 2010

PRELIMINARY PROSPECTUS

7,940,370 Shares

Rongfu Aquaculture, Inc.

Common Stock

This prospectus relates to the resale by the Selling Stockholders of up to 7,940,370 shares of our Common Stock, $.001 par value (“Common Stock”), including an aggregate of 1,044,081 shares issued to certain Selling Stockholders pursuant to or in connection with a Share Exchange Agreement dated as of March 29, 2010 (the “Share Exchange Agreement”) and an aggregate of 6,896,289 shares of our Common Stock issuable to the Selling Stockholders upon conversion of shares of our Series A Preferred Stock and exercise of warrants to purchase our Common Stock issued in a private placement (the “Private Placement”) pursuant to a Series A Preferred Stock Purchase Agreement dated as of March 29, 2010 (the “Purchase Agreement”).

All of the shares of Common Stock issued to the Selling Stockholders may be sold by the Selling Stockholders. It is anticipated that the Selling Stockholders will sell these shares of Common Stock from time to time in one or more transactions, in negotiated transactions or otherwise, at prevailing market prices or at prices otherwise negotiated (see “Plan of Distribution” beginning on page 70). We will not receive any proceeds from the sales by the Selling Stockholders.  Under the terms of the warrants, cashless exercise is permitted in certain circumstances. We will not receive any proceeds from any cashless exercise of the warrants, but would receive the exercise price of warrants exercised on a cash basis. We will pay all of the registration expenses incurred in connection with this offering, but the Selling Stockholders will pay any selling commissions, brokerage fees and related expenses.

There is a limited market in our Common Stock. The shares are being offered by the Selling Stockholders in anticipation of the continued development of a secondary trading market in our Common Stock. We cannot give you any assurance that an active trading market in our Common Stock will develop, or if an active market does develop, that it will continue.

Our Common Stock is listed on the OTC Bulletin Board and trades under the symbol RNFU.OB.  On September 30, 2010, the closing sale price of our Common Stock was $4.00 per share.

Investing in our Common Stock involves risks. See “Risk Factors” on page 7.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ______, 2010

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

You should rely only on the information contained in this prospectus and any free writing prospectus prepared by or on behalf of us or to which we have referred you. We and the underwriter have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to offer or sell these securities. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy these securities in any jurisdiction in which such offer or solicitation may not be legally made.  If any other information or representation is given or made, such information or representation may not be relied upon as having been authorized by us or the underwriter, and neither we nor the underwriter accepts any liability in relation thereto.

We obtained statistical data, market data and other industry data and forecasts used throughout, or incorporated by reference in, this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Similarly, while we believe that the statistical data, industry data and forecasts and market research are reliable, we have not independently verified the data, and we do not make any representation as to the accuracy of the information. We have not sought the consent of the sources to refer to their reports appearing or incorporated by reference in this prospectus.

i

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus.  This summary does not contain all of the information you should consider before investing in our common stock. You should read this entire prospectus carefully, especially the “Risk Factors” section beginning on page 6 and our consolidated financial statements and the related notes appearing at the end of this prospectus, before making an investment decision.  Unless the context otherwise requires, The "Company", "we," "us," and "our," refer to (i) Rongfu Aquaculture, Inc. (“Rongfu”), (iii) Flourishing Blessing (Hong Kong) Co., Ltd. (“Flourishing HK”) and  (iv) Guangzhou Flourishing Blessing Heng Seng Agriculture Technology Limited (the “WOFE” or “Guangzhou Flourishing”). Certain references to ownership and other rights of the Company in this prospectus  include the rights of Foshan Nanhai Ke Da Heng Sheng Aquatic Co., Ltd. and Hainan Ke Da Heng Sheng Acquit Germchit Co., Ltd. which we are attributing to the Company by virtue of the Contractual Agreements described below.

Our Business

Through our subsidiaries and the Contractual Agreements described below, we are engaged in commercial freshwater aquaculture in the People’s Republic of China (the “PRC”). Aquaculture is the cultivation or farming of fish under controlled conditions (as contrasted with the harvesting of fish in the wild). We cultivate fish in fresh water (not marine (salt water) or brackish environments), sell fish and fish fry (juvenile fish) and also act as a dealer of freshwater fish (generating trading profits from the purchase of fish from third party farmers and the immediate re-sale of such fish to wholesalers and processors).

During the fiscal year ended December 31, 2009 (“fiscal 2009”) we sold more than 27,000 tons of adult fish to frozen fish processors and wholesalers in Guangdong Province and Hainan Province, PRC and we sold approximately 360 million fry to distributors, which in turn sold such fry to other farmers to cultivate.

Our Industry

Aquaculture is the science, art, or practice of cultivating and harvesting aquatic organisms, including fish, mollusks, crustaceans, aquatic plants, and algae such as seaweed. Operating in marine, brackish, and freshwater environments, aquaculture provides food for people and in smaller amounts supplies fish for stocking lakes, bait for fishing, and live specimens for home aquariums. According to a recent study by the World Food and Agriculture Organization (“FAO”) published on March 2, 2009, world fisheries production reached a new high of 143.6 million metric tons in 2006, including farmed and ocean caught product. The contribution of aquaculture to the world fisheries production in 2006 was 51.7 million tons of fish, which was 36 percent of world fisheries production in 2006, up from 3.6 percent in 1970. Global aquaculture accounted for 6 percent of the fish available for human consumption in 1970. In 2006 global aquaculture accounted for 47 percent of the fish available for human consumption according to the FAO. The FAO report also describes that over half of the global aquaculture in 2006 was freshwater finfish. Based on the FAO’s projections, it is estimated that in order to maintain the current level of per capita consumption, global aquaculture production will need to reach in excess of 80 million tons of fish by 2050.

Also according to the FAO, in 2006 China contributed approximately 67% of the total quantity and 49% of the total value of worldwide aquaculture production. In China, approximately 90% of fish production comes from aquaculture. China’s aquatic production for 2009 is forecast to have reached 49.5 metric tons (“MMT”), an increase of approximately two percent from the estimated 48.6 MMT of production in 2008.

Inland aquaculture is very important part of China fishery industry. Freshwater aquaculture is carried out in fish ponds, lakes, reservoirs, canals, pens, cages, and paddy fields. Freshwater aquaculture production is dominated by finfish, particularly silver, grass and other carps. Pond culture is the most important source of inland aquaculture, with an estimated share of 73.9% in 1996. More than 4.5 million Chinese farmers are engaged in aquaculture, more than the rest of the world combined.

In 2005, according to the American Tilapia Association (“ATA”), tilapia production worldwide was second in volume to carp, and it is projected by the ATA that tilapia will become the most important aquaculture crop in the 21st century. Commercial production of tilapia has become popular in many countries around the world. Touted as the “new white fish” to replace the depleted ocean stocks of cod, pollock, and hake, world tilapia production continues to rise and at least 100 countries currently raise tilapia, with the PRC being the largest producer. The American Tilapia Association further reports that world production of tilapia products reached approximately 2.5 million metric tons in 2007, of which China produced the dominant share of 45.0 percent.

Our Principal Competitive Strengths

We believe we have the following principal competitive strengths:

•
Quality Products. We produce fish products and have developed a farming system that avoids the use of potentially toxic chemicals, drugs, pesticide residues, veterinary drug residues, heavy metals, pollutants and other substances. We believe that we fully comply with the Law of PRC on the Prevention and Control of Water Pollution. Our fish are raised in ponds of pure rain water collected for aquaculture. We use high quality fish food  to comply with the safety rules and regulations in the PRC.

•
Vertically Integrated Operations. Vertical integration of our operations allows us to control and monitor quality, as well as reduce costs. Through our cooperative arrangements with local farmers, we train them to our production methods, while monitoring constantly the quality of production until harvest.

•
Environmental and Quality Assurances. We have adopted and implemented stringent quality control measures and procedures throughout the production process, in order to comply with the various environmental and quality standards. In order to supply to food processing companies, we have complied with the Food Safety Law of the PRC, which became effective on June 1, 2009. We use advanced technologies in our farming, feed formulation and processing operations. We have adopted modern and environmentally friendly and responsible technology in our growing process of fishes.

•
Strategic Location in Guangdong Province, PRC. Our processing facilities are geographically well-positioned in Guangdong Province to leverage favorable climatic conditions, abundant water supply, a pristine environment and a readily available source of labor for our processing plant. Furthermore, our logistics center is conveniently located near the farmers from whom we obtain our supply of fish and it is also in close proximity to our new cooperative fish farms.

•
Competitive Cost Structure. We benefit from competitive cost structures due to the lower labor costs in China and the streamline of the supply chain transactions to increase the logistics efficiencies. We also believe that we are able to trim our operating costs by procurement of fry and fish food at relatively low cost and deployment of advanced methods for cultivation.

•
Experienced Management – The senior management has extensive experience in fish farming in Guangdong Province in China. Mr. Chen Zhisheng, our Chairman, has over 30 years experience in the field of aquaculture. He also serves as the Chairman of Foshan Nanhai Aquaculture Association and we believe that he has great influence in the development of the industry in Guangdong Province.

Our Growth Strategies

•
Domestic Sales and Marketing Efforts. The recent establishment of our sales office in Hangzhou on May 2010 will help us further roll out our products outside of Guangdong Province. Following the opening of our logistics center in May 2010, we can explore new sales networks for other regions to meet customer needs and thus advance our new branding and marketing initiative around our “Ke Da Heng Sheng” brand of our adult fish and fish fry products.

•
Strong Research and Development Team. We have an established and strong research and development team to enhance our growing technology and have close cooperation with leading research institutes with the aim to develop new strains of fish. We plan to add more breeding types of fish to meet the demand of farmers and to deliver “all-season” fry (fry that are raised and grown all year long) to smooth out our production cycle and enable us to minimize price fluctuations and generate more consistent revenue throughout the year.

•	Expansion of Cooperative Farming. We plan to expand our cooperative farming arrangements to increase the availability of our products to meet anticipated growth in demand.

•	Expansion of Production Facilities. We plan to expand our production facilities to satisfy the anticipated growing demand for our products.

Our Corporate Structure

Our current structure is set forth in the diagram below:

Company Information

Our principal executive offices are located at Dongdu Room 321, No. 475 Huanshidong Road, Guangzhou City, PRC 510075, and our telephone number is 011-86-20-8762-1778.

THE OFFERING

On March 29, 2010 the Company entered into and consummated the Share Exchange Agreement with certain of the Selling Stockholders. Pursuant to or in connection with the Share Exchange Agreement, the Company issued to certain of the Selling Stockholders an aggregate of 1,044,081 shares of common stock of Rongfu Aquaculture, Inc. On March 29, 2010 the Company also entered into and consummated the Purchase Agreement with certain of the Selling Stockholders, pursuant to which the Company issued to those Selling Stockholders in exchange for an aggregate cash payment of approximately $7,700,000 (a) an aggregate of 2,768,721 shares of its Series A Preferred Stock, (b) five-year Series A Warrants to purchase an aggregate of 1,730,451 shares of its Common Stock for $3.47 per share and (c) five-year Series B Warrants to purchase an aggregate of 1,730,451 shares of its Common Stock for $4.17 per share.  In connection with the consummation of the Purchase Agreement and the Share Exchange Agreement the Company also issued to certain of the Selling Stockholders (d) five-year Series C Warrants to purchase an aggregate of 333,333 shares of its Common Stock for $2.44 per share and (e) five-year Series D warrants to purchase an aggregate of 333,333 shares of its Common Stock for $2.93 per share.

This prospectus relates to the resale of the 7,940,370 shares of our Common Stock issued to the Selling Stockholders and issuable to the Selling Stockholders upon conversion of the Series A Preferred Stock and exercise of all of the warrants referred to in the preceding paragraph.

Issuer	Rongfu Aquaculture, Inc.

Common Stock outstanding prior to the Offering	21,286,789 shares

Common Stock offered by the Selling Stockholders	7,940,370 shares

Total shares of Common Stock to be outstanding after the Offering assuming conversion of all Series A Preferred Stock and exercise of all outstanding warrants	28,183,078 shares

Use of Proceeds	We will not receive any proceeds from the sale of the shares of Common Stock.

Our OTC Bulletin Board Trading Symbol	RNFU.OB

Risk Factors	You should read the “Risk Factors” section beginning on page 7 of this prospectus for a discussion of factors to consider carefully before deciding to invest in shares of our Common Stock.

The number of shares of our Common Stock to be outstanding after this offering is based on 21,286,789 shares of our Common Stock outstanding as of October 1, 2010 and gives effect to the issuance of an aggregate of 6,896,289 shares of Common Stock to the Selling Stockholders upon conversion of all of the Series A Preferred Stock and warrants to purchase our Common Stock held by them.

SUMMARY CONSOLIDATED FINANCIAL DATA

The following tables summarize our consolidated financial data for the periods presented. You should read these tables together with the consolidated financial statements and related notes appearing at the end of this prospectus, as well as “Capitalization,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the other financial information included elsewhere in this prospectus. We have derived the consolidated statement of operations data for the six months ended June 30, 2010 and 2009 from our unaudited consolidated financial statements included in this prospectus.  Our historical results are not necessarily indicative of the results to be expected in any future period.

	Six months ended June 30, 2010	Six months ended June 30, 2009

Revenue	$22,553,424	$16,968,277

Cost of goods sold	14,446,385	10,188,007

Gross profit	8,107,039	6,780,270

Operating expenses:
Selling expenses	841,731	290,081
General and administrative expenses	747,403	1,075,070
Research and development cost	38,643	35,142
Total operating expenses	1,627,777	1,400,293

Net income from operations	6,479,262	5,379,977

Other income (expenses):
Loss on fair value of derivative liability	(5,307,988)	-
Interest income	6,614	20,840
Interest expense	(34,841)	(450)
Total other income (expense)	(5,336,215)	20,390

Net income before income taxes	1,143,047	5,400,367

Income taxes	488,584	378,905
Net income	$654,463	$5,021,462

Deemed dividend from beneficial conversion feature of Series A preferred stock	(4,374,579)	-

Dividends paid or declared	$(643,651)	-
Net income (loss) available to common shareholders	$(4,363,767)	$5,021,462
Earnings per share - basic	$(0.21)	$0.24
Earnings per share - diluted	$(0.21)	$0.24

Weighted average shares outstanding -basic	21,286,789	20,810,713
Weighted average shares outstanding - diluted	21,286,789	20,810,713

Net income	$654,463	$5,021,462
Other comprehensive loss	$(98,496)	$(177,809)
Comprehensive income	$555,967	$4,843,653

	Year ended December 31, 2009	Year ended December 31, 2008

Revenue	$43,842,407	$35,592,569

Cost of goods sold	26,708,361	20,043,897

Gross profit	17,134,046	15,548,672

Operating expenses:
Selling, general and administrative expenses	2,514,036	2,629,756
Research and development cost	90,045	88,040
Total operating expenses	2,604,081	2,717,796

Net income from operations	14,529,965	12,830,876

Other income (expenses):
Interest income	50,493	71,087
Interest expense	(107,827)	(12,733)
Other expenses	(415)	(1,954)
Total other income (expense)	(57,749)	56,400

Net income before income taxes	14,472,216	12,887,276

Income taxes	1,396,028	1,027,781

Net income	$13,076,188	$11,859,495
Earnings per share – basic	$0.63	$0.57
Earnings per share – diluted	$0.63	$0.57
Weighted average shares outstanding –basic	20,817,713	20,817,713
Weighted average shares outstanding –diluted	20,817,713	20,817,713
Net income	$13,076,188	$11,859,495
Other comprehensive income	5,533	600,174

Comprehensive income	$13,081,721	12,459,669

Balance Sheet Data:
	June 30, 2010	December 31, 2009

Cash	$7,125,477	$3,194,248
Accounts receivable	$2,043,325	$236,374
Inventories	$8,987,628	$2,979,753
Due from shareholders	$-	4,008,659
Prepaid expenses	$679,301	$230,247
Fixed assets	$905,285	$405,147
Other receivables	$27,149	$21,208
Trade deposit	$-	$121,224
Biological assets	$366,200	$432,808
Total assets	$20,134,365	$11,629,668
Total liabilities	$14,453,833	$9,254,732
Temporary equity	$7,700,000	$-
Total stockholders' equity	$2,019,468	$2,374,936
Total liabilities and stockholders’ equity	$20,134,365	$11,629,668

RISK FACTORS

An investment in our common stock involves a high degree of risk. You should carefully consider the risks described below, together with all of the other information included in this prospectus, before making an investment decision. If any of the following risks actually occurs, our business, financial condition or results of operations could suffer. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

RISKS RELATED TO OUR BUSINESS

We may not be able to effectively control and manage our growth, and a failure to do so could adversely affect our operations and financial condition.

We plan to expand our current production capacity. Planned expenditures for land, equipment, acquisition of companies and market expansion are approximately $20 million over the next two years. Even if we are able to secure the funds necessary to implement these expenditures (of which there is no assurance), we will face management, resource and other challenges in expanding our current facilities, integrating acquired assets or businesses with our own, and managing expanding product offerings. Failure to effectively deal with increased demands on our resources could interrupt or adversely affect our operations and cause production backlogs, longer product development time frames and administrative inefficiencies. Other challenges involved with expansion, acquisitions and operation include:

●	unanticipated costs;

●	the diversion of management’s attention from other business concerns;

●	potential adverse effects on existing business relationships with suppliers and customers;

●	obtaining sufficient working capital to support expansion;

●	expanding our product offerings and maintaining the high quality of our products;

●	maintaining adequate control of our expenses and accounting systems;

●	successfully integrating any future acquisitions; and

●
anticipating and adapting to changing conditions in the aquaculture industry, whether from changes in government regulations, mergers and acquisitions involving our competitors, technological developments or other economic, competitive or market dynamics.

Even if we do obtain benefits of expansion in the form of increased sales, there may be a lag between the time when the expenses associated with an expansion or acquisition are incurred and the time when we recognize such benefits, which would affect our earnings.

The new cooperative model we are developing will require substantial investment and reliance upon independent farmers and there can be no assurance that the model will be successful.

We are developing a new cooperative business model which will rely more heavily on independent fish farmers to grow fish for us to purchase and re-sell. The new model will require substantial working capital from us because we intend to provide farmers fish fry to grow and not receive payment for the fry at the time we provide the fry. The cost of the fry provided to each farmer will be recorded as a receivable from such farmer on our books and recouped by us when we purchase adult fish from the farmer. A return on our investment will be dependent upon our success in training farmers in our techniques and insuring uniform quality. Currently, most of the independent farmers lack the necessary expertise and management experience needed to economically produce healthy adult fish.

Any actual contamination of our products resulting from processing, packaging or transit of our products, or negative press from contamination experienced by other companies in our industry may adversely affect our operations or reduce our margins or profits.

We actively seek to control the quality of our products and avoid risk of contamination in the distribution of such products. However, no quality control program is guaranteed to be completely effective. We are dependent on others for the reliable processing, packaging and safe transportation of our products to the market place and the quality of our final product as experienced by the consumer may be impacted by disruptions in the processing, packaging and transit process beyond our control. In addition, if our competitors experience problems with contamination of their products, even if we do not concurrently suffer similar adverse events, publicity of such problems could negatively impact our reputation. Actual contamination or reports of industry problems with contamination or poor quality may have a material adverse effect on our operations, including an increase in product liability claims, higher quality control and transport costs, reduced margins and decreased consumer interest in our products.

We may be adversely affected by the fluctuation in raw material prices and selling prices of our products.

Neither our products nor the raw materials we use have experienced any significant price fluctuations since we began operation, but there is no assurance that they will not be subject to future price fluctuations or pricing control. The products and raw materials we use may experience price volatility caused by events such as market fluctuations or changes in governmental programs. The market price of these raw materials may also experience significant upward adjustment, if, for instance, there is a material under-supply or over-demand in the market. These price changes may ultimately result in increases in the selling prices of our products, and may, in turn, adversely affect our sales volume, revenue and operating profit.

We could be adversely affected by the occurrence of natural disasters in Guangdong and Hainan Provinces.

From time to time, both Guangdong and Hainan Provinces experience typhoons, particularly from June through September of any given year. Natural disasters could impede operations, damage infrastructure necessary to our operations or adversely affect the logistical services to and from such provinces. Even though we currently have insurance against damage caused by natural disasters, including typhoons, accidents or similar events, the occurrence of natural disasters in Hainan and Guangdong Provinces could adversely affect our business, the results of our operations, prospects and financial condition, through business disruptions and/or any losses in excess of our policy limits.

We do not presently maintain product liability insurance or business interruption insurance, and our property and equipment insurance does not cover the full value of our property and equipment, which leaves us with exposure in the event of loss or damage to our properties or claims filed against us.

We currently do not carry any product liability or other similar insurance or business interruption insurance. Unlike in the United States and many other countries, product liability claims and lawsuits in the PRC are rare. Product liability exposures and litigation, however, could become more commonplace in the PRC. Moreover, we could have more product liability exposure and liability as we expand our sales into international markets, like the United States, where product liability claims are more prevalent.

            We may be required from time to time to recall products entirely or from specific co-packers, markets or batches.  We do not maintain recall insurance. In the event we do experience product liability claims or a product recall, or suffer from natural or other unexpected disaster, business or government litigation, or any uncovered risks of operation our financial condition and business operations could be materially adversely affected.

We may not have adequate or effective internal accounting controls.

The PRC has not adopted a Western style of management and financial reporting concepts and practices. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the PRC. As a result of these factors, we may experience difficulty in establishing accounting and financial controls, collecting financial data, budgeting, managing our funds and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

Rules adopted by the Securities and Exchange Commission (the “Commission”) pursuant to Section 404 of Sarbanes-Oxley require annual assessment of our internal controls over financial reporting. The requirement that management perform an assessment of internal controls over financial reporting first applied to our Annual Report on Form 10-K for the fiscal year ended December 31, 2008. The standards that must be met for management to assess the internal controls over financial reporting as effective are relatively new and complex, and require significant documentation, testing and possible remediation to meet the detailed standards.

Our lack of familiarity with Western practices generally and Section 404 specifically may unduly divert management’s time and resources, which could have a material adverse effect on our operating results. Further, if material weaknesses in our internal controls over financial reporting are identified or our external auditors are unable to attest that our management’s report is fairly stated or to express an opinion on the effectiveness of our internal controls, this could result in a loss of investor confidence in our financial reports, have an adverse effect on our stock price and/or subject us to sanctions or investigation by regulatory authorities.

We may have violated Section 402 of the Sarbanes-Oxley Act of 2002 and Section 13(k) of the Exchange Act and may be subject to sanctions for such violations.

Section 13(k) of the Exchange Act provides that it is unlawful for a company such as ours, which has a class of securities registered under Section 12(g) of the Exchange Act, to directly or indirectly, including through any subsidiary, extend or maintain credit in the form of a personal loan to or for any director or executive officer of the company. Issuers violating Section 13(k) of the Exchange Act may be subject to civil sanctions, including injunctive remedies and monetary penalties, as well as criminal sanctions. The imposition of any of such sanctions on the Company may have a material adverse effect on our financial position, results of operations or cash flows.

On March 29, 2010 pursuant to a Share Exchange Agreement with the former stockholders of Rongfu Delaware we acquired 100% of the outstanding common stock of Rongfu Delaware. At the time, Chen Zhisheng, who became our Chairman on such date, was indebted on account of a previous loan of an aggregate of RMB 21,900,000 (approximately $3,220,588) made by Foshan Nanhai Ke Da Heng Sheng Aquatic Co., Ltd (“Nanhai Ke Da Heng Sheng”)., a PRC limited liability company with which one of Rongfu’s subsidiaries has certain Contractual Agreements described below.

The existence of indebtedness of Mr. Chen to Nanhai Ke Da Heng Sheng Ltd. at the time the Company acquired Rongfu and the continuation of such indebtedness thereafter may constitute a violation of Section 13(k) of the Exchange Act (Section 402(a) of Sarbanes-Oxley).

Our revenue will decrease if the aquaculture industry experiences a downturn.

We are subject to the general changes in economic conditions affecting many segments of the economy.  Demand for fish is typically affected by a number of economic factors, including, but not limited to, fish supply, seasonal climates, government regulation and government guidance.

Competition in the aquaculture industry could adversely affect our results of operations.

We operate in local and regional markets in China, and many factors affect the competitive environments we face in any particular market. These factors include the number of competitors in the market, the pricing policies and financial strength of those competitors, the total production capacity serving the market, the barriers to enter the market and the proximity of natural resources, as well as general economic conditions and demand for construction materials within the market. There is no assurance that existing or new competitors may not receive contracts for which we compete by reason of events and factors beyond our control.

Our growth strategy is capital intensive; without additional capital on favorable terms we may not accomplish our strategic plan.

Our expansion plans are premised upon our raising sufficient capital. There can be no assurance that we will do so. Our inability to raise sufficient capital or inability to raise capital on acceptable terms to fund these new production plants would negatively impact our projected revenues and our projected growth.

Long-term collection of accounts receivable and potential bad debts may impose a threat to our operations and expansion.

At certain times we may have a large amount of accounts receivable, which account for over 2% of our total assets. A substantial majority of our outstanding trade receivables are not secured by any collateral or credit insurance. While we have procedures to monitor and limit exposure to credit risk on our trade and non-trade receivables, there is no assurance that such procedures will effectively limit our risks of bad debts and avoid losses, which could have a material adverse effect on our financial condition, operating results and business expansion.

We depend heavily on key personnel, and turnover of key employees and senior management could harm our business.

Our future business and results of operations depend in significant part upon the continued contributions of our key technical and senior management personnel, including Chen Zhisheng, our Chairman and Kelvin Chan, our Chief Executive Officer and President.  They also depend in significant part upon our ability to attract and retain additional qualified management, technical, marketing and sales and support personnel for our operations.  If we lose a key employee, or if we are not able to attract and retain skilled employees as needed, our business could suffer.  We also depend on Professor Sifa Li and his team from Shanghai Fisheries University to help us breed certain of our products. Significant turnover in our senior management could significantly deplete our institutional knowledge held by our existing senior management team.  We depend on the skills and abilities of these key employees in managing the production, technical, marketing and sales aspects of our business, any part of which could be harmed by turnover in the future. We also depend on Professor Sifa Li and his team from Shanghai Fisheries University to help us breed certain of our products.

We expect approximately 75% of our sales revenues will be derived from our ten largest customers in 2010 and any reduction in revenues from any of these customers would reduce our revenues and net income.

In fiscal year 2009, we derived 75.9% of our revenue from our ten largest customers.  In fiscal year 2008, we derived 75.2% from our ten largest customers.  We believe we are favorably diversifying our customer base to put less reliance on any one customer; however, the loss of one of major customers could materially decrease our revenues and net income.

We may be unable to continue to take advantage of the seasonal pricing fluctuation in sales of our products, and we may be adversely affected by the seasonal fluctuation in the prices we earn for our products.

We have experienced seasonal fluctuation in the prices we earn for our products, generally in the range of 15 to 20%. Pricing fluctuation occurs during the winter season when fish farms in the northern part of the PRC suspend production due to cold weather conditions. These weather related disruptions in supply permit us to increase the sales prices of our tilapia products. However, there can be no assurance that such premium pricing, benefiting our profitability, can be maintained in the future. Other factors, such as an increase in the cost of feed, might also adversely impact on the cost of fish and lessen our margins and profitability.

Our continuing rapid expansion could significantly strain our resources, management and operational infrastructure which could impair our ability to meet increased demand for our products and hurt our business results.

To accommodate our anticipated growth and to build additional facilities, we will need to expend capital resources and dedicate personnel to implement and upgrade our accounting, operational and internal management systems and enhance our record keeping and contract tracking system.  If we cannot successfully implement these measures efficiently and cost-effectively, we will be unable to satisfy the demand for our products, which will impair our revenue growth and hurt our overall financial performance.

Certain of our existing stockholders have substantial influence over our company, and their interests may not be aligned with the interests of our other stockholders.

Mr. Kelvin Chan is the owner of approximately 81.7% of our common stock. As more particularly described in footnote 3 to the table contained in “Security Ownership,” Mr. Chan has granted options to purchase an aggregate of 14,400,000 of his shares to certain persons, including 9,000,000 shares to Chen Zhisheng, our Chairman. As a result, Mr. Chan and Mr. Chen may have significant influence over our business, including decisions regarding mergers, consolidations and the sale of all or substantially all of our assets, election of directors and other significant corporate actions. This concentration of ownership may also have the effect of discouraging, delaying or preventing a future change of control, which could deprive our stockholders of an opportunity to receive a premium for their shares as part of a sale of our company and might reduce the price of our shares.

Environmental claims or failure to comply with any present or future environmental regulations may require us to spend additional funds and may harm our results of operations.

Our business is subject to environmental, health and safety laws and regulations that affect our operations, facilities and products in each of the jurisdictions in which we operate. We believe that we are in compliance with all material environmental, health and safety laws and regulations related to our products, operations and business activities. Although we have not suffered material environmental claims in the past, the failure to comply with any present or future regulations could result in the assessment of damages or imposition of fines against us, suspension of production, cessation of our operations or even criminal sanctions.   The enacting of new regulations could also require us to acquire costly equipment or to incur other significant expenses.

Our holding company structure may limit the payment of dividends.

We have no direct business operations, other than our ownership of our subsidiaries.  While we have no current intention of paying dividends, should we decide in the future to do so, as a holding company, our ability to pay dividends and meet other obligations depends upon the receipt of dividends or other payments from our operating subsidiaries and other holdings and investments.  In addition, our operating subsidiaries, from time to time, may be subject to restrictions on their ability to make distributions to us, including as a result of restrictive covenants in loan agreements, restrictions on the conversion of local currency into U.S. dollars or other hard currency and other regulatory restrictions as discussed below.  If future dividends are paid in RMB, fluctuations in the exchange rate for the conversion of RMB into U.S. dollars may reduce the amount received by U.S. stockholders upon conversion of the dividend payment into U.S. dollars.

Chinese regulations currently permit the payment of dividends only out of accumulated profits as determined in accordance with Chinese accounting standards and regulations.  Our subsidiaries in China are also required to set aside a portion of their after tax profits according to Chinese accounting standards and regulations to fund certain reserve funds.  Currently, our subsidiaries in China are the only sources of revenues or investment holdings for the payment of dividends.  If they do not accumulate sufficient profits under Chinese accounting standards and regulations to first fund certain reserve funds as required by Chinese accounting standards, we will be unable to pay any dividends.

RISKS RELATED TO DOING BUSINESS IN CHINA

Risks Related to Doing Business in the PRC

The Company faces the risk that changes in the policies of the PRC government could have a significant impact upon the business that the Company may be able to conduct in the PRC and the profitability of such business.

The PRC economy is in a transition from a planned economy to a market oriented economy subject to five-year and annual plans adopted by the government that set national economic development goals. Policies of the PRC government can have significant effects on the economic conditions of the PRC. The PRC government has confirmed that economic development will follow the model of a market economy. Under this direction, the Company believes that the PRC will continue to strengthen its economic and trading relationships with foreign countries and business development in the PRC will follow market forces. While the Company believes that this trend will continue, there can be no assurance that this will be the case.  A change in policies by the PRC government could adversely affect the Company’s interests by, among other factors: changes in laws, regulations or the interpretation thereof, confiscatory taxation, restrictions on currency conversion, imports or sources of supplies, or the expropriation or nationalization of private enterprises. Although the PRC government has been pursuing economic reform policies for more than two decades, there is no assurance that the government will continue to pursue such policies or that such policies may not be significantly altered, especially in the event of a change in leadership, social or political disruption, or other circumstances affecting the PRC political, economic and social life.

The PRC laws and regulations governing the Company’s current business operations are sometimes vague and uncertain. Any changes in such PRC laws and regulations may have a material and adverse effect on the Company’s business.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations, including but not limited to the laws and regulations governing the Company’s business, or the enforcement and performance of the Company’s arrangements with customers in the event of the imposition of statutory liens, death, bankruptcy and criminal proceedings. The Company and any future subsidiaries are considered foreign persons or foreign funded enterprises under PRC laws, and as a result, the Company is required to comply with PRC laws and regulations. These laws and regulations are sometimes vague and may be subject to future changes, and their official interpretation and enforcement may involve substantial uncertainty.

The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively. The Company cannot predict what effect the interpretation of existing or new PRC laws or regulations may have on the Company’s businesses.

A slowdown or other adverse developments in the PRC economy may materially and adversely affect the Company’s customers, demand for the Company’s products and the Company’s business.

All of the Company’s operations are conducted in the PRC and all of its revenue is generated from sales in the PRC. Although the PRC economy has grown significantly in recent years, the Company cannot assure investors that such growth will continue. A slowdown in overall economic growth, an economic downturn or recession or other adverse economic developments in the PRC could materially reduce the demand for our products and materially and adversely affect the Company’s business.

Inflation in the PRC could negatively affect our profitability and growth.

In recent years, the Chinese economy has experienced periods of rapid expansion and highly fluctuating rates of inflation.  During the past ten years, the rate of inflation in China has been as high as 20.7% and as low as -2.2%.  These factors have led to the adoption by the Chinese government, from time to time, of various corrective measures designed to restrict the availability of credit or regulate growth and contain inflation.  High inflation may in the future cause the Chinese government to impose controls on credit and/or prices, or to take other action, which could inhibit economic activity in China, reduce demand, materially increase our costs, and thereby harm the market for our products and our Company.

Governmental control of currency conversion may affect the value of an investment in the Company and may limit our ability to receive and use our revenues effectively.

The Company receives all of its revenues in Renminbi, which is currently not a freely convertible currency. The PRC government imposes controls on the convertibility of Renminbi into foreign currencies and, in certain cases, the remittance of currency out of the PRC. Any future restrictions on currency exchanges may limit our ability to use revenue generated in Renminbi to fund any future business activities outside China or to make dividend or other payments in U.S. dollars.  Although the Chinese government introduced regulations in 1996 to allow greater convertibility of the Renminbi for current account transactions, significant restrictions still remain, including primarily the restriction that foreign-invested enterprises may only buy, sell or remit foreign currencies after providing valid commercial documents, at those banks in China authorized to conduct foreign exchange business. In addition, conversion of Renminbi for capital account items, including direct investment and loans, is subject to governmental approval in China, and companies are required to open and maintain separate foreign exchange accounts for capital account items. We cannot be certain that the Chinese regulatory authorities will not impose more stringent restrictions on the convertibility of the Renminbi.

The fluctuation of the Renminbi may materially and adversely affect investments in the Company and the value of our securities.

The value of the Renminbi against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in the PRC’s political and economic conditions. As the Company relies principally on revenues earned in the PRC, any significant revaluation of the Renminbi may materially and adversely affect the Company’s cash flows, revenues and financial condition, and the price of our common stock may be harmed. For example, to the extent that the Company needs to convert U.S. dollars it receives from an offering of its securities into Renminbi for the Company’s operations, appreciation of the Renminbi against the U.S. dollar could have a material adverse effect on the Company’s business, financial condition and results of operations. Conversely, if the Company decides to convert its Renminbi into U.S. dollars for the purpose of making payments for dividends on its common stock or for other business purposes and the U.S. dollar appreciates against the Renminbi, the U.S. dollar equivalent of the Renminbi that the Company converts would be reduced. In addition, the depreciation of significant U.S. dollar denominated assets could result in a charge to the Company’s income statement and a reduction in the value of these assets.

PRC regulations relating to the establishment of offshore special purpose companies by PRC residents may subject our PRC resident shareholders to penalties and limit our ability to inject capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute profits to us, or otherwise adversely affect us.

On October 21, 2005, the PRC State Administration of Foreign Exchange, referred to as  SAFE, issued the Notice on Issues Relating to the Administration of Foreign Exchange in Fund-raising and Reverse Investment Activities of Domestic Residents Conducted via Offshore Special Purpose Companies, or Notice 75, which became effective as of November 1, 2005. According to Notice 75, prior registration with the local SAFE branch is required for PRC residents to establish or to control an offshore company for the purposes of financing such offshore company with assets or equity interests in an onshore enterprise located in the PRC, or an offshore special purpose company.  An amendment to registration or filing with the local SAFE branch by such PRC resident is also required for the injection of equity interests or assets of an onshore enterprise in the offshore special purpose company or overseas funds raised by such offshore company, or any other material change involving a change in the capital of the offshore special purpose company. Moreover, Notice 75 applies retroactively. As a result, PRC residents who have established or acquired control of offshore special purpose companies that have made onshore investments in the PRC in the past are required to have completed the relevant registration procedures with the local SAFE branch by March 31, 2006. To further clarify the implementation of Circular 75, the SAFE issued Circular 106 on May 29, 2007. Under Circular 106, PRC subsidiaries of an offshore special purpose company are required to coordinate and supervise the filing of SAFE registrations by the offshore holding company’s shareholders or beneficial owners who are PRC residents in a timely manner.

Our current shareholders and/or beneficial owners may fall within the ambit of the SAFE notice and be required to register with the local SAFE branch as required under the SAFE notice. If so required, and if such shareholders and/or beneficial owners fail to timely register their SAFE registrations pursuant to the SAFE notice, or if future shareholders and/or beneficial owners of our company who are PRC residents fail to comply with the registration procedures set forth in the SAFE notice, this may subject such shareholders, beneficial owners and/or our PRC subsidiaries to fines and legal sanctions and may also limit our ability to contribute additional capital into our PRC subsidiaries, limit our PRC subsidiaries’ ability to distribute dividends to our company, or otherwise adversely affect our business.

We may be exposed to liabilities under the Foreign Corrupt Practices Act, and any determination that we violated the Foreign Corrupt Practices Act could hurt our business.

Although we are currently not subject to these regulations, we anticipate to become subject to the Foreign Corrupt Practices Act, or FCPA, and other laws that prohibit improper payments or offers of payments to foreign governments and their officials and political parties by U.S. persons and issuers as defined by the statute for the purpose of obtaining or retaining business. Our activities in China create the risk of unauthorized payments or offers of payments by one of the employees, consultants, sales agents or distributors of our Company, even though these parties are not always subject to our control. It is our policy to implement safeguards to discourage these practices by our employees. However, our existing safeguards and any future improvements may prove to be less than effective, and the employees, consultants, sales agents or distributors of our Company may engage in conduct for which we might be held responsible. Violations of the FCPA may result in severe criminal or civil sanctions, and we may be subject to other liabilities, which could negatively affect our business, operating results and financial condition.

Because the Company’s principal assets are located outside of the United States and the Company’s officers and directors reside outside of the United States, it may be difficult for investors to enforce their rights in the U.S. based on U.S. federal securities laws against the Company and the Company’s officers and directors or to enforce U.S. court judgments against the Company or them in the PRC.

Rongfu Aquaculture, Inc.  is located in the PRC and substantially all of its assets are located outside of the United States; it may therefore be difficult or impossible for investors in the United States to enforce their legal rights based on the civil liability provisions of the U.S. federal securities laws against the Company in the courts of either the U.S. or the PRC and, even if civil judgments are obtained in U.S. courts, to enforce such judgments in PRC courts. Further, it is unclear if extradition treaties now in effect between the United States and the PRC would permit effective enforcement against the Company or its officers and directors of criminal penalties, under the U.S. federal securities laws or otherwise.

PRC regulations also involve complex procedures for acquisitions conducted by foreign investors that could make it more difficult for us to grow through acquisitions.

Pursuant to the Regulations on Mergers and Acquisitions of Domestic Enterprises by Foreign Investors, effective as of September 8, 2006 and revised as of June 22, 2009, additional procedures and requirements were established that are expected to make merger and acquisition activities in China by foreign investors more time-consuming and complex, including requirements in some instances that the Ministry of Commerce of the PRC (“MOFCOM”) be notified in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise, or that the approval from MOFCOM be obtained in circumstances where overseas companies established or controlled by PRC enterprises or residents acquire affiliated domestic companies and special anti-monopoly submissions for parties meeting certain reporting thresholds. We may grow our business in part by acquiring other companies engaged in aquaculture in the PRC. Complying with the requirements of the new regulations to complete such transactions could be time-consuming, and any required approval processes, including approval from MOFCOM, may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

There are substantial uncertainties regarding the interpretation and application of PRC laws and regulations governing the validity and legality of  call options to purchase of our Common Stock which are held by our Chairman and others and there can be no assurance that the call options held by such persons are not in breach of such laws and regulations.

Certain persons, including our Chairman, Chen Zhisheng, under certain call option agreements between Kelvin Chan, our President and Chief Executive Officer, have options to purchase an aggregate of 14,400,000 shares of our common stock held by Mr. Chan over the course of approximately three years in installments upon achievement of certain performance milestones by the Company. While we believe that this arrangement shall not be governed by PRC laws and regulations and therefore is not in breach of any PRC laws and regulations, there are substantial uncertainties regarding the interpretation and application of current or future PRC laws and regulations, including regulations governing the validity and legality of such call options. Accordingly, we cannot assure you that PRC government authorities will not ultimately take a view contrary to our view. If such certain call option agreements are deemed to be governed by PRC laws and regulations, our Chairman and other PRC residents under such call option agreements may be required to register with the local SAFE branch for their overseas direct investment in the Company.. Failure to make such SAFE registration may subject our Chairman and such PRC residents to fines and legal sanctions, and may also limit their ability to receive dividends from our PRC subsidiaries and remit their proceeds from their overseas investment into the PRC as a result of foreign exchange control under PRC laws and regulations.

We are subject to governmental regulations that may affect the use and development of our properties.

On March 19, 2009, Ministry of Land and Resource of PRC issued “Certain Opinions on the Promotion of the Steady Development of Agriculture and Constant Increase of Income of the Peasants and the Propelling of Coordinated Development of Rural and Urban Areas” to strictly regulate the procedures for the use of agricultural land in rural areas. These opinions  provide that (a) for the use of agricultural land  for permanent auxiliary facilities (buildings constructed for the purpose of management and residence, such as office buildings, dormitories and canteens), the user thereof shall apply to planning administration, land and resource authorities and other relevant governmental authorities for the approval of conversion of agricultural use to construction use;  and (b) for the use of agricultural land  for simple auxiliary facilities constructed for the purpose of agricultural production (such as breeding pools and cultivation sheds),  the user thereof shall apply to the government at the city level for approval and such approval shall be reported and registered with the provincial land and resource authorities.

We have constructed relevant auxiliary buildings and houses on the collectively-owned land in Wanqinyang. Such buildings are used as the headquarters of Nanhai Ke Da Heng Sheng However, we have not obtained the approval for conversion from agricultural use to construction use from competent authorities for the permanent buildings, such as the office building, dormitories and canteen we built. Neither have we applied for the approval and registration of the usage of agricultural land for simple auxiliary facilities for the purpose of production of our fish pond. Without the said approval and registrations, we cannot obtain our property ownership licenses from the housing administration. Failing to obtain such approvals and registrations, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services, which may have an adverse effect on our operations.

In addition, the change of existing land use rules and regulations that govern our development and use of our properties may restrict our ability to develop or use our properties in a desired manner and we may be subject to more severe penalties.

We rely on contractual arrangements with the two operating companies which  conduct our operations in the PRC, which may not be as effective in providing control over such companies as direct ownership.

We have no equity ownership interest in Nanhai Ke Da Heng Sheng or Hainan Ke Da Heng Sheng Aquit Germchit Co., Ltd. (“Hainan Ke Da Heng Sheng”), and rely on contractual arrangements (“Contractual Agreements”) between our indirectly wholly owned subsidiary, Guangzhou Flourishing Blessing Heng Seng Agriculture Technology Limited (the “WOFE”), with Nanhai Ke Da Heng Sheng (which owns 70% of the equity interests in Hainan Ke Da Heng Sheng) and its sole shareholder, Chen Zhisheng (who is also our Chairman of the Board) to control and operate these companies.  We describe these Contractual Agreements in more detail in the section of this prospectus entitled “Organizational History of the Companies and its Subsidiaries.”  Although we have received an opinion of Global Law Office, a lawfirm located in Beijing, PRC, that the Contractual Agreements are valid, lawful and enforceable under PRC laws and regulations and do not in any way contravene and violate any PRC laws and regulations, these Contractual Agreements may not be as effective in providing control over the operating companies as direct ownership would be. For example, the operating companies could fail to take actions required for our business despite the fact that the operations and management of the business of Nanhai Ke Da Heng Sheng has been contractually entrusted to the WOFE. If Nanhai Ke Da Heng Sheng, or its sole shareholder, Chen Zhisheng, fails to perform their respective obligations under agreements with us, we may have to incur substantial costs and resources to enforce such agreements and may have to rely on legal remedies under PRC law, including seeking specific performance or injunctive relief, and claiming damages, which may not be effective. Our Contractual Agreements with Nanhai Ke Da Heng Sheng and Chen Zhisheng are governed by PRC law. Accordingly, these contracts would be interpreted in accordance with PRC law and any disputes would be resolved in accordance with PRC legal procedures. The legal environment in the PRC is not as developed as in the United States and uncertainties in the Chinese legal system could limit our ability to enforce these Contractual Agreements. In the event that we are unable to enforce the Contractual Agreements, our business, financial condition and results of operations could be materially and adversely affected.

Our Chairman of the Board may have a conflict of interest with regard to the enforcement of our contractual arrangements with the two operating companies which conduct our operations in the PRC.

Chen Zhisheng is the Chairman of the Company and has been granted an option to purchase 9,000,000 shares of our outstanding shares of Common Stock (approximately 42.3% of the outstanding shares of Common Stock) for a nominal price subject to the satisfaction of certain conditions (see “Security Ownership of Certain Beneficial Owners and Management”). Chen Zhisheng also owns 100% of the equity of Nanhai Ke Da Heng Sheng which entered into the Contractual Agreements with the Company’s indirect subsidiary, the WOFE, referred to in the immediately preceding Risk Factor. As a result of his position as Chairman of the Board of the Company and his potential stock ownership of the Company, even though Chen Zhisheng is not the legal representative or an officer of the WOFE, by virtue of his power to cause the Company to remove existing management of the Company’s direct and indirect subsidiaries, he may be able to exert significant influence over actions taken by the WOFE with respect to the Contractual Agreements. These actions include deciding whether and when the WOFE shall exercise its option to acquire from Chen Zhisheng all of Nanhai Ke Da Heng Sheng’s equity as discussed in the next Risk Factor as well as negotiating the terms of the purchase, if the option is exercised. In addition, Chen Zhisheng may exert significant influence in determining whether the WOFE will vigorously enforce the terms of the other Contractual Agreements, including the extent to which the WOFE shall manage the operations of Nanhai Ke Da Heng Sheng and Hainan Ke Da Heng Sheng and control the cash flow of such companies. In this regard, it is possible that despite being a director, officer and potentially significant stockholder of the Company, Chen Zsisheng’s interests may not be aligned with those of other stockholders of the Company since Chen Zsisheng also currently owns all of the equity of Nanhai Ke Da Heng Sheng.

The option we have to acquire Nanhai Ke Da Heng Sheng’s equity from Chen Zhisheng provides that the purchase price will be determined by the parties in the future; such arrangement leaves open the possibility that the parties will not be able to agree upon a price and that we may not be able to acquire such equity.

As part of the Contractual Agreements, Chen Zhisheng, the WOFE and Nanhai Ke Da Heng Sheng have entered into an exclusive option agreement under which Chen Zhisheng has granted the WOFE an irrevocable and exclusive purchase option (the “Option”) to acquire Nanhai Ke Da Heng Sheng’s equity and Nanhai Ke Da Heng Sheng  has granted the WOFE an Option to purchase Nanhai Ke Da Heng Sheng’s assets and business, but only to the extent that the acquisition does not violate limitations imposed by PRC law on such transactions. The consideration for the exercise of the Option is to be determined by the parties and memorialized in future, definitive agreements setting forth the kind and value of such consideration. To the extent that Chen Zhisheng receives any of such consideration, the Option requires him to transfer (and not retain) the same to the WOFE. However, if the parties cannot agree upon the consideration to be paid for purchasing Nanhai Ke Da Heng Sheng’s equity, we may not be able to complete the purchase of Nanhai Ke Da Heng Sheng and we would have to rely on the other Contractual Agreements to provide us the same rights and benefits as we would have if we purchased such company. For a discussion of certain risks we are subject to in relying on the Contractual Agreements to provide us benefits equivalent to ownership of Nanhai Ke Da Heng Sheng see the two preceding risk factors and the next risk factor.

If the PRC government determines that the contractual arrangements that establish the structure for operating our business do not comply with applicable regulations, our business could be adversely affected.

The government of the PRC restricts share exchanges between PRC companies and offshore entities. Consequently, we acquired our business in the PRC through contractual arrangements with Nanhai Ke Da Heng Sheng. Although we believe we comply with current regulations of the PRC, we cannot assure you that our current ownership and operating structure would not be found to be in violation of any current or future PRC laws or regulations or other regulatory requirements and policies. If the PRC government determines that our structure or operating arrangements do not comply with applicable law, it could:

–	revoke our business and operating licenses, require us to discontinue or restrict our operations;

–	restrict our right to collect revenues;

–	require us to restructure our operations;

–	impose additional conditions or requirements with which we may not be able to comply;

–	impose restrictions on our business operations or on our customers; or

–	take other regulatory or enforcement actions against us that could be harmful to our business.

RISKS RELATED TO THE MARKET FOR OUR STOCK

Our common stock is quoted on the OTC Bulletin Board which may have an unfavorable impact on our stock price and liquidity.

Our common stock is quoted on the Over-the-Counter Bulletin Board (the “OTCBB”).  The OTCBB is a significantly more limited market than the New York Stock Exchange or NASDAQ.  The quotation of our shares on the OTCBB may result in a less liquid market available for existing and potential stockholders to trade shares of our common stock, could depress the trading price of our common stock, could cause high volatility and price fluctuations, and could have a long-term adverse impact on our ability to raise capital in the future.

There is currently limited trading market for our common stock and we cannot ensure that one will ever develop or be sustained.

There is currently limited trading market on the OTCBB for our common stock, and there is no assurance that one will develop or be sustained.

The elimination of monetary liability against the Company’s directors and officers under the Nevada  law and the existence of indemnification rights to the Company’s directors, officers and employees may result in substantial expenditures by the Company and may discourage lawsuits against the Company’s directors and officers.

Under Nevada law, a corporation may indemnify its directors, officers, employees and agents under certain circumstances, including indemnification of such persons against liability under the Securities Act of 1933, as amended. In addition, a corporation may purchase or maintain insurance on behalf of its directors, officers, employees or agents for any liability incurred by him in such capacity, whether or not the corporation has the authority to indemnify such person.

The effect of these provisions may be to eliminate the rights of the Company and its stockholders (through stockholder’s derivative suits on behalf of the Company) to recover monetary damages against a director, officer, employee or agent for breach of fiduciary duty. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be provided for directors, officers, employees, agents or persons controlling an issuer pursuant to the foregoing provisions, the opinion of the Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

Shares eligible for future sale may adversely affect the market price of our common stock, as the future sale of a substantial amount of outstanding stock in the public marketplace could reduce the price of our common stock.

As of October 1, 2010, there were issued and outstanding (i) 21,286,789 shares of our common stock, (ii) immediately exercisable warrants to purchase an aggregate of 4,437,879 shares of our common stock, (iii) 2,768,721 shares of our Series A Preferred Stock which are immediately convertible into an aggregate of 2,768,721 shares of our common stock.  We currently have obligation to register the resale of an aggregate of 7,940,370 shares of our common stock, including shares issuable upon conversion of the Series A Preferred Stock and exercise of warrants. Future sales of substantial amounts of our common stock in the trading market could adversely affect market price of our common stock.

Provisions in our Articles of Incorporation could prevent or delay stockholders’ attempts to replace or remove current management or otherwise adversely affect the rights of the holders of our common stock.

Under our Articles of Incorporation, our Board of Directors is authorized to issue “blank check” preferred stock, with designations, rights and preferences as they may determine. Any shares of preferred stock that are issued are likely to have priority over our common stock with respect to dividend or liquidation rights.  In the event of issuance, the preferred stock could be utilized under certain circumstances as a method of discouraging, delaying or preventing a change in control, which could have the effect of discouraging bids to acquire us and thereby prevent shareholders from receiving the maximum value for their shares.  We have no present intention to issue any additional shares of preferred stock in order to discourage or delay a change of control or for any other reason.  However, there can be no assurance that preferred stock will not be issued at some time in the future.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains certain forward-looking statements (as such term is defined in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934), which  are based on the beliefs of our management as well as assumptions made by and information currently available to our management.  All statements other than statements of historical facts contained in this prospectus, including statements regarding our future results of operations and financial position, business strategy and plans and objectives of management for future operations, are forward-looking statements.  In many cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “could,” “intends,” “target,” “projects,” “contemplates,” “believes,” “estimates,” “predicts,” “potential” or “continue” or the negative of these terms or other similar words.

These forward-looking statements are only predictions.  These statements relate to future events or our future financial performance and involve known and unknown risks, uncertainties and other important factors that may cause our actual results, levels of activity, performance or achievements to materially differ from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.  We have described in the “Risk Factors” section and elsewhere in this prospectus the principal risks and uncertainties that we believe could cause actual results to differ from these forward-looking statements.  Because forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified, you should not rely on these forward-looking statements as guarantees of future events.

The forward-looking statements in this prospectus represent our views as of the date of this prospectus.  We anticipate that subsequent events and developments will cause our views to change.  However, while we may elect to update these forward-looking statements at some point in the future, we undertake no obligation to update any forward-looking statement to reflect events or developments after the date on which the statement is made or to reflect the occurrence of unanticipated events except to the extent required by applicable law.  You should, therefore, not rely on these forward-looking statements as representing our views as of any date after the date of this prospectus.

This prospectus also contains estimates and other statistical data prepared by independent parties and by us relating to market size and growth and other data about our industry. These estimates and data involve a number of assumptions and limitations, and you are cautioned not to give undue weight to these estimates and data. We have not independently verified the statistical and other industry data generated by independent parties and contained in this prospectus, and, accordingly, we cannot guarantee their accuracy or completeness. In addition, projections, assumptions and estimates of our future performance and the future performance of the industries in which we operate are necessarily subject to a high degree of uncertainty and risk.

USE OF PROCEEDS

We will not receive any proceeds from the sale of the shares of Common Stock. To the extent the warrants are exercised for cash, if at all, the Company will receive the exercise price for those warrants. Under the terms of the warrants, cashless exercise is permitted in certain circumstances. The Company intends to use any proceeds received from the exercise of warrants for working capital and other general corporate purposes. The Company cannot assure that any of the warrants will ever be exercised for cash or at all. If all of the warrants for which the resale of our common stock is covered by this prospectus are exercised for cash, the Company would receive aggregate gross proceeds of $15,010,645.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Market Information

Our Common Stock is listed on the OTC Bulletin Board under the symbol “RNFU.OB.” Our Common Stock was approved for unpriced quotation by FINRA in July 2008, but there were no reported quotations for our Common Stock during calendar years 2008 and 2009.

The following table sets forth the high and low inter-dealer prices, without retail mark-up, mark-down or commission, involving our Common Stock during each calendar quarter in the fiscal year ending December 31, 2010, and may not represent actual transactions.

Fiscal Year 2010	High		Low
First quarter	$	N/A	$	N/A
Second quarter		$3.50		$3.00
Third quarter		$4.00		$3.40

At October 1, 2010, there were 21,286,789 shares of our Common Stock outstanding. Our shares of Common Stock are held by approximately 60 stockholders of record. The number of record holders was determined from the records of our transfer agent and does not include beneficial owners of Common Stock whose shares are held in the names of various security brokers, dealers, and registered clearing agencies.

Securities Authorized for Issuance under Equity Compensation Plans

We do not have any equity compensation plans.

Dividend Policy

There are no restrictions in our Articles of Incorporation or By-laws that prevent us from declaring dividends.  The Nevada Revised Statutes, however, do prohibit us from declaring dividends where after giving effect to the distribution of the dividend:

1.	we would not be able to pay our debts as they become due in the usual course of business, or;
2.
our total assets would be less than the sum of our total liabilities plus the amount that would be needed to satisfy the rights of shareholders who have preferential rights superior to those receiving the distribution.

Because we are a holding company, we rely entirely on dividend payments from Rongfu and in turn, the various direct and indirect subsidiaries of Rongfu, who may, from time to time, be subject to certain restrictions on their ability to make distributions to us. For example, although none of our direct or indirect subsidiaries is currently contractually restricted from paying dividends, one or more of such subsidiaries may in the future enter into contracts, including loan agreements or securities purchase agreements, which restrict their ability to pay dividends.  In addition, the Company is required to transfer 10% of its net income, as determined in accordance with the PRC’s accounting rules and regulations, to a statutory surplus reserve fund until such reserve balance reaches 50% of the Company’s registered capital. The statutory reserves include the surplus reserve fund, the common welfare fund and the enterprise fund. Our inability to receive all of the revenues from our subsidiaries’ operations may in turn provide an additional obstacle to our ability to pay dividends on our Common Stock in the future. Additionally, because the PRC government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of the PRC, shortages in the availability of foreign currency may occur, which could restrict our ability to remit sufficient foreign currency to pay dividends.

We currently intend to retain any future earnings to finance the development and growth of our business and do not anticipate paying cash dividends on our Common Stock in the foreseeable future, but will review this policy as circumstances dictate. If in the future we are able to pay dividends and determine it is in our best interest to do so, such dividends will be paid at the discretion of the Board of Directors after taking into account various factors, including our financial condition, operating results, capital requirements, restrictions contained in any future financing instruments and other factors the Board deems relevant.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of the consolidated financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes of Rongfu Aquaculture, Inc. appearing elsewhere in this report. This discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Actual results may differ materially from those anticipated in these forward-looking statements.

Overview

The Company is engaged in commercial freshwater aquaculture in the PRC. It sells fish and fish fry and also acts as a freshwater fish dealer (generating trading profits from the purchase of fish from third party farmers and the immediate sale of such fish to wholesalers).

During fiscal 2009 the Company sold more than 27,000 tons of adult fish to frozen fish processors and wholesalers in Guangdong Province and Hainan Province, PRC and sold approximately 360 million fry to distributors, which in turn sold such fry to other farmers to cultivate.

Approximately 74.0% of the Company’s revenues for fiscal 2009 were from the sale of adult fish farmed by the Company, approximately 13.7% of the Company’s 2009 revenues were from the re-sale of fish purchased by the Company from farmers and approximately 12.3% of the Company’s 2009 revenues were generated from the sale of fish fry. Approximately 67.9% of the Company’s net income for fiscal 2009 was from the cultivation and sale of adult fish, approximately 30.3% of the Company’s 2009 net income were from the breeding, incubation and sale of fish fry and approximately 1.8% of the Company’s 2009 net income was profit from the Company’s trading of freshwater adult fish. According to China Agriculture Magazine, the Company is currently the largest seller of tilapia fry in the PRC and the Company believes that it is also one of the three largest sellers of adult tilapia in the PRC.

The Company operates 13 adult fish breeding farms, covering a total area of 8,249 mu Three of the Company’s farms are located in Hainan Province, two in the town of Wenchang and one in Nanling. The other 10 farms are located in Guangdong Province in the towns or villages of Nanhai, Qinyuan, Taishan, Yangdong  and Gaoyao. 9 of the farms consist of a series of man-made ponds. Each pond is outfitted with one or more oxygen aeration machines which float on the surface and one or more feeding machines which provide food to the fish twice per day. The aeration machines provide oxygen to the fish and enable the natural removal of fish wastes so that the water does not become toxic for the fish.

4 of the Company’s farms are each comprised of a single lake created by damming a river. Oxygen aeration equipment is not needed since the lakes have a much larger area than the ponds dug by the Company. The land on which the farms are located is leased by the Company from the village under leases for terms of 4 to 30 years.

In addition to its adult fish breeding farms, the Company operates a breeding farm in Wenchang, Hainan Province in which tilapia fry are produced from brood stock.

At its facilities in Nanhai (at which the Company’s fish clinic is also located) and Wenchang, the Company also has constructed and maintains concrete tanks where the Company incubates tilapia. The Company also incubates snakehead and crucian carp fry in its tank in Nanhai. After the incubation period the Company sells approximately 95% of the fry to distributors.

Based on unaudited information, approximately 45.9% of the Company’s revenues from the sale of Company grown adult fish in fiscal 2009 were from the sale of tilapia, approximately 21.2% was from the sale of grass carp, approximately 9.6% was from the sale of snakehead, approximately 8.3% was from the sale of bighead and the balance of the Company’s revenues from the sale of adult fish during fiscal 2009 were from sales of other varieties of freshwater fish, including catfish, bream, black carp and crucian carp.

Based on unaudited information, approximately 77.6%, 15.9% and 6.5% of the Company’s revenues during fiscal 2009 from sales of fish fry were from the sale of tilapia, snakehead and crucian carp fry, respectively. The Company does not incubate fry of the other adult fish that it cultivates. Rather it purchases the fry for such fish from distributors.

In conjunction with Professor Sifa Li and his team from Shanghai Fisheries University, during the period from 1994 to 2006 the Company developed a strain of Nile tilapia called “New Jifu” which has received the approval and recommendation the PRC Ministry of Agriculture. The Company currently produces approximately 17,000 tons of tilapia per year, approximately 60% of which is of the New Jifu variety and 40% of which is oreochromis tilapia.

The Company sells approximately 90% of its tilapia to the owners of 28 processing plants in Guangdong and Hainan Provinces. The processors generally require that the tilapia be of a standard weight of .75 kiligrams. (Because of such weight requirement, the Company generally sells most of its tilapia in the fourth quarter since the growing season of approximately 6 months commences in March of each year.) The processors freeze the tilapia and sell the frozen product for distribution domestically in China and internationally. The balance of the Company’s tilapia, as well as all of the other fish the Company sells, is sold under the Company’s Hengshen brand name to fish brokers located in wholesale markets in Guangdong Province, Hainan Province, Fujian, Xinjiang Province etc. which in turn market the fresh fish nationwide in China though other wholesalers or at retail.

Comparison of three months ended June 30, 2010 and June 30, 2009

The following table presents the Company’s consolidated revenue for its lines of business for the three months ended June 30, 2010 and three months ended June 30, 2009, respectively:

Three Months Ended June 30, 2010 and 2009			%
	2010	2009	Change

Farm growing	$6,803,184	$4,114,201	65%

Breeding	$2,799,043	$2,462,782	14%

Trading	$3,027,670	$984,866	207%

Consolidated	$12,629,897	$7,561,849	67%

Revenue for the three months ended June 30, 2010 were $12,629,897, an increase of $5,068,048 or 67%, when compared to the same period in 2009. Such increase was mainly attributed to the increase in sales of the trading business of adult fish, particularly snakehead which increased $2.1 million, and the farm growing of adult fish, particularly snakehead, which increased $2.7 million compared to the same period of 2009 following the opening in May  2010 of our logistics center which facilitated the distribution of snakehead to Guangzhou Province and other regions in the PRC. For the three months ended June 30, 2010, the sales of fish fry increased $336,260 compared to the same period of the prior year, due to sales of fry of our two new fish – yellow catfish and California perch.

Cost of goods sold for the three months ended June 30, 2010 were $7,726,590 an increase of $3,805,328 or 97%, when compared to the same sales period of the prior year, which consisted of an increase of $2,202,850 for breeding adult fish and an increase of $1,813,881 for the trading business, slightly offset by a decrease of $31,359 for breeding fish fry. The increase in cost of goods sold is in line with the increase in revenue.

Gross profit for the three months ended June 30, 2010 was $4,903,307, an increase of $1,262,720 or 35%, when compared to the same period in 2009. The increase in gross profit is comprised of an increase of $666,177 for breeding adult fish, an increase of $228,924 for the Company’s trading business and an increase of $367,619 for breeding fish fry. The reason for the increase of gross profit for the three months ended June 30, 2010 was the increase in sales.

Selling, general and administrative expenses for the three months ended June 30, 2010 were $916,151, an increase of $300,463 or 49%, when compared to the same period in 2009, mainly attributed to the increase of selling expenses of $353,309 relating to the increase in sales and the increase in general and administrative expenses of $76,962 mainly due to increase in professional fees associated with the public company in second quarter in fiscal year 2010.

Research and development expenses for the three months ended June 30, 2010 were $18,807, an increase of $2,500 or 15%, when compared with $16,307 in the same period in 2009.

Income from operations for the three months ended June 30, 2010 was $3,968,349, an increase of $959,757 or 32%, when compared to the same period in 2009. The main reason for the increase in income from operations was the increase in sales of adult fish breeding and fish fry.

Interest income for the three months ended June 30, 2010 was $3,852, a decrease of $5,141 or 57%, when compared to the same period in 2009, primarily because the Company used a part of its interest earning funds to pay dividends and income tax in the fourth quarter in 2009, which decreased the Company’s interest income as a consequence.  Interest expense for the three months ended June 30, 2010 was $17,447, an increase of $17,206 due to the increase in the Company’s short term bank loans, when compared to the same period in 2009.

 Income taxes for the three months ended June 30, 2010 was $252,098, an increase of $74,720, or 42%, when compared to the same period in 2009.  In 2010 more fry was sold and fry was tax exempt while farmed fish was subject to a 12.5% income tax. Trading revenue from grown fish was taxed at a rate of 25%. In 2010 more revenue was contributed by farming and trading and therefore the income taxes were higher than that of 2009.

The Company recorded a loss on fair value of derivative liability of $745,740 for the three months ended June 30, 2010.

Net income for the three months ended June 30, 2010 was $2,956,916 as compared to net income of $2,839,965 for the three months ended June 30, 2009 mainly due to the non-cash item of loss on fair value of derivative liability of $745,740 in the second quarter in fiscal year 2010.

Comparison of six months ended June 30, 2010 and June 30, 2009

The following table presents the Company’s consolidated revenue for its lines of business for the six months ended June 30, 2010 and six months ended June 30, 2009, respectively:

Six Months Ended June 30, 2010 and 2009			%
	2010	2009	Change

Farm growing	$14,015,430	$11,176,237	25%

Breeding	$3,987,566	$3,532,743	13%

Trading	$4,550,428	$2,259,297	101%

Consolidated	$22,553,424	$16,968,277	33%

Revenue for the six months ended June 30, 2010 were $22,553,424, an increase of $5,585,147 or 33%, when compared to the same period in 2009. Such increase was mainly attributed to the increase in sales of adult fish purchased by farmers, which increased $2,291,131, and the sales of adult fish, which increased $2,839,193 compared to the same period of 2009 following the opening in May, 2010 of our logistics center which facilitated the distribution of snakehead to Guangzhou Province and other regions in the PRC. For the six months ended June 30, 2010, the sales of fish fry increased $454,822 compared to the same period of the prior year, due to sales of fry of our two new fish – yellow catfish and California perch.

Cost of goods sold for the six months ended June 30, 2010 were $14,446,385, an increase of $4,258,378 or 42%, when compared to the same sales period of the prior year, which consisted of an increase of $2,171,290 for breeding adult fish, an increase of $2,032,380 for trading business, and an increase of $54,708 for breeding fish fry. The increase in cost of goods sold is in line with the increase in revenue.

Gross profit for the six months ended June 30, 2010 was $8,107,039, an increase of $1,326,769 or 20%, when compared to the same period in 2009. The increase in gross profit is comprised of an increase of $667,903 for breeding adult fish, an increase of $258,751 for the Company’s trading business, and an increase of $400,115 for breeding fish fry. The reason for the increase of gross profit for the six months ended June 30, 2010 was the increase in sales.

Selling, general and administrative expenses for the six months ended June 30, 2010 were $1,589,134, an increase of $223,983 or 16%, when compared to the same period in 2009, mainly attributed to the increase of selling expenses of $551,650 for expansion of business.  The increase in selling expenses was offset by a decrease in general and administrative expenses by $327,667.

Income from operations for the six months ended June 30, 2010 was $6,479,262, an increase of $1,099,285 or 20%, when compared to the same period in 2009. The main reason for the increase in income from operations was the increase in sales of adult fish and fish fry.

Interest income for the six months ended June 30, 2010 was $6,614, a decrease of $14,226 or 68%, when compared to the same period in 2009, primarily because the Company used a part of its interest earning funds to pay dividends and income tax of the fourth quarter in 2009, which decreased the Company’s interest income as a consequence.  Interest expense for the six months ended June 30, 2010 was $34,841, an increase of $34,381 due to the increase in the Company’s short term bank loans, when compared to the same period in 2009.

Income taxes for the six months ended June 30, 2010 were $488,584, an increase of $109,679, or 29%, when compared to the same period in 2009.  In 2010 more fry was sold and fry was tax exempt while farmed fish was subject to a 12.5% income tax. Trading revenue from grown fish was taxed at a rate of 25%. In 2010 more revenue was contributed by farming and trading and therefore the income taxes were higher than that of 2009.

The Company recorded a loss on fair value of derivative liability of $5,307,988 for the six months ended June 30, 2010.

Net income for the six months ended June 30, 2010 was $654,463 as compared to net income of $5,021,462 for the six months ended June 30, 2009. The $4,366,999 difference is attributable to the loss of $5,307,988 on fair value of derivative liability offset by the improvement in net income from operations in the six months ended June 30, 2010.

During the six months ended June 30, 2010, total assets increased by $8,504,697, or 73%, from $11,629,668 at December 31, 2009 to $20,134,365 at June 30, 2010.  The majority of the increase was in cash, accounts receivable and inventories, which was partially offset by a decrease in amount due from shareholders.

During the six months ended June 30, 2010, cash increased by $3,931,229, or 123%, to $7,125,477 as compared to $3,194,248 as of December 31, 2009. This is mainly attributed to the Company’s receipt of $6,561,077 in net proceeds from the sales of the Company’s convertible preferred stock and warrants in a private placement in March 2010, which funding was partially offset by the increase in inventories and payment of dividends to shareholders in the first six months of 2010.

At June 30, 2010, the accounts receivable balance increased by $1,806,951, or 764%, from the balance at December 31, 2009 as a result of an increase in sales during the six months ended June 30, 2010 as compared to the six months ended June 30, 2009. In addition, we have granted our customers a longer credit period as a strategy to increase our market share.

At June 30, 2010, there were no amounts due from shareholders, as compared to due from shareholders of $4,008,659 as of December 31, 2009. This is attributed to the complete repayment by shareholders during the first quarter of 2010 of  the $4,008,659 due from shareholders as of December 31, 2009.

The Company's inventory as of June 30, 2010 was $8,987,628, an increase of $6,007,875, or 202%, compared to inventory at December 31, 2009. Inventories mainly consists of adult tilapia, snakehead, crucian carp and other varieties of freshwater fish. The main reason of the increase in inventory is the Company increased its breeding capacity in the six months ended June 30, 2010 in anticipation of future sales.

At June 30, 2010 fixed assets were $905,285, mainly consisting of aerators, feeding machines and other equipment used in fish farms, representing an increase of $500,138, or 123%, compared to fixed assets as of December 31, 2009.

At June 30, 2010 biological assets were $366,200, a decrease of $66,608, or 15%, compared to biological assets as of December 31, 2009. The decrease in biological assets was due to amortization for the six months in 2010, offset by the procurement of certain breeding fish during the 2010. Biological assets consist of tilapia, snakehead, crucian carp, yellow catfish and California perch.

At June 30, 2010 accounts payable were $5,361,607, as compared to $0 as of December 31, 2009. The increase in accounts payable was due to the procurement of fish food used in the Company’s fish farms and fish fry breeding.

At June 30, 2010 other payables were $264,575, a decrease of $2,479,385, or 90%, compared to other payables as of December 31, 2009. The main item included in other payables is personal income tax payable, and the high personal income tax payable was due to the dividend payable in the fiscal year ended December 31, 2009, which was paid in the first quarter of 2010.

At June 30, 2010, there was no advance from clients, as compared to the advance from clients of $498,785 as of December 31, 2009. Because goods were distributed to clients in the first quarter of 2010, there was no advance from clients as of June 30, 2010.

At June 30, 2010, there were no bank loans payable as compared to a bank loan  payable of $1,550,343 as of December 31, 2009. The loan was fully repaid in the six months ended June 30, 2010.

At June 30, 2010, there was no dividend payable, as compared to a dividend payable of $3,466,331 as of December 31, 2009 since the dividend was fully paid in the six months ended June 30, 2010.

At June 30, 2010 income tax payable was $251,866, a decrease of $743,447, or 75%, compared to income tax payable (which is included as a component of other payable) of $995,313 as of December 31, 2009. This is mainly because the fourth quarter is the peak season of sales normally, and therefore the income tax for the six months ended June 30, 2010 is lower than the income tax for the whole 2009 fiscal year.

Fiscal Year Ended December 31, 2009 as Compared to Fiscal Year Ended December 31, 2008

The following table presents the Company’s consolidated revenue for its lines of business for the fiscal years ended December 31, 2009 and 2008, respectively:

Fiscal Year Ended December 31,
	2009	2008	% Change
Farm growing	32,449,057	23,577,694	37.6%
Breeding	5,378,578	6,928,674	-22.4%
Trading	6,014,772	5,086,201	18.3%
Consolidated	$43,842,407	$35,592,569	32.2%

Revenue for the fiscal year ended December 31, 2009 was $43,842,407, an increase of $8,249,838 or 23.2%, when compared to the same period in 2008. Such increase was mainly attributed to the increase in sales of adult fish, which increased $8,871,362, due to our enhancement of breeding capacity, particularly for snakehead fish. The Company generated approximately $3,102,000 in revenue from the sale of snakehead fish in fiscal 2009 as compared to none in fiscal 2008.  In addition, in fiscal 2009 we were able to increase our sales through our existing distributor and add new distributors to our sales network. For the fiscal year ended December 31, 2009, the sales of fish fry decreased $1,550,095 compared to the same period of the prior year.  Sale of fry was high in 2008 because the cold winter in Southern China killed some grown fish and farmers needed to re-grow their fish and as a result more fry was purchased in the later months of 2008. In 2009, the sale of fry was back to normal levels. For the fiscal year ended December 31, 2009, the sales of trading business increased $928,571 compared to the prior year, because the Company expanded its markets and attracted several new clients.

Cost of goods sold for the fiscal year ended December 31, 2009 were $26,708,361, an increase of $6,664,464 or 33.2%, when compared to the same sales period of the prior year. For the fiscal year ended December 31, 2009, cost of goods sold for breeding adult fish was $20,658,053, an increase of  $5,802,229 or 39.1%,  compared to the same sales period of the prior year. The main reason for the increase was the higher sales of breeding adult fish. For the fiscal year ended December 31, 2009, cost of goods sold for the Company’s trading business was $5,314,102, an increase of $870,756 or 19.6%, compared to the same sales period of the prior year, due to the expanded sales of the trading business in 2009. For the fiscal year ended December 31, 2009, cost of goods sold for breeding fish fry was $736,205, a decrease of $8,521 or 1.1%, compared to the prior year. The rate of the decrease was lower than the rate of decrease in sales. Cost of goods sold for breeding fish fry consists of the amortization of biological assets, the food for fish fry and the food for parent fish. The amortization of biological assets and food for parent fish were at the same level as in 2008 and although fish fry sales were higher in 2008, the fish that were sold required relatively less food.

Selling, general and administrative expenses for the fiscal year ended December 31, 2009 were $2,514,036, a decrease of $115,720 or 4.4%, when compared to the same period in 2008. The decrease was attributable to the decrease in selling expenses of $152,165 which were partially offset by an increase in general and administrative expenses of $36,445.

For the fiscal year ended December 31, 2009, selling expenses of breeding fish fry were $376,780, a decrease of $330,164 or 46.7%, when compared to the same sales period of the prior year. The decrease is mainly attributable to a $161,024 decrease in commissions paid to distribution agents and a reduction in transportation costs and other selling expenses as a result of decreased sales.  General and administrative expenses of breeding fish fry in fiscal 2009 were $376,230, a decrease of $101,123 or 23%, when compared to fiscal 2008. The decrease in general and administrative expenses of breeding fish fry were the result of a $151,282 decrease in security costs which was partially offset by a $58,688 increase in salaries of employees. The decrease in security costs was due to the incurrence of expenses in fiscal 2008 for installation of security equipment which expenses did not recur in fiscal 2009.

For the fiscal year ended December 31, 2009, selling expenses of breeding adult fish were $331,068, an increase of $226,107 or 215%, when compared to the same sales period of the prior year.  Transportation costs, workers’ salaries and advertising costs as a result of increased sales contributed to the  increase in selling expenses. General and administrative expenses of breeding adult fish in fiscal 2009 were $90,045, a decrease of $2,005 or 2.3%, when compared to fiscal 2008.

For the fiscal year ended December 31, 2009, selling expenses of the Company’s trading business were $163,459, a decrease of $48,108 or 22.7%, when compared to the same sales period of the prior year. The major  item of expenses were transportation costs, which decreased by $38,081 or 38.6%, compared to the same period of the prior year, because a portion of the costs incurred in the fourth quarter of 2009 were deferred to settle in 2010. Due to the insignificant amount involved, no accrual was made in 2009.

General and administrative expenses of the trading business were $99,048, an increase of $29,089 or 41.6%, when compared to the same sales period of the prior year. The major reasons for this increase were the increase in welfare cost by $40,744, and the other costs incurred in travelling, gifts and other activities for staff of the Company.

For the fiscal year ended December 31, 2009, research and development expenses were $783,169, an increase of $18,889 or 2.5% when compared to fiscal 2008. The increase was principally the result of a $92,115 increase in amortization of biological assets which was partially offset by a $75,231 decrease in food costs for breeding fish.

Income from operations for the fiscal year ended December 31, 2009 was $14,529,965, an increase of $1,699,089 or 13.2%, when compared to the same period in 2008. The mainly reason for the increase in income from operations was that income from operations income from operations generated by the adult fish business increased $2,938,649, which increase was partially offset by a $1,112,291decrease in income from operations generated by the fish fry business.

Interest income for the fiscal year ended December 31, 2009 was $50,493, a decrease of $20,594 or 28.9%, when compared to the same period in 2008, primarily because the Company used a part of its interest earning funds to pay dividends, which decreased the Company’s interest income as a consequence.  Interest expense the fiscal year ended December31, 2009 was $107,827, an increase of $95,094 or 746.8% due to the increase in the Company’s short term bank loans, when compared to the same period in 2008.  Other expense for the fiscal year ended December 31, 2009 was $415 as compared to other expense of $1,954 for the same period in 2008.

Provision for income taxes for the fiscal year ended December 31, 2009 was $1,396,028, an increase of $368,247, or 35.8% when compared to the same period in 2008. In 2009 less fry was sold and fry was tax exempt while farmed fish was subject to a 12.5% income tax. Trading revenue from grown fish was taxed at a rate of 25%. In 2009, more revenue was contributed by farming and trading and therefore the provision for income taxes was higher than that of 2008. Income for the fiscal year ended December 31, 2009 was $13,076,188, an increase of $1,216,693 or 10.2%, when compared to the same period in 2008 because of the increase in income from the adult fish business.

During the fiscal year ended December 31, 2009, total assets decreased by $18,115,880, or 60.9%, from $29,745,548 at December 31, 2008 to $11,629,668 at December 31, 2009.  The majority of the decrease was in cash, accounts receivable and inventory, which decreases were partially offset by an increase in due from shareholders.

During the fiscal year ended December 31, 2009, cash decreased by $11,629,498, or 78.4%, to $3,194,248 as compared to $14,823,746 as of December 31, 2008. This is mainly attributed to the payment of dividends to shareholders.

At December 31, 2009, the accounts receivable balance decreased by $4,176,582, or 94.6%, from the balance at December 31, 2008. The decrease was due to decreased sales made on credit in December 2009 compared to the same period in 2008.

The Company’s inventory as of December 31, 2009 was $2,979,753, a decrease of $5,913,158, or 66.5%, compared to inventory at December 31, 2008. Inventory mainly consists of adult tilapia, snakehead, crucian carp and other varieties of freshwater fish. The main reason for the decrease of inventory is that the fourth quarter is the Company’s highest sales quarter and the Company sold most of its inventory in this quarter.

At December 31, 2009 fixed assets were $405,147, mainly consisting of aerators, feeding machines and other equipment used in fish farms, representing a decrease of $40,718, or 9.1%, compared to fixed assets as of December 31, 2008.

At December 31, 2009 biological assets were $432,808, a decrease of $408,817, or 48.5%, compared to biological assets as of December 31, 2008. The decrease in biological assets was due to the annual amortization of biological assets. Biological assets consist of tilapia, snakehead and crucian carp.

At December 31, 2009 accounts payable were $0, as compared to accounts payable of $1,081,645 as of December 31, 2008.The items included in accounts payable as of December 31, 2008 are fish food used in fish farming and fish fry breeding.

At December 31, 2009 other payable was $2,743,960, an increase of $1,870,559, or 214.2%, compared to other payable as of December 31, 2008. The main item included in other payable is personal income tax payable, and the increase of personal income tax payable was due to the higher dividend payable in the fiscal year ended December 31, 2009. Personal income tax payable is required to be withheld by the distributor of dividends.  The Company forwards the amount withheld to the tax authority. According to PRC law, the Company is required to withhold 20% of tax related dividends that are paid out the shareholders.  The amount withheld is included in other payables.

At December 31, 2009 due to shareholder was $0, as compared to due to shareholder of $8,519,146 as of December 31, 2008. This is attributed to the repayment to shareholders in the fiscal year ended December 31, 2009.

At December 31, 2009 advance from clients was $498,785 as compared to no advance from clients as of December 31, 2008. This increase came from several clients in the Company’s fish farming operations.

At December 31, 2009 current portion of bank loan was $380,273 as compared to no current portion of bank loan as of December 31, 2008 since there were no bank loans as of December 31, 2008.

At December 31, 2009 dividend payable was $3,466,331, a decrease of $27,272, or 0.8%, compared to dividend payable of $3,493,603 as of December 31, 2008.

At December 31, 2009 income tax payable was $995,313, an increase of $215,261, or 27.6%, compared to income tax payable of $780,052 as of December 31, 2008, because of the increased sales in the adult fish business in the fourth quarter of 2009.

At December 31, 2009 long-term bank loan was $1,170,070 as compared to no long term bank loan as of December 31, 2008, because the Company successfully obtained a long term bank loan in the fiscal year ended December 31, 2009.

Fiscal Year Ended December 31, 2008 as Compared to Fiscal Year Ended December 31, 2007

The following table presents the Company’s consolidated revenue for its lines of business for the fiscal years ended December 31, 2008 and 2007, respectively:

Fiscal Year Ended December 31,
	2008	2007	% Change
Farm growing	23,577,694	18,509,803	27.4%
Breeding	6,928,674	—	—
Trading	5,086,201	4,484,126	13.4%
Consolidated	$35,592,569	$22,993,929	54.8%

Revenue for the fiscal year ended December 31, 2008 (“fiscal 2008”) were $35,592,569, an increase of $12,598,640 or 54.8%, when compared to revenue for the fiscal year ended December 31, 2007 (“fiscal 2007”). This increase was the result of the $6,928,674 increase of sales of fish fry, as there were no sale of fish fry in fiscal 2007, a $5,067,890 increase of sales of adult fish over fiscal 2007 and a $602,075 increase in trading over fiscal 2007 as a result of the expansion of the Company’s business.

 Cost of goods sold for fiscal 2008 were $20,043,897, which amount consisted of  $744,727 in cost of sales of  fish fry , $14,855,824 in costs of sales of adult fish and $4,443,346 in costs of sales of the trading business. The aggregate costs of goods sold in fiscal 2008 increased  by $3,566,878 or 21.6%,  compared to fiscal 2007. The cost of goods sold did not increase proportionately with the increase in sales mainly because the fish fry business, which contributed most to the increase in sales, did not require corresponding increases in cost of goods sold.

Gross profit for fiscal 2008 was $15,548,672, an increase of $9,031,762 or 138.6%, when compared to fiscal 2007. The increase consisted of an increase of  $2,716,994 for breeding adult fish, an increase of $130,821 for our trading business, and an increase of $6,183,947 for breeding fish fry as the result of increases in revenues of breeding adult fish and trading by 27.4% and 13.4%, respectively. Sales of fish fry in 2007 was $0.

Selling, general and administrative expenses for fiscal 2008 were $2,217,796, an increase of $1,079,101 or 65.9%, when compared to fiscal 2007 due to the expansion of the Company’s business. For the fiscal year ended December 31, 2008, selling expenses of breeding fish fry were $706,944, compared with zero cost in 2007 since the fish fry business was not conducted in fiscal 2007.

For the fiscal year ended December 31, 2008, general and administrative expenses of breeding fish fry were $525,393, an increase of $65,167 or 14.2%, when compared to fiscal 2007. Management and protection costs of the fish farm in fiscal 2008 increased by $167,303, offset by a decrease in fuel costs of $115,842, when compared to fiscal 2007. There was no management and protection costs in 2007 because the fish fry business had not operated in 2007.  Certain expenses, such as fuel costs were incurred in 2007 in connection with construction of the Company’s facility in Hainan Province which costs did not recur in 2008.

For the fiscal year ended December 31, 2008 selling expenses of breeding adult fish were $104,961, an increase of $71,592 or 214%, when compared to fiscal 2007. Increases in transportation costs and labor costs as a result of the expansion of sales comprised $53,370 of the increase.

General and administrative expenses of breeding adult fish in fiscal 2008 were $1,098,972, an increase of $250,542 or 29.5%, when compared to fiscal 2007. The major reason for the increase was the rise in maintenance costs to protect adult fish farm by $166,518.

For the fiscal year ended December 31, 2008, selling expenses of the trading business were $211,567, a decrease of $44,864 or 17.5%, when compared to fiscal 2007. Ice cost and transportation cost in fiscal 2008 decreased by a total of  $42,197 compared to fiscal 2007, since a part of these costs occurred in the fourth quarter of 2008 and were deferred to settle in 2009.

General and administrative expenses of the trading business in fiscal 2008 were $69,959, an increase of $29,718 or 73.9%, when compared to fiscal 2007.

Income from operations for fiscal 2008 was $12,830,876, an increase of $7,952,661 or 163.0%, when compared to fiscal 2007 as a result of increase of sales of fish fry and sales of adult fish simultaneously.

Interest income for fiscal 2008 was $71,087, an increase of $29,824 or 72.3%, when compared to fiscal 2007 as a result of increase of cash and deposits in  banks.  Interest expense for fiscal 2008 was $12,733, and there was no interest expense in fiscal 2007; Other expense, which is bank charge, for fiscal 2008 was $1,954, a decrease of $1,216 as compared to other expense in fiscal 2007.

Provision for income taxes for fiscal 2008 was $1,027,781, an increase of $958,255, or 1378.3% when compared to fiscal 2007. Commencing January 1, 2008, the Company is entitled to the new PRC tax policy for agricultural enterprises. The Company’s income is derived from three general categories, including fish breeding, fish cultivation and selling adult fish. For income from fish breeding, the Company is entitled to a complete exemption from income taxation. For income from fish cultivation, the enterprise income tax is at a discounted rate of 12.5% (which is half of the general enterprise tax rate). For income from selling adult fish, the enterprise income tax is a rate of 25%.

Net income for fiscal 2008 was $11,859,495, an increase of $7,012,712 or 144.7%, when compared to fiscal 2007.

During fiscal 2008, total assets increased by $12,230,000, or 69.8%, from $17,515,548 at December 31, 2007 to $29,745,548 at December 31, 2008.  The majority of the increase was in cash, accounts receivable, with additional increases in inventories, fixed assets and biological assets.

During fiscal 2008, cash increased by $9,020,117, or 155.4%, to $14,823,746 as compared to $5,803,629 as of December 31, 2007, which is mainly attributed to the development of our business.

At December 31, 2008, the accounts receivable balance increased by $1,735,697, or 64.8%, from the balance at December 31, 2007 due to the increase of sales.

The Company’s inventory as of December 31, 2008 was $8,892,911, an increase of $401,280, or 4.7%, compared to inventory at December 31, 2007. Inventory consists of tilapia, bream, crucian carp, grass carp and other varieties of freshwater fish. The main reason of the increase of inventory is to meet the needs of expanding of business.

At December 31, 2008 fixed assets was $434,927, an increase of $298,817, or 219.5%, compared to fixed assets as of December 31, 2007, primarily due to the new equipments the Company purchased for fish fry business . Fixed assets consist of aerators, feeding machine, variety of equipments used in fish farms and office equipments.

At December 31, 2008 biological assets was $841,625. There were no biological assets as of December 31, 2007  Biological assets, consisting of the parent fish of tilapia, snakehead and crucian carp fry,  are used in the Company’s fish fry business.

At December 31, 2008 accounts payable were $1,081,645, an increase of $380,939, or 54.4% as a result of business expansion, compared to accounts payable as of December 31, 2007.

At December 31, 2008 other payable was $873,401, consisting of the personal income tax payable. There was no other payable as of December 31, 2007. Personal income tax payable is required to be withheld by the distributor of dividends.  The Company forwards the amount withheld to the tax authority. According to PRC law, the Company is required to withhold 20% of tax related dividends that are paid out the shareholders.  The amount withheld is included in other payables.

At December 31, 2008 due to shareholders was $8,519,146, a decrease of $1,883,047, or 18.1%, compared to due to shareholders as of December 31, 2007, this was attributed to the repayment to shareholders.

At December 31, 2008 dividends payable was $3,493,603 as compared to no dividends payable  as of December 31, 2007, since the Company believed it was appropriate to pay dividends to shareholders for fiscal 2008.

At December 31, 2008 income tax payable was $780,052, an increase of $708,086, or 983.9% as compared to income tax payable as of December 31, 2007. The Company was entitled to an income tax free policy for its fish farming business for fiscal 2007 Commencing January 1, 2008, the Company is entitled to the new PRC tax policy for agricultural enterprises. The Company’s income is derived from three general categories, including fish breeding, fish cultivation and selling adult fish. For income from fish breeding, the Company is entitled to a complete exemption from income taxation. For income from fish cultivation, the enterprise income tax is at a discounted rate of 12.5% (which is half of the general enterprise tax rate). For income from selling adult fish, the enterprise income tax is a rate of 25%.

Liquidity and Capital Resources

The Company has typically financed its operations and expansion from cash flows from operations and loans from our shareholders and banks. We consummated the reverse merger transaction and raise approximately $7.7 million in gross proceeds in a private placement financing on March 29, 2010.

Nanhai Ke Da Heng Sheng has entered into two credit line agreements with Foshan Nanhai Allied Rural Credit Union Danzhao Credit Association with credit lines of RMB 7,000,000 (approximately $1,031,000 based on the conversion rate as of June 30, 2010) and RMB 5,000,000 (approximately $735,000 based on the conversion rate as of June 30, 2010), respectively. The two credit lines are secured by real estate owned by the sister-in-law of Chen Zhisheng, our Chairman of the Board.  The agreements were entered into on January 14, 2009 and January 13, 2009, respectively, for two-year terms expiring in January 2011. Outstanding loans under the two credit lines bear interest at a rate of 5.4% per year. Interest is payable monthly. As of June 30, 2010, there were no outstanding loans payable under the two credit lines.

For the six months ended June 30, 2010, net cash provided by operating activities was $3,787,362, a decrease of $5,209,241, when compared to the six months ended June 30, 2009. The decrease in net cash provided by operating activities was primarily due to a $968,608 increase in operating income after adjusting for non-cash items (mainly the change in derivative liability value of $5,307,988) and increased cash generated by the increase in accounts payable by $4,945,643 as a result of a reduction in cash payments of accounts payable and advances from shareholders of $5,486,263, offset by the reduction of cash by increasing accounts receivable by $4,945,643 and the increase in inventory by $6,989,322.

For the six months ended June 30, 2010, net cash used by investing activities was $719,856, while net cash used by investing activities for the six months ended June 30, 2009 was $69,175, since the Company purchased more fixed assets and biological assets in the first half year of 2010.

For the six months ended June 30, 2010, net cash provided by financing activities was $893,631, compared with the net cash used by financing activities of $20,057,978 for the same period in the preceding year. For the first half of 2010, there were net proceeds from issuance of preferred stock of $6,561,077 offset by the payment of dividends of $4,110,591 and the repayment of bank loans of $1,556,855. For the first half of 2009, the repayment to directors was $8,517,615 and the dividend payment of $14,024,570, which amounts were partially offset by the Company’s drawdown on its bank credit lines of $2,484,207.

For the fiscal year ended December 31, 2009, net cash provided by operating activities was $21,127,418, an increase of $8,326,651, when compared to fiscal 2008. The increase in net cash provided by operating activities was primarily due to a $1,216,693 increase in operating income and increased cash generated by collections of accounts receivable (reducing the accounts receivable balance as of December 31, 2009 by $5,685,933 compared to December 31, 2008) and a $5,760,435 reduction in inventories as of December 31, 2009 compared to December 31, 2008, since the Company sold most of its inventory in the fourth quarter 2009.

For the fiscal year ended December 31, 2009, net cash used by investing activities was $55,832, while net cash used by investing activities for the fiscal year ended December 31, 2008 was $1,518,209, since the Company purchased less fixed assets and biological assets in 2009.

For the fiscal year ended December 31, 2009, net cash used by financing activities was $32,705,227, compared with $2,064,936 for the preceding year. The substantial increase in net cash used by financing activities is mainly attributable to the payment of dividends of $25,763,903 to shareholders, the repayment to directors of $8,520,541 and the net loan repayment of $1,549,508 in 2009. In fiscal 2008 the repayment to directors was $2,489,354, which amount was partially offset by the capital contribution of $424,418. There were no dividends and loan repayments in 2008.

The amounts repaid to directors in fiscal 2009 were for advances made by directors during the period from 2007 to 2009 in order to finance construction of our facilities in Hainan, our purchases of biological assets (breeding fish) and the payment of operational expenses, including maintenance expenses, purchases of fish food and purchases of fish fry. The Company has the obligation to repay the directors when the cash from operating activities was available.

Critical Accounting Policies and Estimates

Management's discussion and analysis of its financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States. Our financial statements reflect the selection and application of accounting policies which require management to make significant estimates and judgments. See note 2 to our consolidated financial statements, "Summary of Significant Accounting Policies." Management bases its estimates on historical experience and on various other assumptions that are believed to be reasonable under the circumstances. Actual results may differ from these estimates under different assumptions or conditions. We believe that the following reflect the more critical accounting policies that currently affect our financial condition and results of operations.

Principles of Consolidation

The consolidated financial statements include the accounts of Rongfu Aquaculture, Inc (formerly, Granto, Inc.) and its wholly owned subsidiaries, Flourishing HK, the WOFE,  Nanhai Ke Da Heng Sheng, and Hainan Ke Da Heng Sheng (collectively referred to herein as the” Company”). All material inter-company accounts, transactions and profits have been eliminated in consolidation. The Company has adopted the Consolidation Topic of the FASB Accounting Standards Codification which requires a variable interest entity (“VIE”) to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual returns.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Inventories

Inventories are valued at the lower of cost (determined on a weighted average basis) or market, if lower.

Derivative Liability

The Company issued warrants in connection with the Purchase Agreement dated March 29, 2010 with certain reset exercise price provisions.

Adoption of the Derivative and Hedging Topic of the FASB Accounting Standards Codification (“ASC 815”), the Company determined that the warrants did not qualify for a scope exception under ASC 815 as they were determined to not be indexed to the Company’s stock as prescribed by ASC 815.  The warrants, under ASC 815, were classified as derivative liability for the then relative fair market value of $ 3,267,797 and marked to market. For the six months ended June 30, 2010, the Company recorded a loss on change in fair value of derivative liability of $ 5,307,988 to mark to market for the increase in fair value of the warrants through ended June 30, 2010.   Under ASC 815, the warrants will be carried at fair value and adjusted at each reporting period.

Fair Value of Financial Instruments

The Financial Instrument Topic of the Codification requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Revenue Recognition

The Company’s revenue recognition policies are in compliance with the Revenue Recognition Topic of the Codification. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations of the Company exist and collectability is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue.

Income Taxes

The Company utilizes the accounting guidance, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. It is the Company’s intention to permanently reinvest earnings from activity with china. And thereby indefinitely postpone repatriation of these funds to the US. Accordingly, no domestic deferred income tax provision has been made fro US income tax which could result from paying dividend to the Company.

There were no tax differences as of June 30, 2010 and December 31, 2009.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions. The Company has a diversified customer base, all are in China. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Off-Balance Sheet Arrangements

The Company does not have any off-balance sheet arrangements.

ORGANIZATIONAL HISTORY OF THE COMPANY AND ITS SUBSIDIARIES

Rongfu Aquaculture, Inc. was incorporated in Nevada on February 29, 2008 under the name Granto, Inc. The Company was initially engaged in the business of developing, manufacturing, and selling a chalk dust-eliminating blackboard eraser (the “Product”) specifically for teachers and professionals in the Philippines. However, the Company discontinued such business in December 2009. Pursuant to a Share Exchange Agreement, dated as of March 29, 2010, all of the shareholders and warrantholders of Rongfu Aquaculture, Inc., a Delaware corporation “ (“Rongfu Delaware”), exchanged all of their shares of common stock and warrants to purchase common stock of Rongfu Delaware for shares of Common Stock of the Company and warrants to purchase shares of Common Stock of the Company and the Company became  the owner of 100% of the outstanding equity securities of Rongfu Delaware.

On May 19, 2010, Rongfu Delaware merged with and into the Company, In connection with the merger the name of the Company was changed from Granto, Inc. to Rongfu Aquaculture, Inc.  The merger became effective on May 26, 2010.  In connection with the change of the Company’s name the Company applied to the Financial Industry Regulatory Authority (“FINRA”) for a new ticker symbol to reflect its new name. FINRA approved the name change and assigned the new ticker symbol “RNFU.OB” to the Company’s common stock and on June 1, 2010 the Company’s Common Stock began trading under such symbol.

Pursuant to a Share Exchange Agreement, dated as of December 29, 2009 (the “December 2009 Agreement”), all of the shareholders of HK, exchanged all of the outstanding shares of Flourishing HK for shares of common stock of Rongfu Delaware and Rongfu Delaware became the owner of 100% of the outstanding capital stock of Flourishing HK.

Flourishing HK owns 100% of the capital stock of Guangzhou Flourishing. Guangzhou Flourishing is a wholly foreign-owned enterprise, or “WFOE,” under the laws of the PRC by virtue of its status as a wholly-owned subsidiary of a non-PRC company, Flourishing HK.  In connection with the closing of the December 2009 Agreement, Guangzhou Flourishing  entered into and consummated a series of agreements (the “Contractual Agreements”), with Chen Zhisheng and Nanhai Ke Da Heng Sheng.  Under the Contractual Agreements, Guangzhou Flourishing agreed to assume control of the operations and management of Nanhai Ke Da Heng Sheng in exchange for a management fee equal to Nanhai Ke Da Heng Sheng’s earnings before taxes. As a result, the business of Nanhai Ke Da Heng Sheng  and Hainan Ke Da Heng Sheng , a PRC corporation 70% of the outstanding stock of which is owned by Nanhai Ke Da Heng Sheng,  will be conducted by Guangzhou Flourishing. We anticipate that Nanhai Ke Da Heng Sheng and Hainan Ke Da Heng Sheng will continue to be the contracting parties under their customer contracts, bank loans and certain other assets until such time as those may be transferred to Guangzhou Flourishing.  We have received an opinion from Global Law Office law firm located in Beijing, PRC, that the Contractual Agreements have been duly executed and are legally binding on each of the parties thereto under PRC law and do not violate or breach any current statute, rule or regulation of the PRC that is applicable to the transactions contemplated by the Contractual Agreements.   Nevertheless, such arrangements are subject to certain risks we discuss in the “Risk Factors” section of this prospectus. Nevertheless, such arrangements are subject to certain risks we discuss in the “Risk Factors” section of this prospectus.

Nanhai Ke Da Heng Sheng was formed in the PRC on April 30, 2003 as a limited liability company (a company solely owned by a natural person). Hainan Ke Da Heng Sheng was formed in the PRC on August 6, 2007 as a limited liability company. Guangzhou Flourishing was incorporated in the PRC on January 9, 2009 as a wholly owned foreign enterprise.

The following is a summary of the material terms of each of the Contractual Agreements, the English translation of each of which is annexed hereto as an exhibit. All references to the Contractual Agreements and other agreements in this prospectus are qualified, in their entirety, by the text of those agreements. Certain references to ownership and other rights of the Company in this prospectus include the rights of Nanhai Ke Da Heng Sheng and Hainan Ke Da Heng Sheng, which we are attributing to the Company by virtue of the Contractual Agreements.

Entrusted Management Agreement. Pursuant to the entrusted management agreement among Nanhai Ke Da Heng Sheng, Chen Zhisheng, a director of the Company and the owner of 100% of the outstanding stock of Nanhai Ke Da Heng Sheng, and Guangzhou Flourishing  (the "Entrusted Management Agreement"), Nanhai Ke Da Heng Sheng and Chen Zhisheng agreed to entrust the operations and management of Nanhai Ke Da Heng Sheng to Guangzhou Flourishing  Under the Entrusted Management Agreement, Guangzhou Flourishing  will manage Nanhai Ke Da Heng Sheng ‘s operations and assets, control all of Nanhai Ke Da Heng Sheng ‘s cash flow through an entrusted bank account, will be entitled to Nanhai Ke Da Heng Sheng ‘s earnings before taxes as a management fee, and will be obligated to pay all Nanhai Ke Da Heng Sheng’s payables and expenses, operating expenses, payment of employee salaries and the purchase price for assets. The Entrusted Management Agreement will remain in effect until Guangzhou Flourishing  acquires all of the assets or equity of Nanhai Ke Da Heng Sheng (as more fully described below under “Exclusive Option Agreement”). We anticipate that Nanhai Ke Da Heng Sheng and Hainan Ke Da Heng Sheng will continue to be the contracting parties under their customer contracts, bank loans and certain other assets until such time as those may be transferred to Guangzhou Flourishing.

Shareholders’ Voting Proxy Agreement. Under the shareholders' voting proxy agreement among Chen Zhisheng and Guangzhou Flourishing, Chen Zhisheng irrevocably and exclusively appointed the members of Guangzhou Flourishing’s board of directors as his proxies to vote on all matters that require approval by the shareholders of Nanhai Ke Da Heng Sheng.

Exclusive Option Agreement. Under the exclusive option agreement among Chen Zhisheng, Guangzhou Flourishing and Nanhai Ke Da Heng Sheng (the “Exclusive Option Agreement”), Chen Zhisheng has granted Guangzhou Flourishing an irrevocable and exclusive purchase option (the “Option”) to acquire Nanhai Ke Da Heng Sheng’s equity and Nanhai Ke Da Heng Sheng  has granted Guangzhou Flourishing an Option to purchase Nanhai Ke Da Heng Sheng’s assets and business, but only to the extent that the acquisition does not violate limitations imposed by PRC law on such transactions. The consideration for the exercise of the Option is to be determined by the parties and memorialized in future, definitive agreements setting forth the kind and value of such consideration. To the extent that Chen Zhisheng receives any of such consideration, the Option requires him to transfer (and not retain) the same to Guangzhou Flourishing.

Shares Pledge Agreement. Under the shares pledge agreement among Chen Zhisheng, Guangzhou Flourishing and Nanhai Ke Da Heng Sheng (the "Share Pledge Agreement"), Chen Zhisheng has pledged to Guangzhou Flourishing all of the equity interests in Nanhai Ke Da Heng Sheng, including the proceeds thereof, to guarantee all of Nanhai Ke Da Heng Sheng ‘s rights and benefits under the other Contractual Agreements. Prior to termination of the Share Pledge Agreement, the pledged equity interests cannot be transferred without Guangzhou Flourishing’s prior written consent.

Series A Preferred Stock Purchase Agreement

On March 29, 2010 we entered into and consummated a Series A Preferred Stock Purchase Agreement (the “Purchase Agreement”) with 18 investors pursuant to which the investors agreed to and did purchase for an aggregate of $7.7 million an aggregate of (a) 2,768,721 shares of our Series A Stock, (b) five year warrants to purchase an aggregate of 1,730,451 shares of our Common Stock for $3.47 per share and (c) five year warrants to purchase an aggregate of 1,730,451shares of our Common Stock for $4.17 per share. Each share of Series A Stock will automatically convert into one share of our Common Stock (subject to adjustment in certain circumstances to protect the holder against dilution) immediately upon all of the following being satisfied:

•
a registration statement covering the resale of the shares of Common Stock to be issued upon conversion shall have been filed by the Company and declared effective by the Commission and such registration statement continues to be effective up through and including the date of the conversion;

•
our shares of Common Stock are eligible for trading on one of the following exchanges: the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the OTC Bulletin Board;

•
the daily volume weighted average price of the Common Stock for ten consecutive trading days immediately preceding the conversion is greater than or equal to $5.56 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) on the primary trading market on which the Common Stock is then listed or quoted; and

•
the average daily dollar volume of the Common Stock on the primary trading market on which the Common Stock is then listed or quoted is greater than or equal to $100,000 for ten consecutive trading days at any time before the conversion.

At the closing, Kelvin Chan, our President and Chief Executive Officer, delivered to an escrow agent 2,768,721 shares of our Common Stock. If our consolidated net income and net income per share for the year ended December 31, 2009 is less than $13.0 million and $.54 per share, respectively (the “Fiscal 2009 Performance Threshold”), or our consolidated net income and net income per share for the fiscal year ending December 31, 2010 is less than $14.8 million and $.62 per share, respectively (the “Fiscal 2010 Performance Threshold”), then:

•
If the Company does not achieve at least 50% of either amount set forth in the Fiscal Year 2009 Performance Threshold, the escrow agent shall transfer 100% of the escrowed shares to the investors pro rata based on the number of shares of Series A Stock purchased by the investors under the Purchase Agreement and still beneficially owned by such investor at such date;

•
If the Company achieves at least 50%, but less than 100% of either amount set forth in the Fiscal Year 2009 Performance Threshold, the escrow agent shall transfer an amount of the escrowed shares to the investors equal to the product obtained by multiplying (i) two times the shortfall by (ii) the total number of escrowed shares.  Such shares will be transferred pro rata based on the number of shares of Series A Stock purchased under the Purchase Agreement by the investors and still beneficially owned by such investors at such date;

•
If the Company does not achieve at least 50% of either amount set forth in the Fiscal Year 2010 Performance Threshold,  the escrow agent shall transfer 100% of the escrowed shares to the investors pro rata based on the number of shares of Series A Stock purchased by the investors under the Purchase Agreement and still beneficially owned by such investor at such date;

•
If the Company achieves at least 50%, but less than 100% of either amount set forth in the Fiscal Year 2010 Performance Threshold, then the escrow agent shall transfer an amount of the escrowed shares to the investors equal to the product obtained by multiplying (i) two times the shortfall by (ii) the total number of escrowed shares.. Such shares will be transferred pro rata based on the number of shares of Series A Stock purchased under the Purchase Agreement by the investors and still beneficially owned by such investors at such date.

For purposes of the Purchase Agreement, net income for any period means the consolidated net income of the Company and its subsidiaries calculated in accordance with United States generally accepted accounting principles consistently applied, plus, to the extent such amounts were deducted in the calculation of consolidated net income, the amount of any non-cash extraordinary charges relating solely to (a) the release of the shares from escrow or (b) the value of the beneficial conversion feature of the Series A Stock of the Company issued pursuant to the Purchase Agreement.  Net income for any period shall also not include any charges or additions to net income of the Company in any period as a result of any fluctuation in the value of the Company’s Common Stock.

Our Corporate Structure

Our current structure is set forth in the diagram below:

BUSINESS
Overview

Through our subsidiaries and the Contractual Agreements described above, we are engaged in commercial freshwater aquaculture in the PRC. Aquaculture is the cultivation or farming of fish under controlled conditions (as contrasted with the harvesting of fish in the wild). The Company cultivates its fish in fresh water (not marine (salt water) or brackish environments), sells fish and fish fry (juvenile fish) and also acts as a dealer of freshwater fish (generating trading profits from the purchase of fish from third party farmers and the immediate re-sale of such fish to wholesalers and processors).

During the fiscal year ended December 31, 2009 (“fiscal 2009”) the Company sold more than 27,000 tons of adult fish to frozen fish processors and wholesalers in Guangdong Province and Hainan Province, People’s Republic of China (“PRC”) and the Company sold approximately 360 million fry to distributors, which in turn sold such fry to other farmers to cultivate.

Approximately 74.0% of the Company’s revenues for fiscal 2009 were from the sale of adult fish farmed by the Company, approximately 13.7% of the Company’s 2009 revenues were from the re-sale of fish purchased by the Company from farmers and approximately 12.3% of the Company’s 2009 revenues were generated from the sale of fish fry. Approximately 67.9% of the Company’s net income for fiscal 2009 was from the cultivation and sale of adult fish, approximately 30.3% of the Company’s 2009 net income were from the breeding, incubation and sale of fish fry and approximately 1.8% of the Company’s 2009 net income was profit from the Company’s trading of freshwater adult fish. According to China Agriculture Magazine, the Company is currently the largest seller of tilapia fry in the PRC and the Company believes that it is also one of the three largest sellers of adult tilapia in the PRC.

The Company operates 13 adult fish breeding farms, covering a total area of 8,249 mu (a mu is a measure of land area used in China equivalent to approximately 1/6 of an acre). Three of the Company’s farms are located in Hainan Province, two in the town of Wenchang and one in Nanling. The other 10 farms are located in Guangdong Province in the towns or villages of Nanhai, Qinyuan, Taishan, Yangdong  and Gaoyao. 9 of the farms consist of a series of man-made ponds dug to a depth of approximately 2 meters with a surface area of 10-20 mu. A pond can be dug in two days and is filled with fresh filtered water from local sources. Each pond is outfitted with one or more oxygen aeration machines which float on the surface and one or more feeding machines which provide food to the fish twice per day. The aeration machines provide oxygen to the fish and enable the natural removal of fish wastes so that the water does not become toxic for the fish.

4 of the Company’s farms are each comprised of a single lake created by damming a river. Oxygen aeration equipment is not needed since the lakes have a much larger area than the ponds dug by the Company. The land on which the farms are located is leased by the Company from the village under leases for terms of 4 to 30 years.

For additional information concerning the location and area of each of the Company’s fish farms and the terms under which the real estate for each farm is leased, see “Description of Property.”

In addition to its adult fish breeding farms, the Company operates a breeding farm in Wenchang, Hainan Province in which tilapia fry are produced from brood stock. (The warm climate in Hainan is more conducive to the breeding of tilapia fry than the climate in Guangdong Province.) The tilapia fry breeding farm in Wenchang covers an area of approximately 1,800 mu. The Company breeds snakehead and crucian carp fry at its facility in Nanhai.

At its facility in Nanhai (at which the Company also maintains a fish clinic), the Company also has constructed and maintains concrete tanks with a surface area of approximately 8,000 square meters containing approximately 40 compartments where the Company incubates tilapia, snakehead and crucian carp fry for approximately 10-25 days after such fry is initially produced or purchased by the Company. Most of the tilapia fry breeded by the Company in Wenchang is promptly flown by commercial air carrier to Guangzhou (which is approximately 300 miles from Nanhai) and thereafter transported by automobile to Nanhai. The Company also maintains an approximately 4,500 square meter incubation tank in Wenchang for tilapia fry that it will incubate and sell in Hainan Province.

           The incubation tanks in Nanhai and Wenchang are lined with concrete as compared to the Company’s adult fish breeding ponds and lakes, which are not. The concrete lining of the incubation tank enables the Company to maintain better water quality for the fry in the tank and also makes it easier for the small fry to be seen and caught when it is time to harvest them. After the incubation period the Company sells approximately 95% of the fry to distributors.

Approximately 46.2% of the Company’s revenues from the sale of Company grown adult fish in fiscal 2009 were from the sale of tilapia, approximately 20.2% was from the sale of grass carp, approximately 9.5% was from the sale of snakehead, approximately 8.8% was from the sale of bighead and the balance of the Company’s revenues from the sale of Company grown adult fish during fiscal 2009 were from sales of other varieties of freshwater fish, including catfish, bream, black carp and crucian carp.

Approximately 69.1%, 18.8% and 12.1% of the Company’s revenues during fiscal 2009 from sales of fish fry were from the sale of tilapia, snakehead and crucian carp fry, respectively. The Company does not breed or incubate fry of the other adult fish that it cultivates. Rather, it purchases the fry for such fish from distributors.

In conjunction with Professor Sifa Li and his team from Shanghai Fisheries University, during the period from 2006 to 2009 the Company developed a strain of Nile tilapia called “New Jifu” which has received the approval and recommendation the PRC Ministry of Agriculture. New Jifu tilapia is fatty and fleshy, and compared to other strains of Nile tilapia is faster growing (taking 4 to 5 months rather than 6 months to grow to a saleable size), more disease resistant and more suitable to be raised in a warm climate such as that of Hainan Province. The Company currently sells approximately 17,000 tons of tilapia per year, approximately 60% of which is of the New Jifu variety and 40% of which is oreochromis tilapia. Oreochromis tilapia are more tolerant of lower temperatures, which enables the fish to be cultivated in northern climates. However, such tilapia are slower to grow to a saleable size, limiting production to at most three crops in two years.

The Company sells approximately 90% of its tilapia to the owners of 28 processing plants in Guangdong and Hainan Provinces. The processors generally require that the tilapia be of a standard weight of .75 kilograms. (Because of such weight requirement, the Company generally sells most of its tilapia in the fourth quarter since the growing season of approximately 6 months commences in March of each year.) The processors freeze the tilapia and sell the frozen product for distribution domestically in China and internationally. The balance of the Company’s tilapia, as well as all of the other fish the Company sells, is sold under the Company’s Hengshen brand name to fish brokers located in wholesale markets in Guangdong, Hainan, Fujian and Xinjiang Provinces  which brokers in turn market the fresh fish nationwide in China though other wholesalers or at retail. In 2009 the top ten customers (including processors and wholesalers) for the Company’s adult fish accounted for approximately 80% of the Company’s total sales of adult fish. Hainan Ahe Food, Yangshi Frozen Fish Processing Factory and Jiahong Frozen Fish Processing Factory accounted for 21%, 12% and 10%, respectively, of total purchases from the Company of adult fish in 2009.

The Company is developing technology to breed new strains of yellow catfish and California perch and anticipates making sales of the fry of such fish strains in 2010. In January 2010 the Company purchased for approximately $87,000 50,000 yellow catfish and 6,000 California perch to use as brood stock to breed new strains based on a method of population genetics using selective criteria to continually enhance the quality and quantity of fry produced from the breeding process in cooperation with experts from Shanghai Fisheries University led by Professor Sifa Li. The Company anticipates spending approximately $75,000 per year on the cultivation of brood stock, including breeding and disease prevention costs. Regarding yellow catfish, the Company is seeking to determine the best period for mating of mature parent fish and how to facilitate such mating. Regarding California perch, the Company will seek to determine the most suitable kind of nest for hatching the perch to facilitate egg laying and then the Company can relocate the nest for fertilization.

The Company has constructed a facility in Nanhai, to breed yellow catfish and California perch fry. The facility was completed in May 2010 at a total cost of approximately $500,000 and is now in use. This facility consists of a one-floor building with a floor area of approximately 6,000 square meters.

The Company also intends to use some of the proceeds from the March 29, 2010 sale of its Series A Stock and Warrants to increase both the production capacity of and productivity at its breeding farms, to develop new breeds of fry and to change its business model in certain respects.

The new business model is a type of co-op model in which the Company and the farmers closely cooperate in a manner to enhance production quantities and qualities. This model is popular in Chinese agriculture. Under the new model the Company will provide farmers with a full range of products and services, including fish fry, fish food, fish drugs, and expertise in the growing of healthy fish and the farmers manage their own ponds.  In harvesting season the Company will purchase the adult fish from the farmers at either a fixed market price set at the time that an agreement between the Company and the farmer is signed or at the prevailing floating market price when the adult fish is repurchased.  The farmers will bear the costs of the fish fry, fish food and fish drugs, but the Company will assist and educate the farmers on the best techniques at no cost to the farmers.

For example, instead of selling most of its snakehead fry to distributors which in turn sell the fry to local third party farmers, the Company intends to retain such third party farmers as subcontractors to grow adult snakehead from fry supplied directly to them by the Company. In such new business model the farmers will receive a fixed payment from the Company for their service and, the Company will supply at its own cost or reimburse the farmer for fish food and medicines. The Company anticipates that this business model will generate greater profits to the Company than would be the case if the Company merely sold snakehead fry to distributors because the model will substantially increase the ability of farmers to cultivate high quality fish and therefore substantially increase the Company’s capacity to produce adult fish. The Company may also use this cooperative farmer business model grow and sell other fish in addition to snakehead.

Farming Operations

The various steps in the process of producing adult fish for sale are described below:

Brood stock production

The Company currently owns approximately 400 to 600 male-female pairs of  tilapia brood stock (“grandparent fish”), of which 200-300 pair are of the  “New Jifu” strain and 200-300 pair are oreochromis tilapia. Grandparent fish are either purchased by the Company or developed from ancestors by the Company in conjunction with breeding experts such as personnel in academic institutions. The grandparent fish are held at the Company’s headquarters in Nanhai.  Grandparent fish generally produce offspring (“parent fish”) for a period of 5 to 8 years and each pair of grandparent fish generally will produce approximately 600 pair of parent fish per year.

Parent fish production

The parent tilapia are maintained at the Company’s facility in Wenchang, Hainan Province. The warm climate in Hainan Province is conducive to the production of tilapia fry. (The parent generation of the other fish that the Company cultivates are maintained at the Company’s facility in Nanhai.) The Company owns approximately 80,000 parent fish (one male fish for each three female fish) of the New Jifu strain. The New Jifu parent fish generally produce approximately 6,000-8,000 offspring (fry) per year for a period of three years. The Company has a capacity to produce approximately 500 million “New Jifu” fry per year. The Company has a capacity to produce approximately 300 million oreochromis tilapia fry per year.

Within 3 days after the tilapia fry is first produced, using commercial air carrier transportation, the Company transports the fry produced in Hainan to the Company’s facility in Nanhai, Guangdong Province where the tilapia fry are incubated for up to 20 days before being sold to distributors of moved by the Company to one of its adult breeding farms. The Company also purchases fry for the growing of the other fish (except tilapia) it grows. The Company also incubates snakehead and crucian carp fry at its Nanhai facility.

Adult fish production

Approximately 95% of the fry produced by the Company are sold to distributors and 5% of the fry are raised to adults by the Company. The Company cultivates the fry it does not sell at one of the 13 adult fish breeding farms the Company maintains. The fry are transported to such farms from the Nanhai incubation facility by Company trucks. The Company generally sells its tilapia when the tilapia has grown to a weight of 0.75 kg as that is the size desired by the Company’s frozen fish processor customers. For New Jifu , it takes 5 to 6 months to reach 0.75 kilograms (‘kg”) and for oreochromis tilapia it takes about 7 to 8 months to reach 0.75kg.  The Company generally raises its grass carp and snakehead to weights of .50kg or more (up to as much as 5 kg) before sale of such fish to wholesalers. The larger the weight the longer the fish takes to grow. The Company may therefore cultivate fish for a year or more before sale.

Approximately 80-85% of the variable costs of producing adult fish is the cost of fish food. The other variable costs include medicine and the cost of fry for those fish for which the Company does not breed its own fry. The other significant costs borne by the Company in its operations are of the rental of farmland, salaries of production personnel and utilities and transportation costs.

Fish clinic and educational services

At its Nanhai facility, the Company maintains a clinic supported by the Agriculture Bureau of Guangdong Province. Farmers may bring diseased fish to the clinic where Company personnel as well as experts from the Agriculture Bureau (who are periodically present at the clinic or available for consultation by telephone or internet) can diagnose problems and determine courses of treatment.

At such facility the Company also offers free classes to train farmers in the cultivation of fish. Classes are generally given for three days twice a month. The Company’s cost for providing such training is approximately $7,500 per year.

By offering such clinical services and free training, the Company has been able to build a database of approximately 100,000 farmers who are or may become interested in purchasing fry, who may become subcontractors for the Company in growing fry to adult fish or who may sell fish to the Company for immediate resale by the Company to tilapia processors or wholesalers.

Trading Operations

The Company acts as an intermediary in the sale of fish to tilapia processors and fish wholesalers. Such entities place orders with the Company which the Company fills by dealing with farmers in the Company’s data base. The processors and wholesalers rely on the Company, rather than dealing directly with farmers, due to the Company’s reputation for quality and the Company’s contacts with numerous sources of supply, which serve to reduce the administrative costs of the processor or wholesaler. The Company generally arranges for transactions, pays the farmer, assists the processor, wholesaler and farmer in delivery operations (the cost of transportation is generally borne by the processor of wholesaler) and receives payment from the processor or wholesaler at a mark up over the Company’s purchase cost (approximately 10% of the sales price).

Industry Background

Aquaculture is the science, art, or practice of cultivating and harvesting aquatic organisms, including fish, mollusks, crustaceans, aquatic plants, and algae such as seaweed. Operating in marine, brackish, and freshwater environments, aquaculture provides food for people and in smaller amounts supplies fish for stocking lakes, bait for fishing, and live specimens for home aquariums. According to a recent study by the World Food and Agriculture Organization (“FAO”) published on March 2, 2009, world fisheries production reached a new high of 143.6 million metric tons in 2006, including farmed and ocean caught product. The contribution of aquaculture to the world fisheries production in 2006 was 51.7 million tons of fish, which was 36 percent of world fisheries production in 2006, up from 3.6 percent in 1970. Global aquaculture accounted for 6 percent of the fish available for human consumption in 1970. In 2006 global aquaculture accounted for 47 percent of the fish available for human consumption according to the FAO. The FAO report also describes that over half of the global aquaculture in 2006 was freshwater finfish. Based on the FAO’s projections, it is estimated that in order to maintain the current level of per capita consumption, global aquaculture production will need to reach in excess of 80 million tons of fish by 2050.

Also according to the FAO, in 2006 China contributed approximately 67% of the total quantity and 49% of the total value of worldwide aquaculture production. In China, approximately 90% of fish production comes from aquaculture.

China has a long history of aquaculture. However, large-scale production only began after the founding of the PRC in 1949. More recently, after China opened up to the outside world in the 1980's, the sector has been growing dramatically, becoming one of the fastest growing sectors among the agriculture industries in China. In 2003 China registered a total amount of 30.28 million tons of farmed fish, accounting for 64.34% of national fishery production . China’s total aquaculture production is dominated by carp raised in inland ponds for local consumption. The four major carp species — silver carp, grass carp, common carp, and bighead carp — account for more than one third of world aquaculture production — nearly all of it in China.

China’s aquatic production for 2009 is forecast to have reached 49.5 metric tons (“MMT”), an increase of approximately  two percent from the estimated 48.6 MMT of production in 2008. China remains the world’s largest aquaculture producer. The rise in aquatic production is attributed to the country’s rapid economic growth, rising disposable incomes and greater consumption of aquatic products, together with strong growth of aquatic exports. While official statistics are not yet available, the 2008 aquatic production is estimated to have increased by approximately two percent over the 47.5 MMT of production in 2007. According to China’s Ministry of Agriculture (“MOA”), aquatic production for the first five months of 2008 reached 15.6 MMT, up more than four percent over the previous year to date figure. MOA expected a normal production growth for the remainder of 2008. Industry sources also showed that total aquatic production in the first eight months of 2008 reached 26.5 MMT, up three percent over the previous year. The production growth is mainly attributable to freshwater production at 12.5 MMT, up seven percent over the same period in 2007, while sea catch production stood at 6.9 MMT, down more than two percent. Another official media source reported that total aquatic production for 2008 is expected to have reached 48.9 MMT and the total freshwater aquatic production reached 17.4 MMT as of the end of October 2008. The devastating winter storms that hit south China from January through February of 2008 had some impact on aquaculture production. However, official data on damage is not available. Some industry sources reported losses of more than 4,000 MT of tilapia and 48 million tilapia fingerlings in Guangdong and Hainan provinces. MOA reported that the industry quickly recovered.

Inland aquaculture is very important part of China fishery industry. Freshwater aquaculture is carried out in fish ponds, lakes, reservoirs, canals, pens, cages, and paddy fields. Freshwater aquaculture production is dominated by finfish, particularly silver, grass and other carps. Pond culture is the most important source of inland aquaculture, with an estimated share of 73.9% in 1996. More than 4.5 million Chinese farmers are engaged in aquaculture, more than the rest of the world combined.

In 2005, according to the American Tilapia Association (“ATA”), tilapia production worldwide was second in volume to carp, and it is projected by the ATA that tilapia will become the most important aquaculture crop in the 21st century. Commercial production of tilapia has become popular in many countries around the world. Touted as the “new white fish” to replace the depleted ocean stocks of cod, pollock, and hake, world tilapia production continues to rise and at least 100 countries currently raise tilapia, with the PRC being the largest producer. The American Tilapia Association further reports that world production of tilapia products reached approximately 2.5 million metric tons in 2007, of which China produced the dominant share of 45.0 percent.

The species of tilapia most commonly grown as food fish in aquacultures are Nile tilapia, blue tilapia and Mozambique tilapia). Today, hybrids of these species – sometimes with genetic material from other species as well – are popular as well. Over 95 percent of the global tilapia supply is imported to the United States where tilapia is an appreciated food fish. The United States has its own domestic production as well, but it is much too small to satisfy consumer demands. The rising standard of living and fast-changing lifestyle in China have resulted in dramatically increasing domestic demand for processed frozen Tilapia products.

Tilapias are also among the easiest and most profitable fish to farm. This is due to their omnivorous diet, mode of reproduction (the fry do not pass through a planktonic phase), tolerance of high stocking density, and rapid growth.

The simplest system for raising fish is in ponds or irrigation ditches. Fry are put into a pond and fed until they reach market size. The fish are caught, either by draining the pond or by using large nets. Food can be from natural sources—commonly zooplankton feeding on pelagic algae, or benthic animals, such crustaceans and mollusks. Tilapia species feed directly on phytoplankton, making higher production possible.

There are a number of factors that determine the amount of fish that any given pond can produce. The first is the size of the pond, which determines the amount of water available for the fish, which in turn determines the amount of oxygen available for the fish. If there are too many fish in the pond, there will not be enough oxygen, and the fish will become stressed and begin to die. Another factor is the capacity of the pond to digest waste from the fish and the uneaten feed. The waste that is toxic to fish is mostly in the form of ammonia, nitrites, and nitrates.

The pond environment provides natural ways to eliminate waste. For example, in one waste processing cascade, the initiating bacteria convert available ammonia to available nitrites, which a second bacteria converts to the available nitrates that plants and algae consume as a growth nutrient. The viable density of fish in a pond is determined by the balance between the amount of waste generated and natural processes for waste elimination. If the fish release too much waste into the pond, the natural processes cannot keep up and the fish will become stressed.

Fish density can be increased if fresh water can be introduced to the pond to flush out wastes or if the pond can be aerated, either with compressed air or mechanically by using paddle wheels. Adding oxygen to the water not only increases the amount of oxygen in the water available for the fish, it also improves the processes involved in removing the wastes.

Advantages of pond culture include its simplicity, and relatively low labor requirements (apart from the harvesting of the fish). It also has low energy requirements. A major disadvantage is that the farm operation is more dependent on weather and other natural factors that are beyond the farmer’s control. Another disadvantage concerns the marketing of the fish. Generally, ponds are only harvested when most of the fish are at market size. This means the farmer has many fish to market at the same time, requiring a market that can absorb large quantities of fish at a time and still give a good price to the farmer. Usually this means there is a need for some kind of processing and large-scale marketing, with several fish farms in the same area to provide the processing plant with a constant supply of fish. If this kind of marketing infrastructure is not available, then it is difficult for the fish farmer.

Raw Materials and Suppliers

Approximately 80-85% of the cost of sales of fish is for fish food. The balance is for fish medicine and the cost of fry for fish for which the Company does not breed its own fry. The Company purchases over 90% of its food for the feeding of adult fish from Ke Da Heng Sheng Fish Food Factory, a company which is wholly owned by the sister of the Company’s Chairman, Zhisheng Chen. The Company also purchases over 60% of its food for the feeding of fry from Ke Da Heng Sheng Fish Food Factory. In 2009 the Company spent approximately $11.9 million and $334,000 for the purchase of adult and fry food, respectively. The Company believes that there are adequate other sources of supply of fish food, other than Ke Da Heng Sheng Fish Food Factory.

Marketing, Sales and Distribution

The Company has a staff of 13 employees who take orders and provide customer service to processors and wholesalers in assigned geographical areas. The Company sells fry to approximately 110 distributors, sells tilapia to 28 frozen tilapia processors and sells fish to approximately 50-60 fish brokers in wholesale markets. Sales of fish fry are mainly made in Guangdong, Hainan and Guangxi provinces, while  sales of adult fish are mainly made in Guangdong and Hainan provinces. Since May 2010 we have also sold fish to distributors in Zhejiang, Chongqin and  Shandong provinces and we intend to explore the possibility of expanding our sales to additional regions.

The Company promotes its Hengshen brand to farmers by advertisements in newspapers and magazines. The purpose of such promotion is to attract potential purchasers of fry, as well as potential subcontractors for the Company in growing snakehead and also potential sources for the Company’s fish trading operations. The Company also conducts free training sessions for farmers to build a database for the same purposes.

Employees

As of October 1, 2010 Rongfu had 188 full-time employees, including 40 management and supervisory personnel, 98 production workers, 21 sales and marketing personnel and 29 technological support, training and operations personnel.  Over 100 of the Company’s employees hold at least a junior college degree. The Company also had 65 part-time employees, of which 53 were interns from various colleges. Interns are not paid but Rongfu gives interns a subsidy in a nominal amount and provides food and housing for such interns without charge.

Seasonality

Approximately 50% of the Company’s sales of fry are made in the second quarter as fish produce most of the fry in March of each year. The Company’s sale of fry are lowest in the fourth quarter. The Company’ s sales of adult fish are greatest in the fourth quarter. The first quarter is the next busiest. Sales of grown fish follow the pattern of fry production in the spring and then a six month growing season to maturity and sale.

Competition

The aquaculture industry is intensely competitive and highly fragmented. Our direct competitors are small size farmers in the sale of adult fish and smaller scale breeding farms in the sale of fry. In the Guangdong area (South China), we have not identified any competitors with sizable operations or who produce or market similar categories of fish to the fish we breed, produce and market.

There are more than 2 million fish farmers in the PRC. Most farmers grow fish on a small scale. We believe that we have competitive advantages over most of our competition by virtue of our capital, technology and research and development. The Company competes against smaller scale breeding farms in the sale of fry.

We believe we have the following principal competitive strengths:

•
Quality Products. We produce fish products and have developed a farming system that avoids the use of potentially toxic chemicals, drugs, pesticide residues, veterinary drug residues, heavy metals, pollutants and other substances. We believe that we fully comply with the Law of PRC on the Prevention and Control of Water Pollution. Our fish are raised in ponds of pure rain water collected for aquaculture. We use high quality fish food to comply with the safety rules and regulations in the PRC.

•
Vertically Integrated Operations. Vertical integration of our operations allows us to control and monitor quality, as well as reduce costs. Through our cooperative arrangements with local farmers, we train them to our production methods, while monitoring constantly the quality of production until harvest.

•
Environmental and Quality Assurances. We have adopted and implemented stringent quality control measures and procedures throughout the production process, in order to comply with the various environmental and quality standards. In order to supply to food processing companies, we have complied with the Food Safety Law of the PRC, which became effective on June 1, 2009. We use advanced technologies in our farming, feed formulation and processing operations. We have adopted modern and environmentally friendly and responsible technology in our growing process of fishes.

•
Strategic Location in Guangdong Province, PRC. Our processing facilities are geographically well-positioned in Guangdong Province to leverage favorable climatic conditions, abundant water supply, a pristine environment and a readily available source of labor for our processing plant. Furthermore, our logistics center is conveniently located near the farmers from whom we obtain our supply of fish and it is also in close proximity to our new cooperative fish farms.

•
Competitive Cost Structure. We benefit from competitive cost structures due to the lower labor costs in China and the streamline of the supply chain transactions to increase logistics efficiencies. We also believe that we are able to trim our operating costs by procurement of fry and fish food at relatively low cost and deployment of advanced methods for cultivation.

•
Experienced Management – The senior management has extensive experience in fish farming in Guangdong Province in China. Mr. Chen Zhisheng, our Chairman, has over 30 years experience in the field of aquaculture. He also serves as the Chairman of Foshan Nanhai Aquaculture Association and we believe that he has great influence in the development of the industry in Guangdong Province.

Research and Development

Research and development expenses include pond rental expense and medicine for fish the Company is attempting to genetically develop; and wages for employees and payments made to independent contractors such as Professor Sifa Li on development projects. Research and development expenses in fiscal years 2008 and 2009 aggregated $88,040 and $90,045, respectively.

The Company has its own technicians to research fish growing technologies, including methods to grow fish faster, and to maintain water quality and use appropriate fish foods. The Company maintains a big database for fish diseases and cures for the most commonly raised fishes.

In 2006, the Company focused on research of tilapia brood stock, with the cooperation of Sifa Li, During the period from 2006 to 2009, the Company’s R&D team developed a strain of Nile tilapia called “New Jifu”, which has received the approval and recommendation the PRC Ministry of Agriculture. In 2008 the Company began research into breeding snakehead fish.  In 2009 the Company began research into breeding yellow catfish and California perch.

We paid Professor Sifa Li approximately $15,000 in each of fiscal 2008 and 2009 in connection with projects led by him. A project team was jointly formed by our designated technical personnel and the specialists from the Shanghai Fisheries University led by Professor Li. In the process of conducting  project management for the tilapia breeding project, we have  not only bred a new strain of tilapia, but have also enhanced the skills and experience of our technical team regarding breeding new strains of fish.

Our research activities have been in applied fish nutrition, physiology and nutrients required or utilized by aquatic animals. Our major research efforts have been in the areas of stability, efficacy, and effects upon fish health with respect to resistance to bacterial and viral diseases. We also been active in research methods, technology transfer and cooperation with leading research institutes to develop improvements in methods of fish culture.

None of our research and development expenses are borne directly by any of our customers.

Intellectual Property

The Company does not own any patents.

In conjunction with Professor Sifa Li and his team from Shanghai Fisheries University, from 2006 the Company developed a new strain of  tilapia called “New Jifu” which has received the approval and recommendation the PRC Ministry of Agriculture. Based on the agreement between Professor Li and Nanhai Ke Da Heng Sheng Heng Sheng, Nanhai Ke Da Heng Sheng may exclusively use the technology of “New Jifu” in Hainan Province and use the technology on a non-exclusive basis elsewhere.

Nanhai Ke Da Heng Sheng has a trademark “Ke Da Heng Sheng” registered with the PRC Trademark bureau. The term of the trademark is from October 28, 2004 to October 27, 2014.

Regulation

According to the Law of the PRC on the Prevention and Control of Water Pollution, effective on June 1, 2008, to engage in the aquaculture industry, a business owner shall be responsible for protecting the waters and the ecological environment. In complying with such law the Company takes into account the impact on the environment in regard to any new construction or renovation of buildings and sewage disposal facilities. In connection with aquaculture operations performed directly by the Company, we forward necessary documents to the relevant department for approval. In deciding the location of a site for our aquaculture operations, we consider geographical conditions for water pollution prevention. In building and reconstructing sites for its aquaculture operations, the Company builds waste water disposal facilities and water circulation and filtering facilities that are in compliance with applicable law and regulations.

As a food processing business, the Company must be in compliance with the Food Safety Law of the PRC, effective on June 1, 2009, which lists several enforceable mandatory standards as food safety standards. Based on the law, an aquaculture business should have suitable production and management facility to protect aquatic food from being harmfully affected. To comply with the Food Safety Law, the Company trains all of its employees for at least one week to familiarize them with the applicable laws and   regulations. Secondly, the Company’s personnel  regularly assesses the quality of the Company’s adult fish. In addition, the Company ha established internal rules and regulations to restrict the use of drugs which are harmful to human health, such as pesticide residues, veterinary drug residues, heavy metals, pollutants and other substances. All on-site employees are subject to pre-employment and annual health checks and must obtain a valid health certificate before they can work on site. The Company has also established a system for daily production records to highlight healthy conditions and fatality rates of the Company’s fish. The reports are examined regularly by management. The Inspection and Quarantine Bureau will regularly inspect the Company’s products in accordance with applicable export rules and regulations.

According to Regulations of Quality and Safety of Aquaculture of the Ministry of Agriculture, effective on September 1, 2003, water used in aquaculture should be consistent with requested standards of Ministry of Agriculture. Aquaculture can not violate relevant national or local specifications of cultivation, which include equipment placement, sales of farmed aquatic products, as well as the use of feed materials and aquaculture drugs.

Additionally, the aquaculture industry is also subject to the control and management of the Fishery Law of the PRC, the Management Methods of Pollution-Free Agriculture Products, and the Aquatic Germchit Managing Regulations.

To comply with the above laws, the Company has hired more employees to examine the site environment, to test the health of adult fish, to record the cultivation process to check for abnormal conditions, and to operate waste water prevention and handling facilities. The Company believes that the hiring of such personnel and the construction and operation of waste water prevention and handling facilities will increase the Company’s total operating costs in the fiscal year ending December 31, 2010 by approximately $520,000 or 20% over the Company’s total operating costs for fiscal 2009.

The Company believes that it is compliance  with all  of the PRC laws and regulations regarding  control of water pollution and food safety, although it has not received an opinion of PRC counsel as to such matters.

Legal Proceedings

As of the date of this prospectus, the Company is not a party to any material legal proceedings nor is it aware that any person or governmental entity intends or has threatened to institute any proceedings against the Company.

DESCRIPTION OF PROPERTY

Set forth below is a table containing certain information concerning the location and are of each of the Company’s fish farms and the terms under which such properties are leased.

Name of Farm	Area (Mu)/(Square Meters)	Location	Landlord	Tenant	Lease Commencement Date	Lease Expiration Date	Rent per Year ($)
Lugang Pond	251.99/167,994.17	Eastern Xianlu Road, Nanhai, Guangdong	Lu’er Villager Group of Lugang Village	Nanhai Keda Hengsheng Aquiculture Co., Ltd.	1/1/2006	12/31/2010	$25,940.15
Lugang Pond	85.00/56,666.95	Hengling, Shagang village, Nanhai, Guangdong	Xuehao Tu	Nanhai Keda Hengsheng Aquiculture Co., Ltd.	1/1/2006	12/31/2012	$16,750
Lugang Pond	98.00/65,333.66	Xianliao Village, Nanhai, Guangdong	Santuan Villager Group of Xianliao Village of Heshun Town	Nanhai Keda Hengsheng Aquiculture Co.,Ltd.	1/1/2002	12/31/2011	$11,529.41
Nanzhou Pond	71.33/47,553.57	Jianshui,Tantou, Nanhai, Guangdong	Sanhong Village Economic Cooperative of Xianliao Village of Heshun Town	Nanhai Keda Hengsheng Aquiculture Co., Ltd.	1/1/2005	12/31/2014	$13,426.82
Nanzhou Pond	803.04/535,362.68	Dapu, Nanhai, Guangdong	Xianliao Village of Heshun Town	Nanhai Keda Hengsheng Aquiculture Co., Ltd.	1/1/2005	12/312014	$101,560.94
Wan Qing Yang	734.65/489,769.12	Eastern Gongyong, Wanqingyang,Heshun Town, Nanhai	Tangcun Group Co., Ltd. of Nanhai District	Nanhai Keda Hengsheng Aquiculture Co., Ltd.	2/11/2004	2/10/2015	$71,304.26
Qingyuan Artificial Lake	500.00/333,335	Laohuchong Artificial Lake, Qingyuan, Guangdong	Zhishen Luo	Nanhai Keda Hengsheng Aquiculture Co., Ltd.	3/1/2006	12/31/2013	$33,823.53
Taishan Artificial Lake	1,000.00/666,670	Guanchong Artificial Lake, Shenjing Town, Taishan, Guangdong	Weiqiang Fan, Weiqiang Hu	Nanhai Keda Hengsheng Aquiculture Co., Ltd.	10/20/2005	12/31/2016	1,691.18
Yangdong Artificial Lake	2,500.00/1,666,675	Shawan Artificial Lake, Yangdong County, Guangdong	Huazhan Zhuo	Nanhai Keda Hengsheng Aquiculture Co., Ltd.	1/13/2007	12/31/2014	$5,698.53

Gaoyao Artificial Lake	30.00/20,000.1	Shangdong Village, Baizhu Town, Gaoyao City, Guangdong	Xinlong Villager Group of Shangdong village committee of Baizhu Town in Gaoyao City	Nanhai Keda Hengsheng Aquiculture Co., Ltd.	1/10/2007	1/10/2013	$5,264.71
Hainan Adult Fish Pond	375.00/250,001.25	Fupo Village, Baoluo Town, Wenchang City, Hainan	Jianzhong Fan	Nanhai Keda Hengsheng Aquiculture Co., Ltd.	2/28/2005	2/28/2015	$24,816.18
Hainan Adult Fish Pond	200.00/133,334	Nanling Artificial Lake, Hainan	Maoshan Village Economic Cooperative of Wengtian Town in Wenchang City	Nanhai Keda Hengsheng Aquiculture Co., Ltd.	1/12/2005	1/11/2020	$514.71
Hainan Adult Fish Pond	1,600.00/1,066,672	Wenglong Artificial Lake,Wenchang, Hainan	People’s Government of Wengtian Town of Wenchang City	Nanhai Keda Hengsheng Aquiculture Co., Ltd.	1/1/2005	12/31/2035	$5,882.35
Wenchang Fish Fry Pond	1,800.00/1,200,006	Wenchang, Hainan	Kuangshan Group of Shandong Province	Nanhai Keda Hengsheng Aquiculture Co., Ltd.	10/13/2006	12/15/2018	$44,117.65
Total	10,049.01/6699373.50						$362,320.41

The Company leases from Guangzhou Chuangshi Trading Co., Ltd approximately 50 square meters of administrative office space at No.329 Qingnian Road 301-17, Economic Development District, Guangzhou City, PRC for a monthly rental of 3,000 RMB (approximately $442 based on the conversion rate as of June 30, 2010) for a three year term expiring in January 2012. The rental includes water, electricity and administrative fees. The Company also leases from Guangzhou Dongdu Big World Co., Ltd. approximately 240 square meters of office space at Dongdu Room 321, No.475 Huanshidong Road, Guangzhou City, PRC for a monthly rental of 16,500 RMB (approximately $2,430 based on the conversion rate as of June 30, 2010)for a three year term expiring on December 15, 2012. The rental includes water, electricity and administrative fees. Nanhai Ke Da Heng Sheng leases from Tangcun Group Co., Ltd. approximately 11,307 square meters of office space used for its headquarters for an annual rental of 484,869 RMB (approximately $7,363 based on the conversion rate as of June 30, 2010) for a ten year term expiring February 10, 2015. Hainan Ke Da Heng Sheng leases from Shandong Kuangshan Group approximately 720,000 square meters of land (including a building located on the land which covers an area of 8,170 square meters) for an annual rental of 50,000 RMB for a 15 year term expiring December 31, 2018. In addition, the Company leases a logistics center with an area of approximately 10 mu or 6,667 square meters located at Bai On Highway, Leliu District, Shunde, Foshan City, PRC for 15 years commencing from May 2010 for an annual rental of 180,000 RMB (approximately $26,506 based on the conversion rate as of June 30, 2010).

The Company believes that the foregoing properties are adequate for its present needs.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

Directors and Executive Officers

The following table sets forth the name and position of each of our current executive officers and directors.

Name	Age	Position
	47
Chen Zhisheng		Chairman of the Board and Director

Kelvin Chan	36	Chief Executive Officer, President and Director

Keith Hor	46	Chief Financial Officer

Chen Zhisheng, became our Chairman and director on March 29, 2010. Mr. Chen is the CEO of Hainan Ke Da Heng Sheng since August, 2007.  He is also the Chairman and CEO of Nanhai Ke Da Heng Sheng since April, 2003. Mr. Chen is an expert in the aquaculture industry, who has been engaged in this area for almost 30 years, which the Company believes qualifies him for his present positions with the Company. Due to his achievements and contributions to the aquaculture industry, he is in charge of the Foshan Nanhai Aquaculture Association as the Chairman. Mr. Chen got his MBA in Agriculture Administration from the Continue Education School of Qinghua University on July, 2006.

Ying Shan (Kelvin) Chan became our director, President and CEO on March 29, 2010. Mr. Chan is the Chairman of Flourishing Blessing (Hong Kong) Co., Ltd. since August, 2008.  He is also a consultant to Nanhai Ke Da Heng Sheng since September 2005 and in such position acquired substantial experience in the aquaculture industry which the Company believes qualifies him for his present positions with the Company. Mr. Chan was a managing director of SUPERBRAND Company from September, 2002 to August, 2005, where he was responsible for the company’s strategic development and operational management. From July, 1998 to August, 2002, Mr. Chan was the manager of the Greater China District of Applied Biosystem, a NASDAQ listed company. Mr. Chan got his bachelor’s degree in biology from the Biology Department of Hong Kong University of Science and Technology in June 1998.

Keith Hor became our Chief Financial Officer on July 1, 2010. Mr. Hor’s specific areas of expertise include financial management, mergers and acquisitions, auditing, investor relations, tax planning, risk controls, SOX 404 compliance and SEC reporting. From March 2007 to June 2010 he was Chief Financial Officer of Diguang International Development Co., Ltd., a Nevada corporation specializing in the production of sale of backlights and backlight technologies whose common stock is quoted on the OTC Bulletin Board. He was Diguang’s financial controller from October 2006 to March 2007. From April 2004 to September 2006, he was the group financial controller of and company secretary for Asia Tiger Group Ltd, a company listed in the Mainboard of Singapore Stock Exchange Ltd. and principally engaged in the trading and manufacturing of office equipment products and digital cameras with manufacturing facilities in Shenzhen, China. Prior to that, Mr. Hor had been the Vice President-Finance and Administration (Hong Kong & China) for five years in Jardine Logistics (HK) Ltd., a company principally engaged in air and sea forwarding services, warehouse, supply chain, inventory management and third party logistics services. He was a certified practicing accountant in Price Waterhouse from 1988 to 1993. Mr. Hor obtained his Master of Finance from the Bernard M. Baruch College, the City University of New York and his Professional Diploma of Accountancy from the Hong Kong Polytechnic University. He is a fellow member of the Chartered Association of Accountants, UK and an associate member of Hong Kong Society of Accountants.

Employment Agreements

The Company has not entered into employment agreements with any of its officers or other key employees.

Compensation of Officers and Directors

Our executive officers do not receive any compensation for serving as executive officers for Rongfu. However, our executive officers are compensated by and through Nanhai Ke Da Heng Sheng. The following table sets forth information concerning cash and non cash compensation paid by Nanhai Ke Da Heng Sheng. to our named executive officers for 2009 and 2008, respectively.  No executive officer of ours received compensation in excess of $100,000 for either of those two years.

Name and Principal Position	Year Ended	Salary ($)	Bonus ($)	Stock Awards ($)	Option Awards ($)	Non- Equity Incentive Plan Compen- sation ($)	Non- Qualified Deferred Compen-sation Earnings ($)	All Other Compen- sation ($)	Total ($)
KKelvin Chan,
CEO and CFO	12/31/2009	$-	—	—	—	—	—		$
	12/31/2008	—	—	—	—	—	—	—		$0

Since 2004 Chen Zhisheng has received a salary of 60,000 RMB (approximately $8,784 based on the exchange rate as of March 29, 2010) per year from Nanhai Ke Da Heng Sheng.

Kelvin Chan was appointed as Chief Executive Officer of the Company on March 29, 2010 and temporarily served as the Chief Financial Officer of the Company  from March 29, 2010 until Keith Hor was appointed as Chief Financial Officer of the Company on July 1, 2010. Commencing March 29, 2010, Mr. Chan is being paid a salary at the rate of $120,000 per year and commencing July 1, 2010, Mr. Hor is being paid a salary at the rate of $120,000 per year.

The Company does not currently pay any compensation to its non-officer directors.

TRANSACTIONS WITH RELATED PERSONS, PROMOTERS AND CONTROL PERSONS; CORPORATE GOVERNANCE

Transactions with related persons

During the fourth quarter of 2009, Nanhai Ke Da Heng Sheng loaned an aggregate of RMB 21,900,000 (approximately $3,220,588) to Mr. Chen Zhisheng, the Company’s Chairman of the Board.  Mr. Chen invested the entire proceeds of the loan in the construction of Foshan Nanhai Guanyao Processing Industrial Park, which has a total area of 108,000 square meters with the construction area of 85,000 square meters. The loan proceeds constitute only a portion of the construction costs, which will total RMB 120,000,000 (approximately $17,647,058). Out of the total construction cost, about RMB 25,000,000 (approximately $3,676,470) has not yet been funded.  The loan made to Mr. Chen does not bear any interest and may be paid off by deducting Chen Zhisheng’s allocation of shareholders’ dividends. After the construction has been completed, Nanhai Ke Da Heng Sheng has a first option to rent Foshan Nanhai Guanyao Processing Industrial Park on terms to be determined.

Nanhai Ke Da Heng Sheng has entered into two credit line agreements with Foshan Nanhai Allied Rural Credit Union Danzhao Credit Association  with credit lines of RMB 7,000,000 (approximately $1.029,000 based on the conversion rate as of June 30, 2010) and RMB 5,000,000 (approximately $735,000 based on the conversion rate as of June 30, 2010), respectively. The credit lines are secured by real estate owned by Zheng Yanchang, the sister-in-law of Chen Zhisheng, our Chairman of the Board, and are for two year terms expiring in January 2011. Outstanding loans under the credit lines bear interest at a rate of 5.4% per annum. Interest is payable monthly. As of June 30, 2010, no loans were outstanding under the credit lines.

Since January 1, 2007 Foshan Nanhai Ke Da Heng Sheng and Hainan Ke Da Heng Sheng have been purchasing fish food under a verbal agreement from Ke Da Heng Sheng Fish Food Factory, a company owned by Chen Meiru, the sister of the Company’s Chairman of the Board, Chen Zhisheng. Under the arrangement Foshan Nanhai Ke Da Heng Sheng and Hainan Ke Da Heng Sheng place orders approximately 1 week before delivery and pay for such purchases within 60 days. During the year ended December 31, 2009 purchases by Foshan Nanhai Ke Da Heng Sheng and Hainan Ke Da Heng Sheng from Ke Da Heng Sheng Fish Food Factory of adult fish food and fish fry food aggregated $10,848,894 and $204,048, respectively. The Company’s purchases from Ke Da Heng Sheng Fish Food Factory accounted for 91.2% and 61.1%, respectively, of the Company’s total adult and fish fry food purchases during the year ended December 31, 2009. The Company believes that the amounts paid to Ke Da Heng Sheng Fish Food Factory for the purchases of fish food are equal to or better than the amounts that would have been charged for the same sales by persons not affiliated with the Company. There are no written agreements between the Company and Ke Da Heng Sheng Fish Food Factory concerning the Company’s purchases of fish food.

Director Independence

We currently do not have any independent directors, as the term “independent” is defined by the rules of the Nasdaq Stock Market.

Board Composition and Committees

The Company’s board of directors is currently composed of two members, Chen Zhisheng, and Kelvin Chan.

We currently do not have standing audit, nominating or compensation committees.  Currently, our entire board of directors is responsible for the functions that would otherwise be handled by these committees.  We intend, however, to establish an audit committee, a nominating committee and a compensation committee of the board of directors as soon as practicable.  We envision that the audit committee will be primarily responsible for reviewing the services performed by our independent auditors, evaluating our accounting policies and our system of internal controls.  The nominating committee would be primarily responsible for nominating directors and setting policies and procedures for the nomination of directors.  The nominating committee would also be responsible for overseeing the creation and implementation of our corporate governance policies and procedures.  The compensation committee will be primarily responsible for reviewing and approving our salary and benefit policies (including stock options), including compensation of executive officers.

Our board of directors has not made a determination as to whether any member of our board of directors is an audit committee financial expert.  Upon the establishment of an audit committee, the board will determine whether any of the directors qualify as an audit committee financial expert.

Code of Ethics

Our board of directors will adopt a new code of ethics that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer. The new code will address, among other things, honesty and ethical conduct, conflicts of interest, compliance with laws, regulations and policies, including disclosure requirements under the federal securities laws, confidentiality, trading on inside information, and reporting of violations of the code.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of our Common Stock as of  October 1, 2010 (i) by each person who is known by us to beneficially own more than 5% of our Common Stock; (ii) by each of the officers and directors of the Company and (iii) by all of officers and directors of the Company as a group.

Address of Beneficial Owner (1)	Positions with the Company	Title of Class	Amount and Nature of Beneficial Ownership (2)	Percent of Class (2)
Officers and Directors
Kelvin Chan (3)(4)	Director, CEO, and President	Common stock, $0.001 par value	17,400,556	81.7%
Chen Zhisheng (3)	Director and Chairman of the Board	Common stock, $0.001 par value	0	0

Keith Hor	Chief Financial Officer	Common Stock,$0.001 par value	0	0

All officers and directors as a group (3 persons named above)		Common stock, $0.001 par value	17,400,556	81.7%
5% Securities Holders
Hua-Mei 21st Century Partners, L.P. 237 Park Avenue, 9th Floor New York, New York 10017		Common stock, $0.001 par value	2,025,520 (5)	8.7%

Guerilla Partners, L.P. 237 Park Avenue, 9th Floor New York, New York 10017		Common stock, $.001 par value	1,267,410 (6)	5.6%

(1)  Unless otherwise provided, the address of each person is Dongdu Room 321, No. 475 Huanshidong Road, Guangzhou City, PRC 510075.

(2)  Beneficial Ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. The percent of class has also been determined in accordance with rules of the Commission. For purposes of computing such percentage, as of October 1, 2010, there were 21,286,789 shares of our Common Stock outstanding.

(3) Pursuant to certain Call Option Agreements between Mr. Chan and the following persons, each of the following persons has been granted an option, subject to the satisfaction of certain conditions, to purchase from Mr. Chan over the course of approximately three years for $.001 per share, the total number of shares of our Common Stock held by Mr. Chan set forth after the name of the person: Chen Zhisheng - 9,000,000; Pan Haicheng – 2,700,000; Zhao Ping – 1,800,000; and Zheng Songkui – 900,000. The conditions and the percentage of the total number of shares subject to the option that would vest upon satisfaction of the condition are as follows:

•	entry by the person and the Company into a binding employment agreement for a term of not less than five years for the person to serve as an officer of the Company – 50%;

•
the Company and its subsidiaries achieving not less than $1,000,000 in after-tax net income, as determined under United States Generally Accepted Accounting Principles consistently applied (“US GAAP”) for the fiscal year ending December 31, 2010 - 20%;

•	the Company and its subsidiaries achieving not less than $1,500,000 in after-tax profits, as determined under US GAAP, for the fiscal year ending December 31, 2011 – 20%;

•	the Company and its subsidiaries achieving not less than $2,000,000 in after-tax profits, as determined under US GAAP, for the fiscal year ending December 31, 2012 – 10%.

(4)  Mr. Chan has deposited 2,768,721 shares of our Common Stock in escrow with The Crone Law Group, as escrow agent under an Escrow Agreement dated as of March 29, 2010 between Mr. Chan and The Crone Law Group. The terms of the Escrow Agreement are summarized in the section of this prospectus entitled “Organizational History of the Company and its Subsidiaries – Series A Preferred Stock Purchase Agreement.”

(5)  Includes 855,787 shares of Common Stock which may be issued upon conversion of Series A Stock, 534,867 shares of Common Stock which may be issued upon exercise of Class A Warrants, 534,867 shares of Common Stock which may be issued upon exercise of Class B Warrants, 33,333 shares of Common Stock which may be issued upon exercise of Class C Warrants and 33,333 shares of Common Stock which may be issued upon exercise of Class D Warrants held by Hua-Mei 21st Century Partners, L.P.

(6)  Includes 539,361 shares of Common Stock which may be issued upon conversion of Series A Stock, 337,101 shares of Common Stock which may be issued upon exercise of Class A Warrants, 337,101 shares of Common Stock which may be issued upon exercise of Class B Warrants, 17,949 shares of Common Stock which may be issued upon exercise of Class C Warrants and 17,949 shares of Common Stock which may be issued upon exercise of Class D Warrants held by Guerilla Partners, L.P.

Changes in Control

Except for the Call Option Agreements described in footnote (3) to the table contained in the section of this prospectus entitled “Security Ownership of Certain Beneficial Owners and Management,” there are currently no arrangements which may result in a change in control of the Company.

SELLING STOCKHOLDERS

This prospectus relates to the offering by the Selling Stockholders of shares of our Common Stock issuable to the Selling Stockholders identified in the table below.

On March 29, 2010 the Company entered into and consummated the Purchase Agreement with certain of the Selling Stockholders - James Fuld, Jayhawk Private Equity Fund II, LP, Straus Partners, LP, Kensington Partners, LP, Kevin Kotler, Eastern Management & Financial, LLC, Fagan Capital Inc., Hua-Mei 21st Century Partners, L.P., Guerilla Partners, L.P., Roth Capital Partners, LLC, Ardsley Partners Fund II, L.P., Ardsley Partners Institutional Fund, L.P., Marion Lynton, Stuart Lilien, Robert Stephenson, Gordon Roth, John Weber and Aaron Gurewitz - pursuant to which the Company issued to such persons in exchange for an aggregate cash payment of approximately $7,700,000 (a) an aggregate of 2,768,721 shares of its Series A Preferred Stock, (b) five-year warrants to purchase an aggregate of 1,730,451 shares of its Common Stock for $3.47 per share and (c) five-year warrants to purchase an aggregate of 1,730,451 shares of its Common Stock for $4.17 per share.

All of the Selling Stockholders are “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act.

The table set forth below lists the names of the Selling Stockholders as well as the number of shares of Common Stock which are being offered by the Selling Stockholders hereby. Except as noted below, none of the Selling Stockholders is a broker-dealer or an affiliate of a broker-dealer. Excepted as noted below, none of the Selling Stockholders has or has had within the past three years any position, office, or other material relationship with the Company or any of its predecessors or affiliates.

Each Selling Stockholder may offer for sale all or part of the shares from time to time. The table below assumes that the Selling Stockholders will sell all of the shares offered for sale. A selling stockholder is under no obligation, however, to sell any shares immediately pursuant to this prospectus, nor is a selling stockholder obligated to sell all or any portion of its shares at any time.

Name of Selling Stockholder	Total Number and Percentage of Shares of Common Stock Beneficially Owned Prior to the Offering (1) (2)			Maximum Number of Shares to be Sold	Total Number and Percentage of Shares Beneficially Owned After the Offering (2)(3)
Hua-Mei 21st Century Partners, L.P. (4)	2,025,520	(5)	8.7%	2,025,520	0	0
Guerilla Partners, L.P. (6)	1,267,410	(7)	5.6%	1,267,410	0	0
Ardsley Partners Fund II, L.P. (8)	618,760	(9)	2.8%	618,760	0	0
Straus Partners, LP (10)	582,509	(11)	2.7%	582,509	0	0
Hua Jun Lai	540,000		2.5%	540,000	0	0
Jayhawk Private Equity Fund II, LP (12)	530,179	(13)	2.4%	530,179	0	0
Ardsley Partners Institutional Fund, LP (14)	494,100	(15)	2.3%	494,100	0	0
Kensington Partners, LP (16)	404,521	(17)	1.9%	404,521	0	0
Silver Rock II, Ltd. (18)	384,615	(19)	1.8%	384,615	0	0
Zhou Xiu Jun	328,607		1.5%	328,607	0	0
Roth Capital Partners, LLC (20)	323,619	(21)	1.5%	323,619	0	0
Wu Shao Feng	318,217		1.5%	318,217	0	0
James Fuld	161,809	(22)	*	161,809	0	0
Fagan Capital Inc. (23)	97,085	(24)		97,085	0	0
The Burke Family Trust	76,923	(25)	*	76,923	0	0
The Bosphorous Group, Inc. (26)	76,923	(27)	*	76,923	0	0
Eastern Management & Financial, LLC (28)	40,453	(29)	*	40,453	0	0
Robert Stephenson (30)	24,271	(31)	.*	24,271	0	0
Kevin Kotler	24,271	(32)	*	24,271	0	0
Gordon Roth (33)	20,225	(34)	.*	20,225	0	0
John Weber (35)	20,225	(36)	*	20,225	0	0
Stuart Lilien	20,225	(37)	*	20,225	0	0
Marion Lynton	19,800	(38)	*	19,800	0	0
Aaron Gurewitz (39)	16,179	(40)	*	16,179	0	0

* Less than 1%

(1) As of October 1, 2010, we had outstanding 21,286,789 shares of Common Stock. Under applicable Commission rules, a person is deemed to beneficially own securities which he has the right to acquire within 60 days through the exercise of any option or warrant or through the conversion of another security, and also is deemed to be the “beneficial owner” of a security with regard to which he directly or indirectly has or shares (a) voting power (which includes the power to vote or direct the voting of the security), or (b) investment power (which includes the power to dispose, or direct the disposition, of the security), in each case irrespective of the person’s economic interest in the security. Each Selling Stockholder has the sole investment and voting power with respect to all shares of Common Stock shown as beneficially owned by such Selling Stockholder, except as otherwise indicated in the table.

(2) In determining the percent of Common Stock beneficially owned by a Selling Stockholder on October 1, 2010, (a) the numerator is the number of shares of Common Stock beneficially owned by such Selling Stockholder, including shares the beneficial ownership of which may be acquired within 60 days through the conversion of convertible securities and the exercise of warrants, if any, held by that Selling Stockholder, and (b) the denominator is the sum of (i) the 21,286,789 shares of Common Stock outstanding on October 1, 2010, and (ii) the aggregate number of shares of Common Stock that may be acquired by such Selling Stockholder within 60 days upon the conversion of convertible securities and the exercise of warrants held by the Selling Stockholder.

(3) Assumes the sale of all shares offered by the Selling Stockholders.

(4) Peter Siris and Leigh Curry share the voting and investment power over all of the shares held by Hua-Mei 21st Century Partners, L.P.

(5) Includes 855,787 shares of Common Stock which may be issued upon conversion of Series A Stock, 534,867 shares of Common Stock which may be issued upon exercise of Class A Warrants, 534,867 shares of Common Stock which may be issued upon exercise of Class B Warrants, 33,333 shares of Common Stock which may be issued upon exercise of Class C Warrants and 33,333 shares of Common Stock which may be issued upon exercise of Class D Warrants held by Hua-Mei 21st Century Partners, L.P.

(6) Peter Siris and Leigh Curry share the voting and investment power over all of the shares held by Guerilla Partners, LP.

(7) Includes 539,361 shares of Common Stock which may be issued upon conversion of Series A Stock, 337,101 shares of Common Stock which may be issued upon exercise of Class A Warrants, 337,101 shares of Common Stock which may be issued upon exercise of Class B Warrants, 17,949 shares of Common Stock which may be issued upon exercise of Class C Warrants and 17,949 shares of Common Stock which may be issued upon exercise of Class D Warrants held by Guerilla Partners, LP.

(8) Philip J. Hempleman has the voting and investment power over all of the shares held by Ardsley Partners Fund II, L.P.

(9)  Includes 275,004 shares of Common Stock which may be issued upon conversion of Series A Stock, 171,808 shares of Common Stock which may be issued upon exercise of Class A Warrants and 171,808 shares of Common Stock which may be issued upon exercise of Class B Warrants held by Ardsley Partners Fund II, L.P.

(10) Melville Straus has the voting and investment power over all of the shares held by Straus Partners, LP.

(11)  Includes 258,893 shares of Common Stock which may be issued upon conversion of Series A Stock, 161,808 shares of Common Stock which may be issued upon exercise of Class A Warrants and 161,808 shares of Common Stock which may be issued upon exercise of Class B Warrants held by Straus Partners, LP.

(12) Kent C. McCarthy has the voting and investment power over all of the shares held by Jayhawk Private Equity Fund II, LP.

(13) Includes 98,883 shares of Common Stock which may be issued upon conversion of Series A Stock, 61,802 shares of Common Stock which may be issued upon exercise of Class A Warrants, 61,802 shares of Common Stock which may be issued upon exercise of Class B Warrants, 102,564 shares of Common Stock which may be issued upon exercise of Class C Warrants and 102,564 shares of Common Stock which may be issued upon exercise of Class D Warrants held by Jayhawk Private Equity Fund II, LP.

(14) Philip J. Hempleman has the voting and investment power over all of the shares held by Ardsley Partners Institutional Fund, LP.

(15)  Includes 219,600 shares of Common Stock which may be issued upon conversion of Series A Stock, 137,250 shares of Common Stock which may be issued upon exercise of Class A Warrants and 137,250 shares of Common Stock which may be issued upon exercise of Class B Warrants held by Ardsley Partners Institutional Fund, LP.

(16) Richard Klein has the voting and investment power over all of the shares held by Kensington Partners, LP.

(17) Includes 179,787 shares of Common Stock which may be issued upon conversion of Series A Stock, 112,367 shares of Common Stock which may be issued upon exercise of Class A Warrants and 112,367 shares of Common Stock which may be issued upon exercise of Class B Warrants held by Kensington Partners, LP.

(18) Rima Salam has the voting and investment power over all of the shares held by Silver Rock II, Ltd.

(19) Includes 128,205 shares of Common Stock which may be issued upon exercise of Class C Warrants and 128,205 shares of Common Stock which may be issued upon exercise of Class D Warrants held by Silver Rock II, Ltd.

(20) Byron Roth and Gordon Roth share the voting and investment power over all of the shares held by Roth Capital Partners, LLC.  Roth Capital Partners, LLC is an affiliate of a broker-dealer and certified to us that it bought the above mentioned securities in the ordinary course of business, and at the time of the purchase of these securities, it had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

(21)  Includes 143,831 shares of Common Stock which may be issued upon conversion of Series A Stock, 89,894 shares of Common Stock which may be issued upon exercise of Class A Warrants and 89,894 shares of Common Stock which may be issued upon exercise of Class B Warrants held by Roth Capital Partners, LLC.

(22)  Includes 71,915 shares of Common Stock which may be issued upon conversion of Series A Stock, 44,947 shares of Common Stock which may be issued upon exercise of Class A Warrants and 44,947 shares of Common Stock which may be issued upon exercise of Class B Warrants held by James Fuld.

(23) William S. Fagan has the voting and investment power over all of the shares held by Fagan Capital Inc.

(24)  Includes 43,149 shares of Common Stock which may be issued upon conversion of Series A Stock, 26,968 shares of Common Stock which may be issued upon exercise of Class A Warrants and 26,968 shares of Common Stock which may be issued upon exercise of Class B Warrants held by Fagan Capital Inc.

(25) Includes 25,641 shares of Common Stock which may be issued upon exercise of Class C Warrants and 25,641 shares of Common Stock which may be issued upon exercise of Class D Warrants held by The Burke Family Trust.

(26) Daniel J. McClory has the voting and investment power over all of the shares held by The Bosphorous Group, Inc. The Bosphorous Group, Inc. is an affiliate of a broker-dealer and certified to us that it bought the above mentioned securities in the ordinary course of business, and at the time of the purchase of these securities, it had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

(27) Includes 128,205 shares of Common Stock which may be issued upon exercise of Class C Warrants and 128,205 shares of Common Stock which may be issued upon exercise of Class D Warrants held by The Bosphorous Group, Inc.

(28) Michael D. Aufrecht has the voting and investment power over all of the shares held by Eastern Management & Financial, LLC.

(29)  Includes 17,979 shares of Common Stock which may be issued upon conversion of Series A Stock, 11,237 shares of Common Stock which may be issued upon exercise of Class A Warrants and 11,237 shares of Common Stock which may be issued upon exercise of Class B Warrants held by Eastern Management & Financial, LLC.

(30) Robert Stephenson is an affiliate of a broker-dealer and certified to us that it bought the above mentioned securities in the ordinary course of business, and at the time of the purchase of these securities, he had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

(31)  Includes 10,787 shares of Common Stock which may be issued upon conversion of Series A Stock, 6,742 shares of Common Stock which may be issued upon exercise of Class A Warrants and 6,742 shares of Common Stock which may be issued upon exercise of Class B Warrants held by Robert Stephenson.

(32)  Includes 10,787 shares of Common Stock which may be issued upon conversion of Series A Stock, 6,742 shares of Common Stock which may be issued upon exercise of Class A Warrants and 6,742 shares of Common Stock which may be issued upon exercise of Class B Warrants held by Kevin Kotler.

(33) Gordon Roth is an affiliate of a broker-dealer and certified to us that it bought the above mentioned securities in the ordinary course of business, and at the time of the purchase of these securities, he had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

(34)  Includes 8,989 shares of Common Stock which may be issued upon conversion of Series A Stock, 5,618 shares of Common Stock which may be issued upon exercise of Class A Warrants and 5,618 shares of Common Stock which may be issued upon exercise of Class B Warrants held by Gordon Roth.

(35) John Weber is an affiliate of a broker-dealer and certified to us that it bought the above mentioned securities in the ordinary course of business, and at the time of the purchase of these securities, he had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

(36)  Includes 8,989 shares of Common Stock which may be issued upon conversion of Series A Stock, 5,618 shares of Common Stock which may be issued upon exercise of Class A Warrants and 5,618 shares of Common Stock which may be issued upon exercise of Class B Warrants held by John Weber.

(37)  Includes 8,989 shares of Common Stock which may be issued upon conversion of Series A Stock, 5,618 shares of Common Stock which may be issued upon exercise of Class A Warrants and 5,618 shares of Common Stock which may be issued upon exercise of Class B Warrants held by Stuart Lilien.

(38)  Includes 8,800 shares of Common Stock which may be issued upon conversion of Series A Stock, 5,500 shares of Common Stock which may be issued upon exercise of Class A Warrants and 5,500 shares of Common Stock which may be issued upon exercise of Class B Warrants held by Marion Lynton.

(39) Aaron Gurewitz is an affiliate of a broker-dealer and certified to us that it bought the above mentioned securities in the ordinary course of business, and at the time of the purchase of these securities, he had no agreements or understandings, directly or indirectly, with any person to distribute these securities.

(40)  Includes 7,191 shares of Common Stock which may be issued upon conversion of Series A Stock, 4,494 shares of Common Stock which may be issued upon exercise of Class A Warrants and 4,494 shares of Common Stock which may be issued upon exercise of Class B Warrants held by Aaron Gurewitz.

DESCRIPTION OF SECURITIES

Our authorized capital stock consists of 90,000,000 shares of common stock, with a par value of $0.001 per share, and 10,000,000 shares of preferred stock, with a par value of $0.001 per share. As of October 1, 2010, there were 21,286,789 shares of our Common Stock issued and outstanding and 2,768,721shares of our Series A Preferred Stock outstanding.  Our shares of Common Stock are held by 62 stockholders of record and our shares of Series A Preferred Stock are held by 18 stockholders of record.

Common Stock

Our Common Stock is entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Except as otherwise required by law or provided in any resolution adopted by our board of directors with respect to any series of preferred stock, the holders of our common stock will possess all voting power. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of our Common Stock that are present in person or represented by proxy, subject to any voting rights granted to holders of any preferred stock. Holders of our common stock representing fifty percent (50%) of our capital stock issued, outstanding and entitled to vote, represented in person or by proxy, are necessary to constitute a quorum at any meeting of our stockholders.  A vote by the holders of a majority of our outstanding shares is required to effectuate certain fundamental corporate changes such as liquidation, merger or an amendment to our Articles of Incorporation. Our Articles of Incorporation do not provide for cumulative voting in the election of directors.

Subject to any preferential rights of any outstanding series of preferred stock created by  our board of directors from time to time, the holders of shares of our common stock will be entitled to such cash dividends as may be declared from time to time by our board of directors from funds available therefore.

Subject to any preferential rights of any outstanding series of preferred stock created from time to time by our board of directors, upon liquidation, dissolution or winding up, the holders of shares of our common stock will be entitled to receive pro rata all assets available for distribution to such holders.

In the event of any merger or consolidation with or into another company in connection with which shares of our Common Stock are converted into or exchangeable for shares of stock, other securities or property (including cash), all holders of our common stock will be entitled to receive the same kind and amount of shares of stock and other securities and property (including cash). Holders of our Common Stock have no pre-emptive rights, no conversion rights and there are no redemption provisions applicable to our Common Stock.

Preferred Stock

Our board of directors is authorized by our articles of incorporation to divide the authorized shares of our preferred stock into one or more series, each of which must be so designated as to distinguish the shares of each series of preferred stock from the shares of all other series and classes. Our board of directors is authorized, within any limitations prescribed by law and our Articles of Incorporation, to fix and determine the designations, rights, qualifications, preferences, limitations and terms of the shares of any series of preferred stock including, but not limited to, the following:

1.	The number of shares constituting that series and the distinctive designation of that series, which may be by distinguishing number, letter or title;

2.
The dividend rate on the shares of that series, whether dividends will be cumulative, and if so, from which date(s), and the relative rights of priority, if any, of payment of dividends on shares of that series;

3.	Whether that series will have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

4.
Whether that series will have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors determines;

5.
Whether or not the shares of that series will be redeemable, and, if so, the terms and conditions of such redemption, including the date or date upon or after which they are redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

6.	Whether that series will have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

7.
The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

8.	Any other relative rights, preferences and limitations of that series.

Series A Preferred Stock

Our board of directors has designated 3 million shares of our preferred stock as Series A Preferred Stock. The following is a summary of the rights and preferences:

Dividends:  The Series A Preferred Stock, in preference to the holders of Common Stock, shall be entitled to receive, when and as declared by the Board of Directors out of funds that are legally available therefor, cumulative dividends at the rate of six percent (6%) per annum of the Original Series A Issue Price of $2.78 on each outstanding share of Series A Preferred (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) payable semi-annually on each February 28 and August 31 on which any shares of Series A Preferred Stock are outstanding.  Payment of dividends on the Series A Preferred Stock shall be made at the Company’s election in cash or in shares of Common Stock.

Voting Rights:  Each holder of Series A Preferred Stock shall have full voting rights and powers equal to the voting rights and powers of the holders of Common Stock. Each holder of shares of Series A Preferred Stock shall be entitled to one (1) vote for each whole share of Common Stock into which such shares of Series A Preferred Stock could be converted on the record date for the determination of stockholders entitled to vote on such matters or, if no such record date is established, on the date such vote is taken or any written consent of the stockholders is solicited.

Liquidation Preference. On liquidation the holders are entitled to receive an amount per share (out of available assets) equal to the Series A Issue Price plus any declared and unpaid dividends on the Series A Preferred Stock before any distribution or payment can be made to the holders of any junior securities.

Conversion at Option of Holder. Each share of Series A Preferred Stock is convertible at any time into  Common Stock at the option of the holder. The initial conversion rate (which is subject to adjustment upon the occurrence of certain events) is one share of Common Stock for one share of Series A Preferred Stock.

Automatic Conversion. Each outstanding share of Series A Preferred automatically shall be converted into fully-paid and nonassessable shares of Common Stock pursuant to the conversion ratio then in effect if:

•
a registration statement covering the resale of the shares of Common Stock to be issued upon conversion shall have been filed by the Company and declared effective by the Commission, and such registration statement continues to be effective up through and including the date of the conversion;

•
the shares of Common Stock are eligible for trading on one of the following exchanges on which the Common Stock is listed or quoted for trading on the date in question: the Nasdaq SmallCap Market, the American Stock Exchange, the New York Stock Exchange, the Nasdaq National Market or the OTC Bulletin Board;

•
the daily volume weighted average price of the Common Stock for ten consecutive trading days immediately preceding the conversion is greater than or equal to $5.56 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) on the primary trading market on which the Common Stock is then listed or quoted;

•
the average daily dollar volume of the Common Stock on the primary trading market on which the Common Stock is then listed or quoted is greater than or equal to $100,000 for ten consecutive trading days immediately preceding the conversion; and

•
after giving effect to such conversion, the holder (together with the holder’s affiliates) would beneficially own less than 9.99% of the number of shares of the Common Stock outstanding immediately after giving effect to such conversion, unless such holder has waived such limitation.

Mandatory Redemption. On March 29, 2015 the Company shall redeem any shares of Series A Preferred Stock then outstanding for cash at a price per share of Series A Preferred Stock equal to the sum of $2.78 plus any declared and unpaid dividends on the Series A Preferred Stock.

Provisions in Our Articles of Incorporation and By-Laws That Would Delay, Defer or Prevent a Change in Control

Our articles of incorporation authorize our board of directors to issue a class of preferred stock commonly known as a "blank check" preferred stock. Specifically, the preferred stock may be issued from time to time by the board of directors as shares of one (1) or more classes or series. Our board of directors, subject to the provisions of our Articles of Incorporation and limitations imposed by law, is authorized to adopt resolutions; to issue the shares; to fix the number of shares; to change the number of shares constituting any series; and to provide for or change the following: the voting powers; designations; preferences; and relative, participating, optional or other special rights, qualifications, limitations or restrictions, including the following: dividend rights, including whether dividends are cumulative; dividend rates; terms of redemption, including sinking fund provisions; redemption prices; conversion rights and liquidation preferences of the shares constituting any class or series of the preferred stock.

In each such case, we will not need any further action or vote by our shareholders. One of the effects of undesignated preferred stock may be to enable the board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a tender offer, proxy contest, merger or otherwise, and thereby to protect the continuity of our management. The issuance of shares of preferred stock pursuant to the board of director's authority described above may adversely affect the rights of holders of Common Stock. For example, preferred stock issued by us may rank prior to the common stock as to dividend rights, liquidation preference or both, may have full or limited voting rights and may be convertible into shares of common stock. Accordingly, the issuance of shares of preferred stock may discourage bids for the common stock at a premium or may otherwise adversely affect the market price of the common stock.

Dividend Policy

We currently intend to retain future earnings, if any, to finance the expansion of our business. As a result, we do not anticipate paying any cash dividends in the foreseeable future.

Before the Contractual Agreements were entered into in December 2009, Nanhai Ke Da Heng Sheng paid dividends to its shareholders. During the year ended December 31, 2008 Nanhai Ke Da Heng Sheng declared and paid to its shareholders an aggregate of $4,227,069 in dividends. During the year ended December 31, 2009 Nanhai Ke Da Heng Sheng declared and paid to its shareholders an aggregate of $25,704,486 in dividends.

Common Stock Purchase Warrants

On March 29, 2010 we issued five-year warrants to purchase our Common Stock at various exercise prices as set forth below:

Title of Warrant	Exercise Price	Total Number of Shares of Common Stock Subject to Issuance Upon Exercise
Series A	$3.47	1,730,451
Series B	$4.17	1,730,451
Series C	$2.44	333,333
Series D	$2.93	333,333
Placement Agent	$1.95	33,333
Placement Agent	$2.78	276,978

Cashless Exercise.  Subject to certain exceptions, the holders may make a cashless exercise if a registration statement covering the resale of the shares of Common Stock issuable upon exercise of the Warrants is not in effect on March 29, 2011 or effective any time for a period of two years after the effective date of such registration statement (or until all of then shares of Common Stock which may be issued upon exercise of the Warrant may be sold under Rule 144).

Maximum Exercise; 9.9% Limitation. The holder is not permitted to exercise the warrant to the extent that on the date of exercise the exercise would result in beneficial ownership by the holder and its affiliates of more than 9.9% of the outstanding shares of Common Stock on such date. This provision may not be waived or amended.

Adjustment for Stock Splits, Stock Dividends, Recapitalizations, Etc. The exercise price of the warrants and the number of shares of common stock issuable on exercise of the warrants will be appropriately adjusted to reflect any stock dividend, stock split, stock distribution, combination of shares, reverse split, reclassification, recapitalization or other similar event affecting the number of outstanding shares.

Adjustment for Reorganization, Consolidation, Merger, Etc. If we merge or consolidate with or into any other person, or are a party to any other corporate reorganization, and we are not the continuing or surviving entity, then, in each case, the holder of the warrant (on exercise at any time after the consummation of such transaction) will be entitled to receive, the stock and other securities and property (including cash) which the holder would have been entitled to receive if the holder had exercised the warrant immediately prior to the effectiveness of the transaction.

Sales of Common Stock at less than the Exercise Price; Weighted Average Adjustment. Subject to certain exceptions (including certain exempt issuances), if we sell or issue any Common Stock at a per share price, or warrants, options, convertible debt or equity securities with an exercise or conversion price per share, which is less than the current exercise price of the Warrant, the exercise price will be adjusted concurrently with such issue or sale, to according to a weighted average formula.

Options

We have not issued and do not have outstanding any options to purchase shares of our Common Stock.

Convertible Securities

Except for our Series A Preferred Stock, we have not issued and do not have outstanding any securities convertible into shares of our Common Stock or any rights convertible or exchangeable into shares of our common stock.

Nevada Anti-Takeover Laws

Nevada Revised Statutes sections 78.378 to 78.379 provide state regulation over the acquisition of a controlling interest in certain Nevada corporations unless the articles of incorporation or bylaws of the corporation provide that the provisions of these sections do not apply.  Our Articles of Incorporation and By-laws do not state that these provisions do not apply.  The statute creates a number of restrictions on the ability of a person or entity to acquire control of a Nevada company by setting down certain rules of conduct and voting restrictions in any acquisition attempt, among other things. The statute is limited to corporations that are organized in the state of Nevada and that have 200 or more stockholders, at least 100 of whom are stockholders of record and residents of the State of Nevada; and does business in the State of Nevada directly or through an affiliated corporation. Because of these conditions, the statute currently does not apply to our company.

Transfer Agent and Registrar

The registrar and transfer agent for the Company’s capital stock is Empire Stock Transfer, Inc., 1859 Whitney Mesa Drive, Henderson, Nevada 89014 and its main telephone number is 702-818-5898.

SHARES ELIGIBLE FOR FUTURE SALE

As of October 1, 2010, there were issued and outstanding (i) 21,286,789 shares of our Common Stock, (ii) warrants to purchase an aggregate of 4,437,879 shares of our Common Stock and (iii) 2,768,721 shares of our Series A Preferred Stock which were convertible at the option of the holders thereof into an aggregate of 2,768,721 shares of our Common Stock.  All of the 2,768,721 shares of our Common Stock issuable upon conversion of our outstanding Series A Preferred  Stock will become eligible for resale under Rule 144 on September 30, 2010. In addition to these shares, we currently have obligation to register for resale by the holders thereof an aggregate of 4,437,879 shares of our Common Stock issuable upon exercise of warrants.

Shares Covered by this Prospectus

All of the 7,940,370 shares being registered in this offering may be sold without restriction under the Securities Act, so long as the registration statement of which this prospectus is a part is, and remains, effective.

Rule 144

The Commission has recently adopted amendments to Rule 144 which became effective on February 15, 2008 and apply to securities acquired both before and after that date. Under these amendments, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months is entitled to sell its securities provided that (1) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (2) we are subject to the reporting requirements under the Securities Exchange Act of 1934 (the “Exchange Act”) for at least 90 days before the sale and (3) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	1% of the total number of securities of the same class then outstanding, which will equal approximately 212,868 shares immediately after this offering; or

•	the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144. The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

General

The following is a general summary of certain material U.S. federal income tax consequences to an investor of the acquisition, ownership and disposition of the Common Stock purchased by the investor pursuant to this offering. As used in this discussion, “we”, “our” and “us” refers to Rongfu Aquaculture, Inc. This discussion assumes that an investor will hold each share of our Common Stock issued and purchased pursuant to this offering as a “capital asset” within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”). This discussion does not address all aspects of U.S. federal income taxation that may be relevant to an investor in light of that investor’s particular circumstances. In addition, this discussion does not address (a) U.S. federal non-income tax laws, such as estate or gift tax laws, (b) state, local or non-U.S. tax consequences, or (c) the special tax rules that may apply to certain investors, including, without limitation, banks, insurance companies, financial institutions, broker-dealers, taxpayers that have elected mark-to-market accounting, taxpayers subject to the alternative minimum tax provisions of the Code, tax-exempt entities, governments or agencies or instrumentalities thereof, regulated investment companies, real estate investment trusts, persons whose functional currency is not the U.S. dollar, U.S. expatriates or former long-term residents of the United States, or investors that acquire, hold, or dispose of our common stock as part of a straddle, hedge, wash sale, constructive sale or conversion transaction or other integrated transaction. Additionally, this discussion does not consider the tax treatment of entities treated as partnerships or other pass-through entities for U.S. federal income tax purposes or of persons who hold our common stock through such entities. The tax treatment of a partnership and each partner thereof will generally depend upon the status and activities of the partnership and such partner. Thus, partnerships, other pass-through entities and persons holding our common stock through such entities should consult their own tax advisors.

This discussion is based on current provisions of the Code, its legislative history, U.S. Treasury regulations promulgated under the Code, judicial opinions, and published rulings and procedures of the U.S. Internal Revenue Service (“IRS”), all as in effect on the date of this prospectus. These authorities are subject to differing interpretations or to change, possibly with retroactive effect. We have not sought, and will not seek, any ruling from the IRS or any opinion of counsel with respect to the tax consequences discussed below, and there can be no assurance that the IRS will not take a position contrary to the tax consequences discussed below or that any position taken by the IRS would not be sustained.

As used in this discussion, the term “U.S. person” means a person that is, for U.S. federal income tax purposes, (i) an individual citizen or resident of the United States, (ii) a corporation (or other entity treated as a corporation for U.S. federal income tax purposes) created or organized (or treated as created or organized) in or under the laws of the United States or of any state thereof or the District of Columbia, (iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source, or (iv) a trust if (A) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (B) it has in effect a valid election to be treated as a U.S. person under applicable U.S. Treasury regulations. As used in this discussion, the term “U.S. holder” means a beneficial owner of our common stock that is a U.S. person, and the term “non-U.S. holder” means a beneficial owner of our common stock (other than an entity that is treated as a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a U.S. person.

THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. IT IS NOT TAX ADVICE. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS, AND ANY APPLICABLE TAX TREATY.

U.S. Holders

Taxation of Distributions

A U.S. holder will be required to include in gross income as ordinary income the amount of any dividend paid on the shares of our Common Stock. A distribution on such shares will be treated as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in our common stock. Any remaining excess generally will be treated as gain from the sale or other disposition of the common stock and will be treated as described under “Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

Any dividends we pay to a U.S. holder that is treated as a taxable corporation for U.S. federal income tax purposes generally will qualify for the dividends-received deduction if the applicable holding period and other requirements are satisfied. With certain exceptions, if the applicable holding period and other requirements are satisfied, dividends we pay to a non-corporate U.S. holder generally will constitute “qualified dividends” that will be subject to tax at the maximum tax rate accorded to long-term capital gains for tax years beginning on or before December 31, 2010, after which the tax rate applicable to dividends is scheduled to return to the tax rate generally applicable to ordinary income.

If PRC taxes apply to any dividends paid to a U.S. holder on our common stock, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and such U.S. holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC. U.S. holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

In general, a U.S. holder must treat any gain or loss recognized upon a sale, taxable exchange, or other taxable disposition of our common stock as capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period for the common stock so disposed of exceeds one year. In general, a U.S. holder will recognize gain or loss in an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in the common stock so disposed of. Long-term capital gain recognized by a non-corporate U.S. holder generally will be subject to a maximum tax rate of 15 percent for tax years beginning on or before December 31, 2010, after which the maximum long-term capital gains tax rate is scheduled to increase to 20 percent. The deduction of capital losses is subject to various limitations.

If PRC taxes apply to any gain from the disposition of our common stock by a U.S. holder, such taxes may be treated as foreign taxes eligible for credit against such holder’s U.S. federal income tax liability (subject to certain limitations), and such U.S. holder may be entitled to certain benefits under the income tax treaty between the United States and the PRC. U.S. holders should consult their own tax advisors regarding the creditability of any such PRC tax and their eligibility for the benefits of the income tax treaty between the United States and the PRC.

Non-U.S. Holders

Taxation of Distributions

In general, any distribution we make to a non-U.S. holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute a dividend for U.S. federal income tax purposes. Unless we are treated as an “80/20 company” for U.S. federal income tax purposes, as described below, any dividend paid to a non-U.S. holder with respect to shares of our common stock that is not effectively connected with the non-U.S. holder’s conduct of a trade or business within the United States, as described below, generally will be subject to U.S. federal withholding tax at a rate of 30 percent of the gross amount of the dividend, unless such non-U.S. holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN). Any distribution not constituting a dividend will be treated first as reducing the non-U.S. holder’s adjusted tax basis in its shares of our common stock (but not below zero) and, to the extent such distribution exceeds the non-U.S. holder’s adjusted tax basis, as gain from the sale or other disposition of the common stock, which will be treated as described under “Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock” below.

There is a possibility that we may qualify as an “80/20 company” for U.S. federal income tax purposes. In general, a U.S. corporation is an 80/20 company if at least 80 percent of its gross income earned directly or from subsidiaries during an applicable testing period is “active foreign business income.” The 80 percent test is applied on a periodic basis. If we qualify as an 80/20 company, a percentage of any dividend paid by us generally will not be subject to U.S. federal withholding tax. You should consult with your own tax advisors regarding the amount of any such dividend subject to withholding tax in this circumstance.

Dividends we pay to a non-U.S. holder that are effectively connected with such non-U.S. holder’s conduct of a trade or business within the United States (and, if certain income tax treaties apply, are attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder) generally will not be subject to U.S. withholding tax, provided such non-U.S. holder complies with certain certification and disclosure requirements (usually by providing an IRS Form W-8ECI). Instead, such dividends generally will be subject to U.S. federal income tax, net of certain deductions, at the same graduated individual or corporate tax rates applicable to U.S. persons. If the non-U.S. holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30 percent (or such lower rate as may be specified by an applicable income tax treaty).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

A non-U.S. holder generally will not be subject to U.S. federal income tax in respect of gain recognized on a sale, exchange or other disposition of common stock, unless:

•
the gain is effectively connected with the conduct of a trade or business by the non-U.S. holder within the United States (and, under certain income tax treaties, is attributable to a U.S. permanent establishment or fixed base maintained by the non-U.S. holder);

•	the non-U.S. holder is an individual who is present in the United States for 183 days or more in the taxable year of disposition and certain other conditions are met; or

•
we are or have been a “United States real property holding corporation” (“USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period for the common stock disposed of, and, generally, in the case where our common stock is regularly traded on an established securities market, the non-U.S. holder has owned, directly or indirectly, more than 5 percent of the common stock disposed of, at any time during the shorter of the five year period ending on the date of disposition or the non-U.S. holder’s holding period for the common stock disposed of. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable tax treaty provides otherwise, gain described in the first and third bullet points above generally will be subject to U.S. federal income tax, net of certain deductions, at the same tax rates applicable to U.S. persons. Any gains described in the first bullet point above of a non-U.S. holder that is a foreign corporation may also be subject to an additional “branch profits tax” at a 30 percent rate (or a lower applicable tax treaty rate). Any U.S. source capital gain of a non-U.S. holder described in the second bullet point above (which may be offset by U.S. source capital losses during the taxable year of the disposition) generally will be subject to a flat 30 percent U.S. federal income tax (or a lower applicable tax treaty rate).

In connection with the third bullet point above, we generally will be classified as a USRPHC if the fair market value of our “United States real property interests” equals or exceeds 50 percent of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe that we currently are not a USRPHC, and we do not anticipate becoming a USRPHC (although no assurance can be given that we will not become a USRPHC in the future).

Information Reporting and Backup Withholding

We generally must report annually to the IRS and to each holder the amount of dividends and certain other distributions we pay to such holder on our common stock and the amount of tax, if any, withheld with respect to those distributions. In the case of a non-U.S. holder, copies of the information returns reporting those distributions and withholding may also be made available to the tax authorities in the country in which the non-U.S. holder is a resident under the provisions of an applicable income tax treaty or agreement. Information reporting is also generally required with respect to proceeds from the sales and other dispositions of our common stock to or through the U.S. office (and in certain cases, the foreign office) of a broker.

In addition, backup withholding of U.S. federal income tax, currently at a rate of 28 percent, generally will apply to distributions made on our common stock to, and the proceeds from sales and other dispositions of our common stock by, a non-corporate U.S. holder who:

•	fails to provide an accurate taxpayer identification number;

•	is notified by the IRS that backup withholding is required; or

•	in certain circumstances, fails to comply with applicable certification requirements.

A non-U.S. holder generally may eliminate the requirement for information reporting (other than with respect to distributions, as described above) and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. holder’s or a non-U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedure for obtaining an exemption from backup withholding in their particular circumstances.

MATERIAL PRC INCOME TAX CONSIDERATIONS

The following discussion summarizes the material PRC income tax considerations relating to the ownership of our Common Stock following the consummation of this offering.

Resident Enterprise Treatment

On March 16, 2007, the Fifth Session of the Tenth National People’s Congress passed the Enterprise Income Tax Law of the PRC (“EIT Law”), which became effective on January 1, 2008. Under the EIT Law, enterprises are classified as “resident enterprises” and “non-resident enterprises.” Pursuant to the EIT Law and its implementing rules, enterprises established outside China whose “de facto management bodies” are located in China are considered “resident enterprises” and subject to the uniform 25% enterprise income tax rate on global income. According to the implementing rules of the EIT Law, “de facto management body” refers to a managing body that in practice exercises overall management control over the production and business, personnel, accounting and assets of an enterprise.

The EIT Law and the interpretation of many of its provisions, including the definition of “resident enterprise,” are unclear. It is also uncertain how the PRC tax authorities would interpret and implement the EIT Law and its implementing rules. Our management is substantially based in the PRC and expected to be based in the PRC in the future, although two of our executive officers and one of our directors are not PRC nationals. It remains uncertain whether the PRC tax authorities would determine that we are a “resident enterprise” or a “non-resident enterprise.”

Given the short history of the EIT Law and lack of applicable legal precedent, it remains unclear how the PRC tax authorities will determine the PRC tax resident treatment of a non-PRC company such as us. If the PRC tax authorities determine that we are a “resident enterprise” for PRC enterprise income tax purposes, a number of tax consequences could follow. First, we could be subject to the enterprise income tax at a rate of 25% on our global taxable income. Second, the EIT Law provides that dividend income between “qualified resident enterprises” is exempt from income tax. It is unclear whether the dividends we receive would constitute dividend income between “qualified resident enterprises” and would therefore qualify for tax exemption.

As of the date of this prospectus, there has not been a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of us. However, since it is not anticipated that we would receive dividends or generate other income in the near future, we are not expected to have any income that would be subject to the 25% enterprise income tax on global income in the near future. We will consult with the PRC tax authorities and make any necessary tax payment if we (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we are a resident enterprise under the EIT Law, and if we were to have income in the future.

Dividends From PRC Operating Companies

If we are not treated as resident enterprises under the EIT Law, then dividends that we receive may be subject to PRC withholding tax. The EIT Law and the implementing rules of the EIT Law provide that (A) an income tax rate of 25% will normally be applicable to investors that are “non-resident enterprises,” or non-resident investors, which (i) have establishments or premises of business inside the PRC, and (ii) the income in connection with their establishment or premises of business is sourced from the PRC or the income is earned outside the PRC but has actual connection with their establishments or places of business inside the PRC, and (B) an income tax rate of 10% will normally be applicable to dividends payable to investors that are “non-resident enterprises,” or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC, but the relevant income is not effectively connected with the establishment or place of business, to the extent such dividends are derived from sources within the PRC.

As described above, the PRC tax authorities may determine the resident enterprise status of entities organized under the laws of foreign jurisdictions, on a case-by-case basis. We are a holding company and substantially all of our income may be derived from dividends. Thus, if we are considered as a “non-resident enterprise” under the EIT Law and the dividends paid to us are considered income sourced within the PRC, such dividends received may be subject to the income tax described in the foregoing paragraph.

As of the date of this prospectus, there has not been a definitive determination as to the “resident enterprise” or “non-resident enterprise” status of us. As indicated above, however, we are not expected to be paid any dividends in the near future. We will consult with the PRC tax authorities and make any necessary tax withholding if, in the future, we were to be paid any dividends and we (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we are a non-resident enterprise under the EIT Law.

Dividends that Non-PRC Resident Investors Receive From Us; Gain on the Sale or Transfer of Our Common Stock

If dividends payable to (or gains recognized by) our non-resident investors are treated as income derived from sources within the PRC, then the dividends that non-resident investors receive from us and any such gain on the sale or transfer of our common stock, may be subject to taxes under PRC tax laws.

Under the EIT Law and the implementing rules of the EIT Law, PRC income tax at the rate of 10% is applicable to dividends payable to investors that are “non-resident enterprises,” or non-resident investors, which (i) do not have an establishment or place of business in the PRC or (ii) have an establishment or place of business in the PRC but the relevant income is not effectively connected with the establishment or place of business, to the extent that such dividends have their sources within the PRC. Similarly, any gain realized on the transfer of common stock by such investors is also subject to 10% PRC income tax if such gain is regarded as income derived from sources within the PRC.

The dividends paid by us to non-resident investors with respect to our Common Stock, or gain non-resident investors may realize from sale or the transfer of our common stock, may be treated as PRC-sourced income and, as a result, may be subject to PRC tax at a rate of 10%. In such event, we also may be required to withhold a 10% PRC tax on any dividends paid to non-resident investors. In addition, non-resident investors in our common stock may be responsible for paying PRC tax at a rate of 10% on any gain realized from the sale or transfer of our common stock after the consummation of the offering if such non-resident investors and the gain satisfy the requirements under the EIT Law and its implementing rules. However, under the EIT Law and its implementing rules, we would not have an obligation to withhold income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the sale or transfer of our common stock from and after the consummation of this offering.

If we were to pay any dividends in the future, we would again consult with the PRC tax authorities and if we (based on future clarifying guidance issued by the PRC), or the PRC tax authorities, determine that we must withhold PRC tax on any dividends payable by us under the EIT Law, we will make any necessary tax withholding on dividends payable to our non-resident investors. If non-resident investors as described under the EIT Law (including U.S. investors) realized any gain from the sale or transfer of our common stock and if such gain were considered as PRC-sourced income, such non-resident investors would be responsible for paying 10% PRC income tax on the gain from the sale or transfer of our common stock. As indicated above, under the EIT Law and its implementing rules, we would not have an obligation to withhold PRC income tax in respect of the gains that non-resident investors (including U.S. investors) may realize from the sale or transfer of our common stock from and after the consummation of this offering.

Penalties for Failure to Pay Applicable PRC Income Tax

Non-resident investors in us may be responsible for paying PRC tax at a rate of 10% on any gain realized from the sale or transfer of our common stock after the consummation of this offering if such non-resident investors and the gain satisfy the requirements under the EIT Law and its implementing rules, as described above.

According to the EIT Law and its implementing rules, the PRC Tax Administration Law (the “Tax Administration Law”) and its implementing rules, the Provisional Measures for the Administration of Withholding of Enterprise Income Tax for Non-resident Enterprises (the “Administration Measures”) and other applicable PRC laws or regulations (collectively the “Tax Related Laws”), where any gain derived by non-resident investors from the sale or transfer of our common stock is subject to any income tax in the PRC, and such non-resident investors fail to file any tax return or pay tax in this regard pursuant to the Tax Related Laws, they may be subject to certain fines, penalties or punishments, including without limitation: (1) if a non-resident investor fails to file a tax return and present the relevant information in connection with tax payments, the competent tax authorities shall order it to do so within the prescribed time limit and may impose a fine up to RMB 2,000, and in egregious cases, may impose a fine ranging from RMB 2,000 to RMB 10,000; (2) if a non-resident investor fails to file a tax return or fails to pay all or part of the amount of tax payable, the non-resident investor shall be required to pay the unpaid tax amount payable, a surcharge on overdue tax payments (the daily surcharge is 0.05% of the overdue amount, beginning from the day the deferral begins), and a fine ranging from 50% to 500% of the unpaid amount of the tax payable; (3) if a non-resident investor fails to file a tax return or pay the tax within the prescribed time limit according to the order by the PRC tax authorities, the PRC tax authorities may collect and check information about the income items of the non-resident investor in the PRC and other payers (the “Other Payers”) who will pay amounts to such non-resident investor, and send a “Notice of Tax Issues” to the Other Payers to collect and recover the tax payable and impose overdue fines on such non-resident investor from the amounts otherwise payable to such non-resident investor by the Other Payers; (4) if a non-resident investor fails to pay the tax payable within the prescribed time limit as ordered by the PRC tax authorities, a fine may be imposed on the non-resident investor ranging from 50% to 500% of the unpaid tax payable; and the PRC tax authorities may, upon approval by the director of the tax bureau (or sub-bureau) of, or higher than, the county level, take the following compulsory measures: (i) notify in writing the non-resident investor’s bank or other financial institution to withhold from the account thereof for payment of the amount of tax payable, and (ii) detain, seal off, or sell by auction or on the market the non-resident investor’s commodities, goods or other property in a value equivalent to the amount of tax payable; or (5) if the non-resident investor fails to pay all or part of the amount of tax payable or surcharge for overdue tax payment, and can not provide a guarantee to the tax authorities, the tax authorities may notify the frontier authorities to prevent the non-resident investor or their legal representative from leaving the PRC.

PLAN OF DISTRIBUTION

The Selling Stockholders identified in this prospectus may offer and sell up to an aggregate of 7,940,370 shares of our Common Stock. The Selling Stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

The Selling Stockholders may sell all or a portion of the shares of Common Stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the Selling Stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions,

•	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;
•	in the over-the-counter market;
•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;
•	through the writing of options, whether such options are listed on an options exchange or otherwise;
•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	sales pursuant to Rule 144;
•	broker-dealers may agree with the selling securityholders to sell a specified number of such shares at a stipulated price per share; and
•	a combination of any such methods of sale.

If the Selling Stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the Selling Stockholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the Selling Stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The Selling Stockholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The Selling Stockholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares.

The Selling Stockholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the Selling Stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any Selling Stockholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement of which this prospectus is a part.

The Selling Stockholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the Selling Stockholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We have agreed to pay all expenses of the registration of the shares of common stock including, without limitation, Commission filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a Selling Stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the Selling Stockholders against liabilities, including some liabilities under the Securities Act, in accordance with our agreement to register the shares, or the Selling Stockholders will be entitled to contribution. We may be indemnified by the Selling Stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the Selling Stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements, or we may be entitled to contribution.

Once sold under the registration statement of which this prospectus is a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

LEGAL MATTERS

The validity of the shares of Common Stock offered by this prospectus will be passed upon for us by Guzov Ofsink, LLC, New York, New York. With respect to certain matters involving the Contractual Agreements, Global Law Office, Beijing, PRC, has given us a legal opinion.

EXPERTS

The financial statements appearing in this prospectus and registration statement have been audited by Acquavella, Chiarelli, Shuster, Berkower & Co., LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

We changed our independent registered public accounting firm effective April 14, 2010 from Maddox Ungar Silberstein, PLLC (“Maddox”) to Acquavella, Chiarelli, Shuster, Berkower & Co., LLP. Information regarding the change in the independent registered public accounting firm was disclosed in our Current Report on Form 8-K filed with the Commission on April 19, 2010.  There were no disagreements with Maddox or any reportable events requiring disclosure under Item 304(b) of Regulation S-K.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Commission a registration statement on Form S-1 (File No. 333-166758) under the Securities Act, as amended, with respect to the shares of Common Stock being offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our Common Stock, you should refer to the registration statement and the exhibits and schedules filed with the registration statement. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document.

The registration statement and any other material we may file with the Commission may be read and copied at the Commission’s Public Reference Room at 100 F Street, NE, Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. The public may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. The Commission maintains a web site (HTTP://WWW.SEC.GOV) that contains the registration statements, reports, proxy and information statements and other information regarding registrants that file electronically with the Commission such as us.

We file periodic reports (Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K) with the Commission. We are not required to file proxy statements or information statements with the Commission or to deliver an annual report to security holders and we do not undertake to voluntarily send annual reports to our security holders.

 You may read and copy any reports, statements or other information that we have filed with the Commission at the addresses indicated above and you may also access them electronically at the web site set forth above. These Commission filings are also available to the public from commercial document retrieval services.

INDEX TO FINANCIAL STATEMENTS

Page

1.	Unaudited Consolidated Financial Statements of the Company for the six months ended June 30, 2010 and 2009

	i	Report of Independent Registered Public Accounting Firm	F-2

	ii	Consolidated Balance Sheets as of June 30, 2010 and December 31, 2009 (Unaudited)	F-3

	iii.	Consolidated Statements of Income for the six months ended June 30, 2010 and 2009 (Unaudited)	F-4

	iv.	Consolidated Statements of Cash Flows for the six months ended June 30, 2010 and 2009 (Unaudited)	F-5

	v.	Consolidated Statements of Stockholders’ Equity for the six months ended June 30, 2010 and the year ended December 31, 2009	F-6

	vi.	Notes to Consolidated Financial Statements (Unaudited)	F-7

2.	Audited Consolidated Financial Statements of the Company for the Years ended December 31, 2009 and 2008

	i.	Report of Independent Registered Public Accounting Firm	F-16

	ii.	Consolidated Balance Sheets as of December 31, 2009 and 2008	F-17

	iii.	Consolidated Statements of Income for the Years Ended December 31, 2009 and 2008	F-18

	iv.	Consolidated Statements of Cash Flows for the Years Ended December 31, 2009 and 2008	F-19

	v.	Consolidated Statements of Stockholders’ Equity for the Years Ended December 31, 2009 and 2008	F-20

	vi.	Notes to Consolidated Financial Statements	F-21

ACSBAcquavella, Chiarelli, Shuster, Berkower & Co., LLP
517 Route one	1 Penn Plaza
Iselin, New Jersey, 08830	36th Floor
732.855.9600	New York, NY 10119

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of
Rongfu Aquaculture, Inc.

We have reviewed the accompanying balance sheet of Rongfu Aquaculture, Inc. (the “Company”) as of June 30, 2010, and the related statements of income, stockholders’ equity and comprehensive income, and cash flows for the three months and six-month period ended June 30, 2010. These financial statements are the responsibility of the company’s management.

We conducted our review in accordance with the standards of the Public Company Accounting Oversight Board (United States). A review of interim financial information consists principally of applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with standards of the Public Company Accounting Oversight Board (United States), the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the accompanying interim financial statements for them to be in conformity with accounting principles generally accepted in the United States of America.

We have previously audited, in accordance with auditing standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet of the Company as of December 31, 2009 and the related consolidated statements of income, retained earnings and comprehensive income, and consolidated statement of cash flows for the year then ended; and in our report dated April 30, 2010, we expressed an unqualified opinion on those financial statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of December 31, 2009, is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.

Certified Public Accountants

New York, N.Y.
August 23, 2010

Except for Note 1 as to which the date is October 5, 2010

RONGFU AQUACULTURE, INC
CONSOLIDATED BALANCE SHEETS
JUNE 30, 2010 AND DECEMBER 31, 2009

	6/30/2010	12/31/2009
	(Unaudited)	(Audited)
ASSETS
Current Assets
Cash	$7,125,477	$3,194,248
Accounts receivable	2,043,325	236,374
Inventories	8,987,628	2,979,753
Due from shareholders	-	4,008,659
Other receivable	27,149	21,208
Trade deposit	-	121,224
Prepaid expenses	679,301	230,247
Total Current Assets	18,862,880	10,791,713
Fixed assets	905,285	405,147
Biological assets	366,200	432,808
Total Assets	$20,134,365	$11,629,668
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable	$5,361,607	$-
Other payable	264,575	2,743,960
Advance from clients	-	498,785
Short-term bank loan	-	380,273
Dividend payable	-	3,466,331
Income tax payable	251,866	-
Derivative liability	8,575,785	-
Total Current liabilities	14,453,833	8,084,662

Long-term bank loan	-	1,170,070
Total liabilities	14,453,833	9,254,732

Temporary equity:
Redeemable preferred stock, par value $0.001 per share, 2,768,721 issued at June 30, 2010 and 0 at December 31, 2009	7,700,000	-

Stockholders' Equity
Common stock, par value, $0.001 per share, 90,000,000 shares authorized, 21,286,789 and 20,810,713 shares issued and outstanding at June 30, 2010 and December 31, 2009	21,287	20,811
Additional paid in capital	864,004	796,621
Subscription receivables	-	-
Statutory reserve	1,076,310	1,051,089
Other comprehensive income	768,203	866,699
Retained earnings	(4,749,272)	(360,284)
Total Stockholders' Equity	(2,019,468)	2,374,936
Total Liabilities and Stockholders' Equity	$20,134,365	$11,629,668

The accompanying notes are an integral part of these financial statements.

RONGFU, INC.
CONSOLIDATED STATEMENTS OF INCOME
(UNAUDITED)

	Six Months Ended June 30,		Three Months Ended June 30,
	2010	2009	2010	2009
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenue	$22,553,424	$16,968,277	$12,629,897	$7,561,849
Cost of goods sold	14,446,385	10,188,007	7,726,590	3,921,262
Gross profit	8,107,039	6,780,270	4,903,307	3,640,587

Operating expenses:
Selling expenses	841,731	290,081	555,799	202,490

General and administrative expenses	747,403	1,075,070	360,352	413,198
Research and development cost	38,643	35,142	18,807	16,307
Total operating expenses	1,627,777	1,400,293	934,958	631,995

Net income from operations	6,479,262	5,379,977	3,968,349	3,008,592

Other income (expense)
Loss on Fair value of derivative liability	(5,307,988)	-	(745,740)	-
Interest income	6,614	20,840	3,852	8,993
Interest expense	(34,841)	(450)	(17,447)	(241)

Total other (expense) income	(5,336,215)	20,390	(759,335)	8,751

Net income before income taxes	1,143,047	5,400,367	3,209,014	3,017,343

Income taxes	488,584	378,905	252,098	177,378

Net income	654,463	5,021,462	$2,956,916	2,839,965
Deemed dividend from beneficial conversion feature of
Series A preferred stock	(4,374,579)	-
Dividends paid or declared	(643,651)
Net income (loss) available to common shareholders	(4,363,767)	5,021,462	2,956,916	2,839,965

Net income (loss) for common share
Earnings per share – Basic and diluted	(0.21)	0.24	0.14	0.14
Weighted average common shares outstanding
Basic and diluted	21,286,789	20,810,713	21,286,789	20,810,713

Net income	$654,463	$5,021,462	$2,956,916	$2,839,965
Other comprehensive loss	(98,496)	(177,809)	(95,045)	(179,891)
Comprehensive income	$555,967	$4,843,653	$2,861,871	$2,660,074

The accompanying notes are an integral part of these financial statements.

RONGFU AQUACULTURE INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND 2009
(UNAUDITED)

	2010	2009
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$654,463	$5,021,462
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	54,726	54,369
Amortization of biological assets	231,601	204,339
Change in Derivative liability value	5,307,988	-
(Increase) / decrease in assets:
Accounts receivables	(1,800,409)	3,145,234
Inventories	(5,971,204)	1,018,118
Prepaid expense and other receivables	(434,732)	67,534
Trade deposit	121,718	-
Due from shareholder	4,024,965	(1,461,298)
Increase / (decrease) in current liabilities:
Accounts payable	5,346,962	536,363
Other payable	(2,499,717)	462,675
Advances from clients	(500,814)	-
Income taxes payable	(748,185)	(52,193)
Net cash provided by operating activities	3,787,362	8,996,603

CASH FLOWS FROM INVESTING ACTIVITIES
Purchased fixed assets	(554,863)	(69,175)
Biological assets	(164,993)	-
Net cash used by investing activities	(719,856)	(69,175)

CASH FLOWS FROM FINANCING ACTIVITIES
Due to shareholder	-	(8,517,615)
Borrowings (payment) of short-term loan, net	(381,870)	730,649
Borrowings (payment) of long-term bank loan	(1,174,985)	1,753,558
Dividend paid	(4,110,591)	(14,024,570)
Proceeds from issuance of preferred stock	6,561,077	-
Net cash used by financing activities	893,631	(20,057,978)

Effect of exchange rate changes on cash and cash equivalents	(29,908)	(553,287)

Net change in cash and cash equivalents	3,931,229	(11,683,837)

Cash and cash equivalents, beginning balance	3,194,248	14,823,476
Cash and cash equivalents, ending balance	$7,125,477	$3,139,639

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
Income tax payments	$1,236,768	$981,540
Interest payments	$34,841	$450

The accompanying notes are an integral part of these financial statements.

RONGFU AQUACULTURE, INC.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE SIX MONTHS ENDED JUNE 30, 2010 AND THE YEAR ENDED DECEMBER 31, 2009
(UNAUDITED)

	Common Stock		Additional	Comprehensive	Statutory	Retained	Total Stockholders’
	Shares	Amount	Paid-in Capital	Income	Reserves	Earnings	Equity
Balance December 31, 2009	20,810,713	$20,811	$796,621	$866,699	$1,051,089	$(360,284)	$2,374,936

Foreign currency translation adjustments				(98,496)			(98,496)
Issuance of warrants			(3,267,797)				(3,267,797)
Syndication costs associated with preferred stock purchase agreement			(1,038,923)				(1,038,923)
Stock Based Compensation – issued in conjunction with financing	476,076	476	(476				-
Dividends Paid or Declared						(643,651)	(643,651)
Transferred to Statutory reserve					25,221	(25,221)	-
Deemed dividend			4,374,579			(4,374,579)	-
Income for the six months ended June 30,2010						654,463	654,463

Balance June 30, 2010	21,286,789	$21,287	$(864,004)	$768,203	$1,076,310	$(4,749,272)	$(2,019,468)

Balance December 31, 2008	20,810,713	$20,811	$796,621	$861,166	$665,852	$12,653,251	$14,997,701

Foreign currency translation adjustments				5,533			5,533
Transferred to Statutory reserve					385,237	(385,237)	-
Dividend paid or declared						(25,704,486)	(25,704,486)
Income for the year ended December 31, 2009						13,076,088	13,076,088

Balance December 31, 2009	20,810,713	$20,811	$796,621	$866,699	$1,051,089	$(360,284)	$2,374,936

The accompanying notes are an integral part of these financial statements

RONGFU AQUACULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(UNAUDITED)

Note 1 - ORGANIZATION

Rongfu Aquaculture, Inc., formerly named Granto, Inc (the “Company”) was incorporated in Nevada on February 29, 2008. On March 29, 2010, the Company entered into a Share Exchange Agreement with Rongfu Aquaculture, Inc. (“Rongfu”), certain stockholders and warrant holders of Rongfu (the “Rongfu Stockholders”) and a stockholder of Granto (the “Share Exchange Agreement”).  Pursuant to the Share Exchange Agreement, on March 29, 2010, 9 Rongfu Stockholders transferred 100% of the outstanding shares of common stock and 100% of the warrants to purchase common stock of Rongfu held by them, in exchange for an aggregate of 18,623,889 newly issued shares of our Common Stock. In addition the shareholders received warrants to purchase an aggregate of 666,666 shares of our Common Stock. In connection with the closing of the Share Exchange Agreement, the former principal stockholder agreed to and did cancel 1,150,000 of the 1,200,000 shares of Granto, Inc. Common Stock held by her.

On March 29, 2010, the Company completed its merger with Rongfu in accordance with the share Exchange Agreement.  The Share Exchange Transaction is being accounted for as a reverse acquisition. In accordance with the Accounting and Financial Reporting Interpretations and Guidance prepared by the staff of the U.S. Securities and Exchange Commission, the Company (the legal acquirer) is considered the accounting acquiree and Rongfu (the legal acquiree) is considered the accounting acquirer for accounting purposes. Subsequent to the Share Exchange Transaction, the financial statements of the combined entity will in substance be those of Rongfu. The assets, liabilities and historical operations prior to the share exchange transaction will be those of Rongfu. Subsequent to the date of the Share Exchange Transaction, Rongfu is deemed to be a continuation of the business of the Company. Therefore post exchange financial statements will include the combined balance sheet of the Company and Rongfu, the historical operations of Rongfu and the operations of the Company and Rongfu from the closing date of the Share Exchange Transaction forward.

Rongfu was incorporated in Delaware on January 13, 2009. Flourishing Blessing (Hong Kong) Co., Ltd. (“Hong Kong Rongfu”) was incorporated on November 11, 2008. Pursuant to a Share Exchange Agreement, dated as of December 29, 2009, (the “December 2009 Agreement") all of the shareholders of Hong Kong Rongfu exchanged all of the outstanding shares of Hong Kong Rongfu for shares of common stock of Rongfu and Rongfu became the owner of 100% of the outstanding capital stock of Hong Kong Rongfu. Hong Kong Rongfu owns 100% of the capital stock of Guangzhou Flourishing Blessing Hansen Agriculture Technology Limited (“Guangzhou Flourishing”). Guangzhou Flourishing is a wholly foreign-owned enterprise, or “WFOE,” under the laws of the PRC by virtue of its status as a wholly-owned subsidiary of a non-PRC company, Hong Kong Rongfu.  In connection with the closing of the December 2009 Agreement, Guangzhou Flourishing  entered into and consummated a series of agreements (the "Contractual Agreements”),with Chen Zhisheng and Foshan Nanhai Ke Da Heng Sheng Aquatic Co., Ltd. (“Nanhai Ke Da Heng Sheng”).  Under the Contractual Agreements, Guangzhou Flourishing agreed to assume control of the operations and management of Nanhai Ke Da Heng Sheng in exchange for a management fee equal to Nanhai Ke Da Heng Sheng’s earnings before taxes. As a result, the business of Nanhai Ke Da Heng Sheng  and Hainan Ke Da Heng Sheng Aquit Germchit Co., Ltd., a PRC corporation (“Hainan Ke Da Heng Sheng”) , 70% of the outstanding stock of which is owned by Nanhai Ke Da Heng Sheng,  will be conducted by Guangzhou Flourishing. We anticipate that Nanhai Ke Da Heng Sheng and Hainan Ke Da Heng Sheng will continue to be the contracting parties under their customer contracts, bank loans and certain other assets until such time as those may be transferred to Guangzhou Flourishing. Nanhai Ke Da Heng Sheng was formed in the PRC on April 30, 2003 as a limited liability company (a company solely owned by a natural person). Hainan Ke Da Heng Sheng was formed in the PRC on August 6, 2007 as a limited liability company. Guangzhou Flourishing was incorporated in the PRC on January 9, 2009 as a wholly owned foreign enterprise.

The Contractual Agreements completed in December 2009 provide that Guangzhou Flourishing has controlling interest in Nanhai Ke Da Heng Sheng under FASB Accounting Standards Codification “Consolidation of Variable Interest Entities”, an Interpretation of an Accounting Research Bulletin, which requires Guangzhou Flourishing to consolidate the financial statements of Nanhai Ke Da Heng Sheng and Hainan Ke Da Heng Shen and ultimately consolidate with its parent company, Rongfu Aquaculture, Inc.

The Company, through its subsidiaries, and Contractual Agreements, is engaged in integrated business of aquaculture including Tilapia brood stock, Tilapia fry, Tilapia farming, and marketing for Tilapia. It is specializing in the production of the Hengsheng Brand Nile Tilapia and the new licensed New Jifu Tilapia.

In the opinion of the management of the Company, the accompanying consolidated interim financial statements contain all material adjustments (consisting only of normal recurring adjustments) necessary to present fairly the consolidated financial position of the Company at June 30, 2010 and the results of its operations for the six- month periods ended June 30, 2010 and 2009 and its cash flows for the six month periods June 30, 2010 and 2009. Actual results may differ from these estimates as a result of different assumptions or conditions.

RONGFU AQUACULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(UNAUDITED)

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and represent the pro forma historical results of the consolidated group. The Company adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (the “Codification”) on July 1, 2009. For the six months ended June 30, 2010, all reference for periods subsequent to January 1, 2010 is based on the Codification. The Company's functional currency is the Chinese Renminbi, however the accompanying consolidated financial statements have been translated and presented in United States Dollars.

Principles of Consolidation

The consolidated financial statements include the accounts of Rongfu Aquaculture ,Inc. and its wholly owned subsidiaries Hong Kong Rongfu, Guangzhou Flourishing, Nanhai Ke Da Heng Sheng, and Hainan Ke Da Heng Sheng collectively referred to herein as the Company. All material inter-company accounts, transactions and profits have been eliminated in consolidation. The Company has adopted the Consolidation Topic of the FASB Accounting Standards Codification which requires a variable interest entity (“VIE”) to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual returns.

Translation Adjustment

As of June 30, 2010 and December 31, 2009, the accounts of the Company were maintained, and its financial statements were expressed, in Chinese Yuan Renminbi (“CNY”). Such financial statements were translated into U.S. Dollars (“USD”) in accordance with the Foreign Currency Matters Topic of the Codification, with the CNY as the functional currency. According to the Codification, all assets and liabilities were translated at the current exchange rate, stockholders’ equity are translated at the historical rates and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with the Comprehensive Income Topic of the Codification, as a component of shareholders’ equity. Transaction gains and losses are reflected in the income statement.

Statement of Cash Flows

In accordance with the Statement of Cash Flows Topic of the Codification, cash flows from the Company’s operations are based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

 Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Comprehensive Income

The Company follows the Comprehensive Income Topic of the Codification. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income.

Risks and Uncertainties

The Company’s operations are carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, by the general state of the PRC’s economy. The Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

RONGFU AQUACULTURE, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(UNAUDITED)

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought. There were no contingencies of this type as of June 30, 2010 and December 31, 2009.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed. There were no contingencies of this type as of June 30, 2010 and December 31, 2009.

Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

 Accounts Receivable

The Company maintains reserves for potential credit losses on accounts receivable. Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves. Reserves are recorded primarily on a specific identification basis. There were no allowances for doubtful accounts as of June 30, 2010 and December 31, 2009.

Inventories

Inventories are valued at the lower of cost (determined on a weighted average basis) or market, if lower. As of June 30, 2010 and December 31, 2009, inventories consist of the following:

	6/30/2010	12/31/2009
Raw materials	$106,687	$47,185
Work in process and finished goods	8,880,941	2,932,568
Total	$8,987,628	$2,979,753

RONGFU AQUACULTURE, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(UNAUDITED)

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

 Property, Plant & Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives of:

Buildings	10-20 years
Fishing gear	5-10 years
Transportation equipment	5-10 years
Office equipment	3-5 years

As of June 30, 2010 and December 31, 2009, Property, Plant & Equipment consist of the following:

	6/30/2010	12/31/2009
Buildings	$213,538	$73,631
Fishing gear	756,152	424,938
Transportation equipment	37,330	37,330
Office equipment	123,845	40,102
Construction in progress	-	-
Total	1,130,865	576,001
Accumulated depreciation	(225,580)	(170,854)
	$905,285	$405,147

Depreciation expense for the six months ended June 30, 2010 and 2009 was $54,726 and $54,369, respectively.

Long-Lived Assets

The Company adopted the Property, Plant and Equipment Topic of the Codification, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes previous accounting guidance, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and “Reporting the Results of Operations for a Disposal of a Segment of a Business.” The Company periodically evaluates the carrying value of long-lived assets to be held and used, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of June 30, 2010, there were no impairments of its long-lived assets.

Derivative Liability

The Company issued warrants in connection with the Purchase Agreement dated March 29, 2010 with certain reset exercise price provisions.

Adoption of the Derivative and Hedging Topic of the FASB Accounting Standards Codification (“ASC 815”), the Company determined that the warrants did not qualify for a scope exception under ASC 815 as they were determined to not be indexed to the Company’s stock as prescribed by ASC 815.  The warrants, under ASC 815, were classified as derivative liability for the then relative fair market value of $ 3,267,797 and marked to market. For the six months ended June 30, 2010, the Company recorded a loss on change in fair value of derivative liability of $5,307,988 to mark to market for the increase in fair value of the warrants through ended June 30, 2010.   Under ASC 815, the warrants will be carried at fair value and adjusted at each reporting period.

Pursuant to a Share Exchange Agreement dated March 29, 2010, the Company issued 4,127,568 warrants to purchase an aggregate of 4,127,568 shares of our Common Stock to certain former warrant-holders of Rongfu. The Company determined the fair value of the reset provisions at March 31, 2010 was $ 7,830,045. The fair value was determined using the Black Scholes Option Pricing Model based on the following assumptions: dividend yield: -0-%; volatility: 73.27%, risk free rate: 2.55%, expected term: 5 years.

RONGFU AQUACULTURE, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(UNAUDITED)

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value of Financial Instruments

The Financial Instrument Topic of the Codification requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.

Revenue Recognition

The Company records revenues for goods shipped at the time of shipment.  For goods delivered by the Company to a customer’s site, revenues are recognized at time of delivery.

Research and development cost

Research and development costs are expensed in the period when they are incurred. During six months ended June 30, 2010 and 2009, research and development costs were $38,643 and $35,142, respectively.  These amounts have been reclassified from selling, general and administrative expenses to be shown as a separate line item.

Advertising

Advertising expenses consist primarily of costs of promotion for corporate image and product marketing and costs of direct advertising. The Company expenses all advertising costs as incurred. Advertising expense for the six months ended June 30, 2010 and 2009 were $15,688 and $8,636, respectively.

Shipping and handling fees

The Company follows ASC 605-45, “Handling Costs, Shipping Costs”.  The Company does not charge its customers for shipping and handling. The Company classifies shipping and handling costs as part of selling, general and administrative expense. Shipping and handling fees for the six months ended were $243,593 and $117,305, respectively.

Advances from Clients

The Company records deposits received by customers prior to the completion of the sale as deferred revenues and included as a component of advances from clients.  At such time as the revenue cycle is complete, these monies will be recognized into revenues.

Income Taxes

The Company utilizes the accounting guidance, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. It is the Company’s intention to permanently reinvest earnings from activity with china. And thereby indefinitely postpone repatriation of these funds to the U.S. Accordingly, no domestic deferred income tax provision has been made for U.S. income tax which could result from paying dividend to the Company.

There were no deferred tax difference as of June 30, 2010 and December 31, 2009.

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions. The Company has a diversified customer base, all are in China. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

RONGFU AQUACULTURE, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
 (UNAUDITED)

Note 3 –OTHER RECEIVABLES

Other receivables mainly consist of cash advances to rent deposit. As of June 30, 2010 and December 31, 2009, the other receivables were $27,149 and $21,208, respectively.

 Note 4 – BIOLOGICAL ASSETS

Biological assets are amortized using the straight-line method over their estimated period of benefit, ranging from three to five years. Management evaluate the recoverability of biological assets periodically and take into account events or circumstances that warrant revised estimates of useful lives or that indicate that any changes exists. All of the Company’s biological assets are subject to amortization with estimated lives of:

Carp	5 years
Tilapia	3 years
Yellow bone fish	3 years
California bass	3 years
Snakeheads	3 years

As of June 30, 2010 and December 31, 2009, Biological assets at cost consist of the following:

	6/30/2010	12/31/2009
Carp	$28,052	$20,562
Tilapia	959,561	959,561
Yellow bone fish	55,020	-
California bass	15,894	-
Snakeheads	264,793	178,204
Total	1,323,320	1,158,327
Accumulated amortization	(957,120)	(725,519)
	$366,200	$432,808

Amortization expense for the six months ended June 30, 2010 and 2009 was $ 231,601 and $ 204,339 respectively.

Note 5 – RELATED PARTIES

One of the Company’s vendors is a related party. As of and for the six months ended June 30, 2010, the vendor accounted for approximately 20% of the Company’s purchases and 31% of accounts payable.

For the six months ended June 30, 2010, the Company collected all amounts previously due from the shareholder.

Note 6 – DUE FROM/TO SHAREHOLDER

As of June 30, 2010, due from shareholder was $0.

During the fourth quarter of 2009, the Company loaned an aggregate of RMB 21,900,000 ($3,201,343 translated at $1=RMB 6.8372) to a shareholder. The shareholder invested the entire proceeds of the loan in the construction of Foshan Nanhai Guanyao Processing Industrial Park, which has a total area of 108,000 square meters with the construction area of 85,000 square meters. The loan bears interest and may be paid off by deducting the shareholder’s allocation of shareholders’ dividends or other means. After the construction has been completed, the Company has a first option to rent Foshan Nanhai Guanyao Processing Industrial Park on terms to be determined. This amount is included in the Due from shareholders of $4,008,659 as of December 31, 2009. During the six months ended June 30, 2010 this loan was repaid.

 Note 7 – CONCENTRATIONS

As of June 30, 2010, one customer accounted for 23% of accounts receivable. For the six months ended June 30, 2010, the Company had three vendors who accounted for 66% of total purchases. For the three moths ended June 30, 2009, Two vendors accounted for 78% of total purchase and one is related party vendor accounted for 69% of total purchase. As of December 31, 2009, two customers accounted for 20% of accounts receivable. For the six months ended June 30, 2009, the Company had two vendors who accounted for 59% of total purchases and one related party vendor who accounted for 49%. At June 30, 2010, 78% of accounts payable were due to related parties.

RONGFU AQUACULTURE, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
 (UNAUDITED)

Note 8 – COMPENSATED ABSENCES

Regulation 45 of the local labor law of the People’s Republic of China (“PRC”) entitles employees to annual vacation leave after 1 year of service. In general, all leave must be utilized annually, with proper notification. Any unutilized leave is cancelled.

Note 9 – COMMON STOCK

On March 29, 2010, the Company entered into the Share Exchange Agreement. Pursuant to the Share Exchange Agreement, on March 29, 2010, 9 Rongfu Stockholders transferred 100% of the outstanding shares of common stock and 100% of the warrants to purchase common stock of Rongfu held by them, in exchange for an aggregate of 18,623,889 newly issued shares of our Common Stock and warrants to purchase an aggregate of 666,666 shares of our Common Stock. In connection with the closing of the Share Exchange Agreement, the former principal stockholder agreed to and did cancel 1,150,000 of the 1,200,000 shares of Rongfu Aquaculture, Inc. Common Stock held by her.

Note 10 – SERIES A CONVERTIBLE PREFERRED STOCK

On March 29, 2010, the Company entered into the Purchase Agreement with eighteen investors. The Company authorized and issued to Investors $7,700,000, of the Company’s convertible, redeemable Series A Preferred Stock, $0.001 par value per share (the “Series A Stock”) at a price of $2.78 per share (the “Series A Issue Price”). The shares are convertible into shares of the Company’s common stock, par value $0.001 per share. In connection with the Purchase Agreement the Company incurred offering costs of $1,038,923, which are subtracted from the total proceeds and against additional paid in capital.

The Series A Stock, in preference to the holders of common stock, shall be entitiled to receive, when and as declared by the Board of Directors out of funds that are legally available therefor, cumulative dividends at the rate of six percent (6%) per annum of the original Series A Issue Price on each outstanding of Series A Preferred payable semi-annually on each February 28 and August 31.  Payment of these dividends shall be made, at the Company’s option, in cash or shares of common stock.  Each holder of the Series A Stock shall be entitled to one vote for each whole share of common stock into which such shares of Series A Stock could be converted in accordance with the agreement.

The Company has agreed to pay liquidated damages if the Registration Statement is not filed by May 13, 2010 or not declared effective by the SEC on or before October 25, 2010. The liquidated damages are equal to 1% of the purchase price of the purchased shares owned by investors. The maximum aggregate liquidated damages payable to the investors under this Agreement shall be 6%of the aggregated purchase price paid by the investors pursuant to this Purchase Agreement. The Company must pay the liquidated damages in cash.”

Pursuant to the Purchase Agreement the holders of Series A Stock also received 3,460,902 5 year warrants to purchase common shares. The warrants have an exercise price of $3.47 for 1,730,451 warrants and $4.17 for the remaining 1,730,451 warrants.

Assuming a valuation of $3.10 per share and the conversion of the Series A Stock into 4,221,389 shares of common stock at an effective conversion price of approximately $1.52 per share which is obtained by dividing the amount to be allocated to the BCF by the 2,768,721 common shares, pro forma net income per common share would be $(0.34).

The Company measured and recognized an aggregate of $3,267,797 of the fair value of warrants to additional paid in capital upon issuance of these warrants. The terms of the warrants provide for an adjustment to the exercise price of these warrants if the company closes on the sale or issuance of common stock at a price which is less than the exercise price then in effect for these warrants. Pursuant to EITF No. 07-05 on March 29, 2010, the Company determined that the warrants did not qualify for a scope exception under SFAS No. 133 as they were determined to not be indexed to the Company’s stock as prescribed by EITF No. 07-05.  On March 29, 2010, the warrants were reclassified from equity to derivative liability for the then fair market value and marked to market (see Note 2 Derivative Liability).

				Aggregate
		Exercise	Remaining	Intrinsic
	Total	Price	Life	Value

Outstanding, December 31, 2009	-
Granted in 2010	4,127,568	$2.44-4.17	4.75 years
Exercised in 2010
Outstanding, June 30, 2010	4,127,568

RONGFU AQUACULTURE, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
 (UNAUDITED)

Note 11 - INCOME TAXES

The Company operates in more than one jurisdiction with complex regulatory environments subject to different interpretations by the taxpayer and the respective governmental taxing authorities, we evaluate our tax positions and establish liabilities, if required. For uncertain tax position which may be challenged by local tax authorities and may not be fully sustained despite our belief that the underlying tax positions maybe be fully supportable. At this time the Company is not able to make a reasonable estimate of the impact on the effective tax rate related these items which could be challenged.

Pursuant to the PRC Income Tax Laws, the Enterprise Income Tax (“EIT”) through December 31, 2007 is at a statutory rate of 33%, which is comprised of 30% national income tax and 3% local income tax. As of January 1, 2008, the EIT is at a statutory rate of 25%. The Company is an agriculture enterprise and under PRC Income Tax Laws, it is entitled to an exemption for 2006. Starting from January 1, 2008, it is entitled to have new PRC tax policy for the agriculture enterprise. The Company’s income come from three parts including fish breeding, fish cultivation and selling adult fish. For income from fish breeding, it is entitled to an exemption. For income from fish cultivation, EIT is a discount rate of 12.5%. For income from selling adult fish, EIT is a rate of 25%.

The following is a reconciliation of income tax expense:

June 30, 2010	International	Total
Current	$488,584	$488,584
June 30, 2009	International	Total
Current	$378,950	$378,950

Note 12– COMMITMENTS & CONTINGENCIES

The Company leases facilities under operating leases, which expire on different dates. It pays for on an annual basis and accrues for throughout the year. For the six months ended June 30, 2010 and 2009, rent expense was $ 165,166 and $ 302,190. Future payments under these leases are as follows as of June 30:

2011	$52,339
2012	$52,339
2013	$52,339
2014	$18,903
2015	$13,035
Thereafter	$31,256
Total	$220,211

Note 13– EARNINGS PER SHARE

In accordance with FASB ASC Topic 260-1-50, “Earnings per Share”, and SEC Staff Accounting Bulletin No. 98, basic net income or loss per common share is computed by dividing net income or loss for the period by the weighted - average number of common shares outstanding during the period.  Under FASB ASC 260-10-50, diluted income or loss per share is computed by dividing net income or loss for the period by the weighted - average number of common and common equivalent shares, such as stock options, warrants and convertible securities outstanding during the period.

There are no dilutive instruments.  Thus, the basic and diluted earnings per share are the same.

 Note 14 – STATUTORY RESERVE

In accordance with the laws and regulations of the PRC, a wholly-owned Foreign Invested Enterprises income, after the payment of the PRC income taxes, shall be allocated to the statutory surplus reserves and statutory public welfare fund. Prior to January 1, 2006 the proportion of allocation for reserve was 10 percent of the profit after tax to the surplus reserve fund and additional 5-10 percent to the public affair fund. The public welfare fund reserve was limited to 50 percent of the registered capital. Effective January 1, 2006, there is now only one fund requirement. The reserve should be 10 percent of income after tax, not to exceed 50 percent of registered capital. Statutory Reserve funds are restricted for set off against losses, expansion of production and operation or increase in register capital of the respective company. Statutory public welfare fund is restricted to the capital expenditures for the collective welfare of employees. These reserves are not transferable to the Company in the form of cash dividends, loans or advances. These reserves are therefore not available for distribution except in liquidation. As of June 30, 2010 and December 31, 2009, the Company had allocated $1,076,310 and $1,051,089, to these non-distributable reserve funds.

RONGFU AQUACULTURE, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2010
(UNAUDITED)

Note 15- OTHER COMPREHENSIVE INCOME

Balances of related after-tax components comprising accumulated other comprehensive income, included in stockholders’ equity, at June 30, 2010 and December 31, 2009, are as follows:

	Foreign Currency Translation Adjustment	Accumulated Other Comprehensive Income
Balance at December 31, 2008	$861,166	$861,166
Change for 2009	5,533	5,533
Balance at December 31, 2009	$866,699	$866,699
Change for six months ended 6/30/2010	(98,496)	(98,496)
Balance at June 30, 2010	$768,203	768,203

Note 16- SUBSEQUENT EVENTS

For the six months ended June 30, 2010, the Company has evaluated subsequent events for potential recognition and disclosure through the date of the financial statement issuance.

Subsequent to June 30, 2010, the Company paid approximately $196,000 of dividends to its Series A Stockholders.

ACSBAcquavella, Chiarelli, Shuster, Berkower & Co., LLP
517 Route one	1 Penn Plaza
Iselin, New Jersey, 08830	36th Floor
732.855.9600	New York, NY 10119

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders of
Rongfu Aquaculture, Inc.

We have audited the accompanying consolidated balance sheets of Rongfu Aquaculture, Inc. as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the two-year period ended December 31, 2009. Rongfu Aquaculture, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that out audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Rongfu Aquaculture Inc. as of December 31, 2009 and 2008, and the consolidated results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2009 in conformity with accounting principles generally accepted in the United States of America.

Certified Public Accountants

New York, N.Y.
April 30, 2010

Except for Note 1 as to which the date is October 5, 2010

RONGFU AQUACULTURE, INC
CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2009 AND 2008

	12/31/2009	12/31/2008
ASSETS

Current Assets
Cash	$3,194,248	$14,823,746
Accounts receivable	236,374	4,412,956
Inventories	2,979,753	8,892,911
Due from shareholder	4,008,659	-
Other receivable	21,208	21,193
Trade deposit	121,224	-
Prepaid expenses	230,247	307,252
Total Current Assets	10,791,713	28,458,058

Fixed assets	405,147	445,865
Biological assets	432,808	841,625

Total Assets	$11,629,668	$29,745,548

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
Accounts payable	$-	$1,081,645
Other payable	2,743,960	873,401
Due to shareholder	-	8,519,146
Advance from clients	498,785	-
Short-term bank loan	380,273	-
Dividend payable	3,466,331	3,493,603
Income tax payable	995,313	780,052
Total Current Liabilities	$8,084,662	$14,747,847

Long-term Liabilities
Long-term bank loan	1,170,070	-
Total liabilities	9,254,732	14,747,847

Stockholders' Equity
Common stock, par value, $0.001 per share, 90,000,000 shares authorized, 20,817,713 shares issued and outstanding at December 31, 2009 and 2008	20,811	20,811
Additional paid in capital	796,621	796,621
Statutory reserve	1,051,089	665,852
Other comprehensive income	866,699	861,166
Retained earnings	(360,284)	12,653,251
Total Stockholders' Equity	2,374,936	14,997,701
Total Liabilities and Stockholders' Equity	$11,629,668	$29,745,548
The accompanying notes are an integral part of these financial statements.

RONGFU AQUACULTURE, INC.
CONSOLIDATED STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008

Revenue	$43,842,407	$35,592,569
Cost of goods sold	26,708,361	20,043,897
Gross profit	17,134,046	15,548,672

Operating expenses:
Selling, general and administrative expenses	2,514,036	2,629,756
Research and development cost	90,045	88,040
Total operating expenses	2,604,081	2,717,796

Net income from operations	14,529,965	12,830,876

Other income (expense)
Interest income	50,493	71,087
Interest expense	(107,827)	(12,733)
Other expense	(415)	(1,954)
Total other income (expense)	(57,749)	56,400

Net income before income taxes	14,472,216	12,887,276

Income taxes	1,396,028	1,027,781

Net income	$13,076,188	$11,859,495

Net income for common share
Earnings per share – Basic and diluted	$0.63	$0.57

Weighted average common stock outstanding Basic and diluted	20,817,713	20,817,713

Net income	13,076,188	11,859,495
Other comprehensive income	5,533	600,174
Comprehensive income	13,081,721	12,459,669

The accompanying notes are an integral part of these financial statements.

RONGFU AQUACULTURE, INC
CONSOLDIATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

	2009	2008
CASH FLOWS FROM OPERATING ACTIVITIES
Net Income	$13,076,188	$11,859,495
Adjustments to reconcile net income to net cash
provided by operating activities:
Depreciation	99,012	52,572
Amortization of biological assets	408,817	316,702
(Increase) / decrease in assets:

Accounts receivables	4,177,432	(1,508,501)
Inventories	5,916,217	155,782
Prepaid expense	77,179	74,694
Trade deposit	(121,159)
Due from shareholder	(4,006,502)
Increase / (decrease) in current liabilities:
Accounts payable	(1,081,822)	323,825
Other payable	1,868,940	845,414
Advances from clients	498,517	-
Income taxes payable	214,599	680,784
Net cash provided by operating activities	21,127,418	12,800,767

CASH FLOWS FROM INVESTING ACTIVITIES
Purchased fixed assets	(55,832)	(351,389)
Biological assets	-	(1,158,327)
Construction in progress	-	(8,493)
Net cash used by investing activities	(55,832)	(1,518,209)

CASH FLOWS FROM FINANCING ACTIVITIES
Due to shareholder	(8,520,541)	(2,489,354)
Borrowings (payment) of short-term loan, net	380,068
Borrowings from long-term bank loan	1,754,160
Payment of long-term bank loan	(584,720)
Dividend paid	(25,734,194)
Capital contribution	-	424,418
Net cash used by financing activities	(32,705,227)	(2,064,936)

Effect of exchange rate changes on cash and cash equivalents	4,143	(197,505)

Net change in cash and cash equivalents	(11,629,498)	9,020,117

Cash and cash equivalents, beginning balance	14,823,746	5,803,629
Cash and cash equivalents, ending balance	$3,194,248	$14,823,746

SUPPLEMENTAL DISCLOSURES:
Cash paid during the year for:
Income tax payments	$1,181,429	$346,997
Interest payments	$107,827	$12,733

The accompanying notes are an integral part of these financial statements.

RONGFU AQUACULTURE, INC
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
FOR THE YEARS ENDED DECEMBER 31, 2009 AND 2008

			Additional	Other			Total
	Common Stock		Paid-in	Comprehensive	Statutory	Retained	Stockholders
	Shares	Amount	Capital	Income	Reserves	Earnings	Equity

Balance December 31, 2007	20,810,713	$20,811	$393,014	$260,992	$200,666	$5,486,011	$6,361,494

Foreign currency translation adjustments				600,174			600,174
Capital contribution			424,418				424,418
Transferred to Statutory reserve					465,186	(465,186)	-
Dividend paid or declared						(4,227,069)	(4,227,069)
Recapitalization			(20,811)				(20,811)
Income for the year ended December 31, 2008						11,859,495	11,859,495

Balance December 31, 2008	20,810,713	$20,811	$796,621	$861,166	$665,852	$12,653,251	$14,997,701

Foreign currency translation adjustments				5,533			5,533
Transferred to Statutory reserve					385,237	(385,237)
Dividend paid or declared						(25,704,486)	(25,704,486)
Income for the year ended December 31, 2009						13,076,188	13,076,188

Balance December 31, 2009	20,810,713	$20,811	$796,621	$866,699	$1,051,089	$(360,284)	$2,374,936

The accompanying notes are an integral part of these financial statements

RONGFU AQUACULTURE, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Note 1 - ORGANIZATION

Rongfu Aquaculture, Inc.(the Company) was incorporated in Nevada on February 29, 2008. The Company changed its name from Granto, Inc. to Rongfu Aquaculture, Inc on May 19, 2010. On March 29, 2010, the Company entered into a Share Exchange Agreement with Rongfu Aquaculture, Inc. (Rongfu), certain stockholders and warrant holders of Rongfu (the “Rongfu Stockholders”) and a stockholder of Granto (the “Share Exchange Agreement”).  Pursuant to the Share Exchange Agreement, on March 29, 2010, 9 Rongfu Stockholders transferred 100% of the outstanding shares of common stock and 100% of the warrants to purchase common stock of Rongfu held by them, in exchange for an aggregate of 18,623,889 newly issued shares of our Common Stock. In addition the shareholders received warrants to purchase an aggregate of 666,666 shares of our Common Stock. In connection with the closing of the Share Exchange Agreement, the former principal stockholder agreed to and did cancel 1,150,000 of the 1,200,000 shares of Granto, Inc. Common Stock held by her.

On March 29, 2010, the Company completed its’ merger with Rongfu in accordance with the share Exchange Agreement.  The Share Exchange Transaction is being accounted for as a reverse acquisition. In accordance with the Accounting and Financial Reporting Interpretations and Guidance prepared by the staff of the U.S. Securities and Exchange Commission, the Company (the legal acquirer) is considered the accounting acquiree and Rongfu (the legal acquiree) is considered the accounting acquirer for accounting purposes. Subsequent to the Share Exchange Transaction, the financial statements of the combined entity will in substance be those of Rongfu. The assets, liabilities and historical operations prior to the share exchange transaction will be those of Rongfu. Subsequent to the date of the Share Exchange Transaction, Rongfu is deemed to be a continuation of the business of the Company. Therefore post exchange financial statements will include the combined balance sheet of the Company and Rongfu, the historical operations of Rongfu and the operations of the Company and Rongfu from the closing date of the Share Exchange Transaction forward.

Rongfu was incorporated in Delaware on January 13, 2009. Flourishing Blessing (Hong Kong) Co., Ltd. (“Hong Kong Rongfu”) was incorporated on November 11, 2008. Pursuant to a Share Exchange Agreement, dated as of December 29, 2009, (the” December 2009 Agreement") all of the shareholders of Hong Kong Rongfu exchanged all of the outstanding shares of Hong Kong Rongfu for shares of common stock of Rongfu and Rongfu became the owner of 100% of the outstanding capital stock of Hong Kong Rongfu. Hong Kong Rongfu owns 100% of the capital stock of Guangzhou Flourishing Blessing Hansen Agriculture Technology Limited (“Guangzhou Flourishing”). Guangzhou Flourishing is a wholly foreign-owned enterprise, or “WFOE,” under the laws of the PRC by virtue of its status as a wholly-owned subsidiary of a non-PRC company, Hong Kong Rongfu.  In connection with the closing of the December 2009 Agreement, Guangzhou Flourishing  entered into and consummated a series of agreements, (the "Contractual Agreements ”),with Chen Zhisheng and Foshan Nanhai Ke Da Heng Sheng Aquatic Co., Ltd. (“Nanhai Ke Da Heng Sheng”).  Under the Contractual Agreements, Guangzhou Flourishing agreed to assume control of the operations and management of Nanhai Ke Da Heng Sheng in exchange for a management fee equal to Nanhai Ke Da Heng Sheng’s earnings before taxes. As a result, the business of Nanhai Ke Da Heng Sheng  and Hainan Ke Da Heng Sheng Aquit Germchit Co., Ltd., a PRC corporation (“Hainan Ke Da Heng Sheng”) , 70% of the outstanding stock of which is owned by Nanhai Ke Da Heng Sheng,  will be conducted by Guangzhou Flourishing. We anticipate that Nanhai Ke Da Heng Sheng and Hainan Ke Da Heng Sheng will continue to be the contracting parties under their customer contracts, bank loans and certain other assets until such time as those may be transferred to Guangzhou Flourishing. Nanhai Ke Da Heng Sheng was formed in the PRC on April 30, 2003 as a limited liability company (a company solely owned by a natural person). Hainan Ke Da Heng Sheng was formed in the PRC on August 6, 2007 as a limited liability company. Guangzhou Flourishing was incorporated in the PRC on January 9, 2009 as a wholly owned foreign enterprise.

RONGFU AQUACULTURE, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Note 1 – ORGANIZATION (CONTINUED)

The Contractual Agreements completed in December 2009 provide that Guangzhou Flourishing has controlling interest in Nanhai Ke Da Heng Sheng under FASB Accounting Standards Codification “Consolidation of Variable Interest Entities”, an Interpretation of an Accounting Research Bulletin, which requires Guangzhou Flourishing to consolidate the financial statements of  Nanhai Ke Da Heng Sheng  and  Hainan Ke Da Heng Shen and ultimately consolidate with its parent company, Rongfu Aquaculture, Inc.
The Company, through its subsidiaries, and Contractual Agreements, is engaged in integrated business of aquaculture including Tilapia brood stock, Tilapia fry, Tilapia farming, and marketing for Tilapia. It is specializing in the production of the Hengsheng Brand Nile Tilapia and the new licensed New Jifu Tilapia.

These consolidated Financial Statements have been prepared on a historical pro-forma basis.

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America and represent the pro forma historical results of the consolidated group. The Company adopted the new accounting guidance (“Codification”) on July 1, 2009. For the year ended December 31, 2009, all reference for periods subsequent to January 1, 2009 are based on the codification. The Company's functional currency is the Chinese Renminbi, however the accompanying consolidated financial statements have been translated and presented in United States Dollars.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company, its subsidiary and variable interest entity (“VIE”) for which the Company is the primary beneficiary.  All inter-company accounts and transactions have been eliminated in consolidation.  The Company has adopted the Consolidation Topic of the FASB Accounting Standards Codification which requires a VIE to be consolidated by a company if that company is subject to a majority of the risk of loss for the VIE or is entitled to receive a majority of the VIE’s residual returns.
.
Translation Adjustment

As of December 31, 2009 and 2008, the accounts of the Company were maintained, and its financial statements were expressed, in Chinese Yuan Renminbi (“CNY”).  Such financial statements were translated into U.S. Dollars (“USD”) in accordance with the Foreign Currency Matters Topic of the Codification, with the CNY as the functional currency.  According to the Codification, all assets and liabilities were translated at the current exchange rate, stockholders’ equity are translated at the historical rates and income statement items are translated at the average exchange rate for the period. The resulting translation adjustments are reported under other comprehensive income in accordance with the Comprehensive Income Topic of the Codification, as a component of shareholders’ equity.  Transaction gains and losses are reflected in the income statement.

Statement of Cash Flows

In accordance with the Statement of Cash Flows Topic of the Codification, cash flows from the Company’s operations are based upon the local currencies. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet.

RONGFU AQUACULTURE, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Comprehensive Income

The Company follows the Comprehensive Income Topic of the Codification. Comprehensive income is a more inclusive financial reporting methodology that includes disclosure of certain financial information that historically has not been recognized in the calculation of net income.

Risks and Uncertainties

The Company’s operations are carried out in the PRC.  Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, by the general state of the PRC’s economy.  The Company’s business may be influenced by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

The Company is subject to substantial risks from, among other things, intense competition associated with the industry in general, other risks associated with financing, liquidity requirements, rapidly changing customer requirements, limited operating history, foreign currency exchange rates and the volatility of public markets.

Contingencies

Certain conditions may exist as of the date the financial statements are issued, which may result in a loss to the Company but which will only be resolved when one or more future events occur or fail to occur. The Company’s management and legal counsel assess such contingent liabilities, and such assessment inherently involves an exercise of judgment. In assessing loss contingencies related to legal proceedings that are pending against the Company or unasserted claims that may result in such proceedings, the Company’s legal counsel evaluates the perceived merits of any legal proceedings or unasserted claims as well as the perceived merits of the amount of relief sought or expected to be sought. There were no contingencies of this type on December 31, 2009.

If the assessment of a contingency indicates that it is probable that a material loss has been incurred and the amount of the liability can be estimated, then the estimated liability would be accrued in the Company’s financial statements. If the assessment indicates that a potential material loss contingency is not probable but is reasonably possible, or is probable but cannot be estimated, then the nature of the contingent liability, together with an estimate of the range of possible loss if determinable and material would be disclosed.
There were no contingencies of this type on December 31, 2009.

Loss contingencies considered to be remote by management are generally not disclosed unless they involve guarantees, in which case the guarantee would be disclosed.

RONGFU AQUACULTURE, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Cash and Cash Equivalents

Cash and cash equivalents include cash in hand and cash in time deposits, certificates of deposit and all highly liquid debt instruments with original maturities of three months or less.

Accounts Receivable

The Company maintains reserves for potential credit losses on accounts receivable.   Management reviews the composition of accounts receivable and analyzes historical bad debts, customer concentrations, customer credit worthiness, current economic trends and changes in customer payment patterns to evaluate the adequacy of these reserves.  Reserves are recorded primarily on a specific identification basis.  There were no allowances for doubtful accounts as of December 31, 2009 and 2008.

Inventories

Inventory includes breeding and growing cost; these costs include feed, direct cost and fixed and variable overhead costs. Inventories are valued at the lower of cost (determined on a weighted average basis) or market, if lower. As of December 31, 2009 and 2008, inventories consist of the following:

	12/31/2009	12/312008
Raw materials	$47,185	$27,725
Work in process and finished goods	2,932,568	8,865,186

Total	$2,979,753	$8,892,911

RONGFU AQUACULTURE, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Property, Plant & Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to earnings as incurred; additions, renewals and betterments are capitalized. When property and equipment are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the respective accounts, and any gain or loss is included in operations. Depreciation of property and equipment is provided using the straight-line method for substantially all assets with estimated lives of:

Buildings	10-20 years
Fishing gear	5-10years
Transportation equipment	5-10 years
Office equipment	3-5 years

As of December 31, 2009 and 2008, Property, Plant & Equipment consist of the following:

	12/31/2009	12/31/2008
Buildings	$73,631	$60,230
Fishing gear	424,938	408,197
Transportation equipment	37,330	37,155
Office equipment	40,102	1,187
Construction in progress	-	10,938
Total	576,001	517,707
Accumulated depreciation	(170,854)	(71,842)

	$405,147	$445,865

Depreciation expense for the years ended December 31, 2009 and 2008 was $99,012 and $52,572, respectively.

Long-Lived Assets

Since April 30, 2003, the Company adopted the Property, Plant and Equipment Topic of the Codification, which addresses financial accounting and reporting for the impairment or disposal of long-lived assets and supersedes previous accounting guidance, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of,” and “Reporting the Results of Operations for a Disposal of a Segment of a Business.” The Company periodically evaluates the carrying value of long-lived assets to be held and used, which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of December 31, 2009, there were no impairments of its long-lived assets.

RONGFU AQUACULTURE, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Fair Value of Financial Instruments

The Financial Instrument Topic of the Codification requires that the Company disclose estimated fair values of financial instruments. The carrying amounts reported in the statements of financial position for current assets and current liabilities qualifying as financial instruments are a reasonable estimate of fair value.
.
Revenue Recognition

The Company records revenues for goods shipped at the time of shipment.  For goods delivered by the Company to a customer’s site, revenues are recognized at time of delivery.

Research and development cost

Research and development costs are expensed in the period when they are incurred. During the years ended December 31, 2008 and December 31, 2009, research and development costs were $90,045 and $ 88,040, respectively.  These amounts have been reclassified from selling, general and administrative expenses to be shown as a separate line item.

Advertising

Advertising expenses consist primarily of costs of promotion for corporate image and product marketing and costs of direct advertising. The Company expenses all advertising costs as incurred. Advertising expense for the years ended December 31, 2009 and 2008 were $40,795 and $ 28,801, respectively.

Shipping and handling fees

The Company follows ASC 605-45, “Handling Costs, Shipping Costs”.  The Company does not charge its customers for shipping and handling. The Company classifies shipping and handling costs as part of Selling, general and administrative expense. Shipping and handling fees for the years ended December 31, 2009 and 2008 were $269,632 and $295,971, respectively.

Advances from Clients

The Company records deposits received by customers prior to the completion of the sale as deferred revenues and included as a component of advances from clients.  At such time as the revenue cycle is complete, these monies will be recognized into revenues.

RONGFU AQUACULTURE, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

Income Taxes

The Company utilizes the accounting guidance, “Accounting for Income Taxes,” which requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of events that have been included in the financial statements or tax returns. Under this method, deferred income taxes are recognized for the tax consequences in future years of differences between the tax bases of assets and liabilities and their financial reporting amounts at each period end based on enacted tax laws and statutory tax rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized.

It is the Company’s intention to permanently reinvest earnings from activity with china. And thereby indefinitely postpone repatriation of these funds to the US. Accordingly, no domestic deferred income tax provision has been made fro US income tax which could result from paying dividend to the Company.

There were no deferred tax difference in 2009 and 2008

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk are cash, accounts receivable and other receivables arising from its normal business activities. The Company places its cash in what it believes to be credit-worthy financial institutions. The Company has a diversified customer base, all are in China. The Company controls credit risk related to accounts receivable through credit approvals, credit limits and monitoring procedures. The Company routinely assesses the financial strength of its customers and, based upon factors surrounding the credit risk, establishes an allowance, if required, for uncollectible accounts and, as a consequence, believes that its accounts receivable credit risk exposure beyond such allowance is limited.

Recent Accounting Pronouncements

In May 2009, the FASB issued accounting guidance for “Subsequent Events”, which is included in ASC Topic 855, Subsequent Events. ASC Topic 855 established principles and requirements for evaluating and reporting subsequent events and distinguishes which subsequent events should be recognized in the financial statements versus which subsequent events should be disclosed in the financial statements. ASC Topic 855 also required disclosure of the date through which subsequent events are evaluated by management.  ASC Topic 855 was effective for interim periods ending after June 15, 2009 and applies prospectively.  Because ASC Topic 855 impacted the disclosure requirements, and not the accounting treatment for subsequent events, the adoption of ASC Topic 855 did not impact our results of operations or financial condition.

Effective July 1, 2009, the Company adopted the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 105-10, Generally Accepted Accounting Principles – Overall (“ASC 105-10”). ASC 105-10 establishes the FASB Accounting Standards Codification (the “Codification”) as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with U.S. GAAP. Rules and interpretive releases of the SEC under authority of federal securities laws are also sources of authoritative U.S. GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. The Codification superseded all existing non-SEC accounting and reporting standards.

RONGFU AQUACULTURE, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

All other non-grandfathered, non-SEC accounting literature not included in the Codification is non-authoritative. The FASB will not issue new standards in the form of Statements, FASB Staff Positions or Emerging Issues Task Force Abstracts. Instead, it will issue Accounting Standards Updates (“ASUs”). The FASB will not consider ASUs as authoritative in their own right. ASUs will serve only to update the Codification, provide background information about the guidance and provide the bases for conclusions on the change(s) in the Codification. References made to FASB guidance throughout this document have been updated for the Codification.

In August 2009, the FASB issued, Measuring Liabilities at Fair Value, which provides additional guidance on how companies should measure liabilities at fair value under ASC 820. The ASU clarifies that the quoted price for an identical liability should be used. However, if such information is not available, an entity may use, the quoted price of an identical liability when traded as an asset, quoted prices for similar liabilities or similar liabilities traded as assets, or another valuation technique (such as the market or income approach). The ASU also indicates that the fair value of a liability is not adjusted to reflect the impact of contractual restrictions that prevent its transfer and indicates circumstances in which quoted prices for an identical liability or quoted price for an identical liability traded as an asset may be considered level 1 fair value measurements. This ASU is effective October 1, 2009. The Company is currently evaluating the impact of this standard, but would not expect it to have an impact on the Company’s consolidated results of operations or financial condition.

Note 3 –OTHER RECEIVABLES

Other receivables mainly consist of cash advances to rent deposit. As of December 31, 2009 and 2008, the other receivables were $21,208 and $21,193, respectively.

 Note 4 – BIOLOGICAL ASSETS

Biological assets are amortized using the straight-line method over their estimated period of benefit, ranging from three to five years. Management evaluate the recoverability of biological assets periodically and take into account events or circumstances that warrant revised estimates of useful lives or that indicate that any changes exists. All of the Company’s biological assets are subject to amortization with estimated lives of:

Carp	5 years
Tilapia	3 years
Snakeheads	3 years

As of December 31, 2009 and 2008, Biological assets at cost consist of the following:

	12/31/2009	12/312008
Carp	$20,562	$20,562
Tilapia	959,561	959,561
Snakeheads	178,204	178,204
Total	1,158,327	1,158,327

Accumulated amortization	(725,519)	(316,702)
	$432,808	$841,625

Amortization expense for the years ended December 31, 2009 and 2008 was $408,817 and $316,702, respectively.

RONGFU AQUACULTURE, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Note 5 – RELATED PARTY TRANSACTIONS

The Company buys fish feed from a related party supplier. The Company also lent money to a shareholder of the Company.

Note 6 – DUE FROM/TO SHAREHOLDER

The Company has a receivable due from shareholder. As of December 31, 2009, due to shareholder was $ 4,008,659. Amount due are receivable upon demand with no stated interest.

During the fourth quarter of 2009, the Company loaned an aggregate of $3,201,343 to a shareholder. This amount is included in $ 4,008,659 as of December 31, 2009.  He invested the entire proceeds of the loan in the construction of Foshan Nanhai Guanyao Processing Industrial Park, which has a total area of 108,000 square meters with the construction area of 85,000 square meters. The loan does not bear any interest and may be paid off by deducting the shareholder’s allocation of shareholders’ dividends or other means. After the construction has been completed, the Company has a first option to rent Foshan Nanhai Guanyao Processing Industrial Park on terms to be determined.

The Company had a payable due to a shareholder.  At December 31, 2008, due to a shareholder was  $8,519,146.  The note was paid in 2009.

Note 7 – CONCENTRATIONS

As of December 31, 2009, two customers accounted for 20% of accounts receivable. For the year ended December 31, 2009, the Company had one related party vendor who accounted for 73% of total purchases. At December 31, 2008, 78% of accounts payable were due to one related party vendor. For the year ended December 31, 2008, the Company had one related party vendor who accounted for 93% of total purchases.

Note 8 – COMPENSATED ABSENCES

Regulation 45 of the local labor law of the PRC entitles employees to annual vacation leave after 1 year of service.  In general, all leave must be utilized annually, with proper notification.  Any unutilized leave is cancelled

Note 9- DEBT

As of December 31, 2009, the Company had debt as follows:

Credit Union –Foshan Naihai Branch	Amount	Interest rate	Due
Short tem bank loan	$380,273	4.425%	Feb 13,2010
Long term bank loan	$1,170,070	4.50%	Feb 13 and 14, 2011

The Company is using these loans for working capital purposes and secured by certain real estate and property insurance.

RONGFU AQUACULTURE, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Note 10 - INCOME TAXES

The Company operates in more than one jurisdiction with complex regulatory environments subject to different interpretations by the taxpayer and the respective governmental taxing authorities. We evaluate our tax positions and establish liabilities, if required. For uncertain tax position which may be challenged by local tax authorities and may not be fully sustained despite our belief that the underlying tax positions maybe be fully supportable. At this time the Company is not able to make a reasonable estimate of the impact on the effective tax rate related these items which could be challenged.

Pursuant to the PRC Income Tax Laws, the Enterprise Income Tax (“EIT”) through December 31, 2007 is at a statutory rate of 33%, which is comprised of 30% national income tax and 3% local income tax.  As of January 1, 2008, the EIT is at a statutory rate of 25%.  The Company is an agricultural enterprise and under PRC Income Tax Laws, it is entitled to an exemption for 2006.  Starting from January 1, 2008, it is entitled to have the new PRC tax policy for the agricultural enterprises applied to it. The Company’s income come from three general categories  including fish breeding, fish cultivation and selling adult fish. For income from fish breeding, the Company is entitled to an exemption from taxation. For income from fish cultivation, EIT is a discount rate of 12.5%. For income from selling adult fish, EIT is a rate of 25%.

The following is a reconciliation of income tax expense:

12/31/2009	United States	International	Total
Total	$-	$1,396,028	$1,396,028
12/31/2008	United States	International	Total
Current	$-	$1,027,781	$1,027,781

Note 11– COMMITMENTS & CONTINGENCIES

The Company leases facilities under operating leases, which expire on different dates For the years ended December 31, 2009 and 2008, rent expense was $ 362,320 and $ 334,705.  Future payments under these leases are as follows:  2010 - $75,280; 2011 - $65,925; 2012 - $65,925; 2013 - $46,979.

Note 12 – STATUTORY RESERVE

In accordance with the laws and regulations of the PRC, a wholly-owned Foreign Invested Enterprises income, after the payment of the PRC income taxes, shall be allocated to the statutory surplus reserves and statutory public welfare fund. Prior to January 1, 2006 the proportion of allocation for reserve was 10 percent of the profit after tax to the surplus reserve fund and additional 5-10 percent to the public affair fund. The public welfare fund reserve was limited to 50 percent of the registered capital.  Effective January 1, 2006, there is now only one fund requirement. The reserve should be 10 percent of income after tax, not to exceed 50 percent of registered capital. Statutory Reserve funds are restricted for set off against losses, expansion of production and operation or increase in register capital of the respective company. Statutory public welfare fund is restricted to the capital expenditures for the collective welfare of employees. These reserves are not transferable to the Company in the form of cash dividends, loans or advances. These reserves are therefore not available for distribution except in liquidation. As of December 31, 2009 and 2008, the Company had allocated $ 1,051,089 and $ 665,852, to these non-distributable reserve funds.

RONGFU AQUACULTURE, INC
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2009

Note 13- OTHER COMPREHENSIVE INCOME

Balances of related after-tax components comprising accumulated other comprehensive income, included in stockholders’ equity, at December 31, 2009 and 2008, are as follows:
	Foreign Currency Translation Adjustment	Accumulated Other Comprehensive Income
Balance at December 31, 2008	$861,166	$861,166
Change for 2009	5,533	5,533
Balance at December 31, 2009	$866,699	$866,699

Note 14- SUBSEQUENT EVERNTS

The Company evaluated subsequent events through the time of filing this registration statement for items affecting the two-year period ended December 31, 2009 and 2008.

On January 5, 2010, the Company entered into a Securities Purchase Agreement to sell to investors: (1)124,113 shares of its common stock; (2) Series A common stock purchase warrants to purchase 124,113 shares of the Company’s common stock with an exercise of $3.53 per share; and(3) Series B common stock purchase warrants to purchase 124,113 shares of the Company’s common stock at an exercise price of $4.23 per share.  The Company received gross proceeds of  $ 350,000 from the sale of securities pursuant to this agreement.

On January 12, 2010, the Company entered  into a Securities Purchase Agreement to sell to investors: (1)70,922 shares of its common stock; (2) Series A common stock purchase warrants to purchase 70,922 shares of the Company’s common stock with an exercise of $3.53 per share; and(3) Series B common stock purchase warrants to purchase 70,922 shares of the Company’s common stock at an, exercise price of $4.23 per share. The company received gross proceeds of $ 200,000 from the sale of securities pursuant to this this agreement.

On January 21, 2010, the Company entered into a Securities Purchase Agreement to sell to investors: (1)35,461 shares of its common stock; (2) Series A common stock purchase warrants to purchase 35,461 shares of the Company’s common stock with an exercise of $3.53 per share; and (3) Series B common stock purchase warrants to purchase 35,461 shares of the Company’s common stock at an exercise price of $4.23 per share.  The Company received gross proceeds of  $ 100,000 from the sale of securities pursuant this agreement.

Dealer Prospectus Delivery Obligation

Until ___________ , all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

Part II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.  Other Expenses of Issuance and Distribution.

The expenses payable by us in connection with this offering are as follows:

Amount
Securities and Exchange Commission Registration fee		$1,886
Accountants’ fees and expenses	$		*
Legal fees and expenses	$		*
Blue Sky fees and expenses	$		*
Transfer Agent’s fees and expenses	$		*
Total Expenses	$		*

* To be included by amendment.

All expenses are estimated except for the Securities and Exchange Commission fee. None of the expenses from the offering will be borne by the selling stockholders.

Item 14.  Indemnification of Directors and Officers.

Nevada law allows us to indemnify our directors, officers, employees, and agents, under certain circumstances, against attorney's fees and other expenses incurred by them in any litigation to which they become a party arising from their association with or activities on our behalf, and under certain circumstances to advance the expenses of such litigation upon securing their promise to repay us if it is ultimately determined that indemnification will not be allowed to an individual in that litigation.

Our By-laws provide that we will indemnify our directors and officers to the fullest extent not prohibited by Nevada law; provided, however, that we may modify the extent of such indemnification by individual contracts with our directors and officers; and, provided, further, that we shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless:

1.	such indemnification is expressly required to be made by law;

2.	the proceeding was authorized by our Board of Directors;

3.	such indemnification is provided by us, in our sole discretion, pursuant to the powers vested us under Nevada law; or;

4.	such indemnification is required to be made pursuant to the bylaws.

Our By-laws provide that we will advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the Company, or is or was serving at the request of the Company as a director or executive officer of another company, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said amounts if it should be determined ultimately that such person is not entitled to be indemnified under our bylaws or otherwise.

Our By-laws provide that no advance shall be made by us to an officer of the company, except by reason of the fact that such officer is or was a director of the company in which event this paragraph shall not apply, in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (b) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the company.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons, pursuant to the foregoing provisions or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 15.  Recent Sales of Unregistered Securities.

On March 29, 2010, we consummated a Share Exchange Agreement with Rongfu and 9 stockholders and warrantholders of Rongfu (the “Rongfu Stockholders”) (the “Share Exchange Agreement”).  Pursuant to the Share Exchange Agreement, the Rongfu Stockholders transferred 100% of the outstanding shares of common stock and 100% of the warrants to purchase shares of common stock of Rongfu held by them, in exchange for an aggregate of  18,623,889 and warrants to purchase an aggregate of 666,666 shares of our Common Stock. The shares of our Common Stock and warrants to purchase our Common Stock were issued in accordance with a safe harbor from the registration requirements of the Securities Act under Regulation S thereunder because they were issued to investors who were not U.S. Persons and the sale occurred outside of the U.S. or were issued pursuant to an exemption from the registration requirements of the Securities Act under Section 4(2) by virtue of compliance with the provisions of Regulation D under the Securities Act because all of the persons acquiring the securities were accredited investors and the securities were not offered or sold by means of general advertising or other general solicitation and a Form D pertaining to such transaction was filed with the Commission.

On March 29, 2010 we consummated the sale to 18 investors of an aggregate of (a) 2,768,721 shares of our Series A Stock, (b) five year Series A Warrants to purchase an aggregate of 1,730,451 shares of our Common Stock for $3.47 per share and (c) five year Series B Warrants to purchase an aggregate of 1,730,451 shares of our Common Stock for $4.17 per share, for an aggregate purchase price of $7.7 million.

The shares of Series A Stock, Series A Warrants and Series B Warrants were either issued in accordance with a safe harbor from the registration requirements of the Securities Act under Regulation S thereunder because they were purchased by  investors who were not U.S. Persons and the sale occurred outside of the U.S. or an exemption from the registration requirements of the Securities Act under Section 4(2) by virtue of compliance with the provisions of Regulation D under the Securities Act because all of the investors were accredited investors, the securities were not offered sold by means of general advertising or other general solicitation and a Form D pertaining to such offering was filed with the Commission.

In March 2008 we issued an aggregate of 2,150,000 shares of common stock to approximately 40 persons, none of whom was a U.S. Person in a transaction occurring outside of the U.S.. These shares were issued pursuant to Regulation S of the Securities Act at a price of $0.02 per share, for total proceeds of $31,000.

Item 16.	Exhibits and Financial Statement Schedules.

(a)	Exhibits.

The exhibits to the registration statement are listed in the Exhibit Index to this registration statement and are incorporated herein by reference.

Item 17.	Undertakings.

The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)         To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering;

(4)          Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in this registration statement, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(5)           For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Guangzhou, PRC on this 5th day of October, 2010.

RONGFU AQUACULTURE, INC.

By:	/s/ Kelvin Chan
Chief Executive Officer (Principal Executive Officer) and Director

Pursuant to the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates indicated.

Name and Title	Date

/s/ Kelvin Chan	October 5, 2010

Kelvin Chan
Chief Executive Officer and Director
(Principal Executive Officer)

/s/ Chen Zhisheng	October 5, 2010

Chen Zhisheng, Director

/s/ Keith Hor
Keith Hor, Chief Financial Officer
(Principal Financial and Accounting Officer)	October 5, 2010

Exhibit Index

Number	Description

2.1
Share Exchange Agreement by and among Granto, Inc., Rongfu Aquaculture, Inc., the Rongfu Stockholders and Janet Gargiulo, dated March 29, 2010. Incorporated by reference to Exhibit 2.1 to our Current Report on Form 8-K filed with the Commission on March 31, 2010 (the March 2010 8-K”).

3.1	Articles of Incorporation of the Company. Incorporated by reference to Exhibit 3.1 to our Registration Statement on Form S-1 (File No. 333-150388)(the “2008 S-1”).

3.2	By-laws of the Company. Incorporated by reference to Exhibit 3.2 to the 2008 S-1.

3.3	Certificate of Designations, Preferences and Rights of Series A Preferred Stock of the Company. Incorporated by reference to Exhibit 3.1 to the March 2010 8-K.

4.1	Series A Preferred Stock Purchase Agreement between the Company and certain investors, dated March 29, 2010. Incorporated by reference to Exhibit 4.1 to the March 2010 8-K.
4.2	Form of Class A Warrant of the Company issued on March 29, 2010 pursuant to Series A Preferred Stock Purchase Agreement. Incorporated by reference to Exhibit 4.2 to the March 2010 8-K.
4.3	Form of Class B Warrant of the Company issued on March 29, 2010 pursuant to Series A Preferred Stock Purchase Agreement. Incorporated by reference to Exhibit 4.3 to the March 2010 8-K.
4.4	Escrow Agreement between the Company, certain officers of the Company and The Crone Law Group, dated March 29, 2010. Incorporated by reference to Exhibit 4.4 to the March 2010 8-K.
4.5	Form of Class C Warrant issued on March 29, 2010 pursuant to Share Exchange Agreement. Incorporated by reference to Exhibit 4.5 to the March 2010 8-K.
4.6	Form of Class D Warrant issued on March 29, 2010 pursuant to Share Exchange Agreement. Incorporated by reference to Exhibit 4.6 to the March 2010 8-K.
4.7	Specimen of Common Stock certificate**
5.1	Opinion of Guzov Ofsink, LLC.***
10.1
Form of Call Option Agreement between Kelvin Chan and various call optionees, dated as December 29, 2009 and Amendment No. 1 thereto dated March 29, 2010. Incorporated by reference to Exhibit 10.1 to the March 2010 8-K.

10.2	Memorandum between Zhisheng Chen and Nanhai Ke Da Heng Sheng dated December 2009. Incorporated by reference to Exhibit 10.2 to the March 2010 8-K.
10.3
Technological Cooperation Agreement Regarding the Propogation of Fish Fry of Nile Tilapia between Nanhai Ke Da Heng Sheng and Sifa Li dated December 18, 2009. Incorporated by reference to Exhibit 10.3 to the March 2010 8-K.

10.4	Entrusted Management Agreement dated December 26, 2009 among Chen Zhisheng, Nanhai Ke Da Heng Sheng and Guangzhou Flourishing. Incorporated by reference to Exhibit 10.4 to the March 2010 8-K.
10.5	Exclusive Option Agreement dated December 26, 2009 among Chen Zhisheng, Nanhai Ke Da Heng Sheng and Guangzhou Flourishing. Incorporated by reference to Exhibit 10.5 to the March 2010 8-K.
10.6	Shareholder’s Voting Proxy Agreement between Chen Zhisheng and Guangzhou Flourishing. Incorporated by reference to Exhibit 10.6 to the March 2010 8-K.
10.7	Shares Pledge Agreement between Chen Zhisheng, Nanhai Ke Da Heng Sheng and Guangzhou Flourishing. Incorporated by reference to Exhibit 10.7 to the March 2010 8-K.
10.8	Call Option Agreement between Kelvin Chan and Chen Zhisheng dated as of December 29, 2009 and Amendment No.1 thereto dated March 29, 2010.***
10.9	Call Option Agreement between Kelvin Chan and Chen Pan Haicheng dated as of December 29, 2009 and Amendment No.1 thereto dated March 29, 2010.***
10.10	Call Option Agreement between Kelvin Chan and Zhao Ping dated as of December 29, 2009 and Amendment No.1 thereto dated March 29, 2010.***

10.11	Call Option Agreement between Kelvin Chan and Zheng Songkui dated as of December 29, 2009 and Amendment No.1 thereto dated March 29, 2010.***
10.12	Pledge and Loan Agreement dated January 14, 2009 among Foshan Nanhai Ke Da Heng Sheng Aquatic Co. Ltd., Foshan Nanhai Agricultural Credit Union-Danzao Branch and Zheng Yan Chang.*
10.13	Pledge and Loan Agreement dated January 13, 2009 among Foshan Nanhai Ke Da Heng Sheng Aquatic Co. Ltd., Foshan Nanhai Agricultural Credit Union-Danzao Branch and Zheng Yan Chang.*
10.14	Description of oral contract between Ke Da Heng Sheng Fish Food Factory and the Company’s PRC operating subsidiaries.*
15.1	Letter from Acquavella, Chiarelli, Shuster, Berkower & Co., LLP re unaudited interim financial information.*

16.1
Letter of Maddox Ungar Silberstein, PLLC to the Commission dated April 15, 2010. Incorporated by reference to Exhibit 16.1 to our Current Report on Form 8-K filed with the Commission on April 19, 2010.

21.1	List of Subsidiaries**

23.1	Consent of Acquavella, Chiarelli, Shuster, Berkower & Co., LLP *

23.2	Consent of Guzov Ofsink LLC (contained in Exhibit 5.1)***

23.3	Consent of Global Law Office*

*Filed herewith

** Filed on May 12, 2010 as part of the initial filing of this registration statement.

***Filed on August 13, 2010 as part of Amendment No.1 to this registration statement